Exhibit 10.7D

Execution Version

THIRD AMENDED AND RESTATED CREDIT AGREEMENT

among

SBA SENIOR FINANCE II LLC,

as the Borrower,

The Several Lenders from Time to Time Parties Hereto,

TORONTO DOMINION (TEXAS) LLC,

as Administrative Agent,

Dated as of January 25, 2024

TD SECURITIES (USA) LLC and MIZUHO BANK, LTD.,

as Joint Lead Arrangers,

TD SECURITIES (USA) LLC, MIZUHO BANK, LTD., BARCLAYS BANK PLC,

CITIGROUP GLOBAL MARKETS INC., GOLDMAN SACHS BANK USA,

JPMORGAN CHASE BANK, N.A. and WELLS FARGO SECURITIES, LLC,

as Joint Bookrunners,

BARCLAYS BANK PLC, CITIGROUP GLOBAL MARKETS INC., GOLDMAN

SACHS BANK USA, JPMORGAN CHASE BANK, N.A. and WELLS FARGO

SECURITIES, LLC,

as Co-Documentation Agents,

and

TD SECURITIES (USA) LLC,

as Sustainability Structuring Agent

i

SCHEDULES:

1.3	Sustainability Table
2.1	Commitments
3.1	Existing Letters of Credit
4.15(a)	Subsidiaries
4.15(b)	Agreements Affecting Capital Stock of Subsidiaries
4.19	UCC Filing Jurisdictions
7.2(d)	Existing Indebtedness
7.2(e)	Seller Subordination Terms
7.3(f)	Existing Liens
7.5	Scheduled Dispositions

EXHIBITS:

A	Form of Guarantee and Collateral Agreement
B	Form of Compliance Certificate
C	Form of Closing Certificate
D	Form of Assignment and Acceptance
E-1	Form of Legal Opinion of Kirkland & Ellis LLP
E-2	Form of Legal Opinion of Greenberg Traurig, P.A.
F-1	Form of Revolving Credit Note
F-2	Form of Term Note
G	Form of Exemption Certificate
H	[Reserved]
I	Form of Letter of Credit Request
J-1	Form of Borrowing Notice (Revolving Credit Loans)
J-2	Form of Borrowing Notice (Term Loans)
K	Form of New Lender Supplement
L	Form of Revolving Credit Commitment Increase Supplement
M	Form of Pricing Certificate

v

THIRD AMENDED AND RESTATED CREDIT AGREEMENT, dated as of January 25, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, this “Agreement”), among SBA SENIOR FINANCE II LLC, a Florida limited liability company (the “Borrower”), the several banks and other financial institutions or entities from time to time parties to this Agreement (the “Lenders”), and TORONTO DOMINION (TEXAS) LLC, as administrative agent (in such capacity, the “Administrative Agent”).

W I T N E S S E T H:

WHEREAS, the Borrower, the Administrative Agent and the Lenders (as defined in the Existing Credit Agreement) are parties to the Second Amended and Restated Credit Agreement, dated as of February 7, 2014 (as in effect immediately prior to the Effective Date, the “Existing Credit Agreement”);

WHEREAS, the parties hereto have agreed to amend and restate the Existing Credit Agreement in full, effective upon satisfaction of certain conditions precedent set forth herein.

NOW, THEREFORE, in consideration of the premises and the agreements hereinafter set forth and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree that on the Effective Date (as defined below), the Existing Credit Agreement shall be amended and restated in its entirety as follows:

SECTION 1. DEFINITIONS

1.1. Defined Terms. As used in this Agreement, the terms listed in this Section 1.1 shall have the respective meanings set forth in this Section 1.1.

“ABR Term SOFR Determination Day”: as defined in the definition of “Term SOFR”.

“Acceptable Intercreditor Agreement”: an intercreditor agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

“Acceptable Tenant”: any Person that (a) has a contract with the Borrower or any of its Subsidiaries to locate wireless transmission antennae on a Tower and (b) either (i) is set forth on a list provided to the Administrative Agent prior to the Effective Date (including, for the avoidance of doubt, under the Existing Credit Agreement) or (ii) has been approved in writing by the Administrative Agent (such approval not to be unreasonably withheld or delayed).

“Additional Securitization Arrangements”: the collective reference to the transactions and agreements pursuant to which one or more domestic Excluded Subsidiaries owning Towers are converted to special purpose entities or Towers currently owned or subsequently acquired or built by such Excluded Subsidiaries are sold or otherwise transferred to special purpose entities, and pursuant to which certificates or evidences of Indebtedness are issued to third party investors backed by the cash flows and asset value of such Towers, and all transactions related thereto.

“Additional Securitization Subsidiaries”: the collective reference to the Excluded Subsidiaries that are subject to the Additional Securitization Arrangements.

“Adjusted Daily Simple RFR”: for any day (an “RFR Rate Day”), a rate per annum equal to, for any Obligations, interest, fees, commissions or other floating rate amounts denominated in, or calculated with respect to Sterling, the greater of (i) SONIA for the day (such day, a “Sterling RFR Determination Day”) that is five RFR Business Days prior to (I) if such RFR Rate Day is an RFR Business Day, such RFR Rate Day or (II) if such RFR Rate Day is not an RFR Business Day, the RFR Business Day immediately preceding such RFR Rate Day, in each case, as such SONIA is published by the SONIA Administrator on the SONIA Administrator’s Website; provided that if by 5:00 p.m. (London time) on the second RFR Business Day immediately following any Sterling RFR Determination Day, SONIA in respect of such Sterling RFR Determination Day has not been published on the SONIA Administrator’s Website and a Benchmark Replacement Date with respect to the Adjusted Daily Simple RFR for Sterling has not occurred, then SONIA for such Sterling RFR Determination Day will be SONIA as published in respect of the first preceding RFR Business Day for which such SONIA was published on the SONIA Administrator’s Website; provided further that SONIA as determined pursuant to this proviso shall be utilized for purposes of calculation of Adjusted Daily Simple RFR for no more than three consecutive RFR Rate Days and (ii) the Floor.

Any change in Adjusted Daily Simple RFR due to a change in the applicable RFR shall be effective from and including the effective date of such change in the RFR without notice to the Borrower.

“Adjusted Term SOFR”: for purposes of any calculation and subject to the provisions of Section 2.27(a), the rate per annum equal to Term SOFR for such calculation; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Adjustment Date”: in respect of each fiscal period shall be the date on which financial statements are delivered to the Lenders pursuant to Section 6.1 (but in any event not later than the (x) 45th day after the end of each of the first three quarterly periods of each fiscal year, (y) 90th day after the end of each fiscal year with respect to the unaudited financial statements so delivered and (z) 90th day after the end of each fiscal year with respect to the audited financial statements so delivered, as the case may be). For the avoidance of doubt, with respect to the fourth fiscal quarter of each year, the unaudited financial statements shall control for purposes of determining the Pricing Ratio until the date the audited annual financial statements are required to be delivered pursuant to Section 6.1(a), after which, such audited annual financial statements shall control.

“Administrative Agent”: as defined in the preamble hereto.

“Affected Financial Institution”: (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate”: as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person, whether by contract or otherwise.

“Affiliated Lender Assignment and Assumption”: an assignment and assumption entered into by a Lender and a Purchasing Borrower Party (with the consent of any party whose consent is required by Section 10.6), and accepted by the Administrative Agent, in a form approved by the Administrative Agent.

“Agents”: the collective reference to the Joint Lead Arrangers, the Bookrunners, the Co-Documentation Agents, the Administrative Agent and the agents, arrangers, bookrunners or other holders of titles conferred in connection with Incremental Term Loan Amendments, Extension Offers, Refinancing Facility Agreements or other amendments hereto.

“Aggregate Exposure”: with respect to any Lender at any time, an amount equal to the sum of (a) the aggregate then unpaid principal amount of such Lender’s Term Loans and (b) the amount of such Lender’s Revolving Credit Commitment then in effect or, if the Revolving Credit Commitments have been terminated, the amount of such Lender’s Revolving Extensions of Credit then outstanding.

“Aggregate Exposure Percentage”: with respect to any Lender at any time, the ratio (expressed as a percentage) of such Lender’s Aggregate Exposure at such time to the Aggregate Exposure of all Lenders at such time.

“Agreed Currencies”: Dollars and each Alternative Currency.

“Agreement”: this Third Amended and Restated Credit Agreement referred to in the preamble hereto, as restated, amended, supplemented or otherwise modified from time to time.

“Alternative Currencies”: Australian Dollars, Canadian Dollars, Euro, Pound Sterling and Yen and each other currency (other than Dollars) that is approved in accordance with Section 2.25.

“Alternative Currency Sublimit”: $1,750,000,000.

“Ancillary Document” as defined in Section 10.8.

“Annualized Borrower EBITDA”: for any fiscal quarter, (x) the sum (without duplication) of (a) the Consolidated Adjusted EBITDA for such quarter, plus (b) the actual amount of selling, general and administrative expenses attributable to only the Parent, Holdings or SBA Senior Finance actually incurred, without duplication, during such quarter and related to the activities of only the Parent, Holdings or SBA Senior Finance which were included in the determination of the items specified in clause (a) above, in each case determined on a pro forma basis after giving effect to all acquisitions or dispositions of assets made by the Borrower and its Subsidiaries from the beginning of such quarter through and including the date on which Annualized Borrower EBITDA is determined (including any related financing transactions) as if such acquisitions and dispositions had occurred at the beginning of such quarter, multiplied by (y) four. For purposes of making the computation referred to above, (A) acquisitions that have been made by the Borrower or any of its Subsidiaries, including through mergers or consolidations and including any related financing transactions, during such quarter or subsequent to such quarter and on or prior to such date of determination shall be deemed to have occurred on the first day of such quarter and (B) the Consolidated Adjusted EBITDA attributable to Excluded Subsidiaries (other than (i) the Annualized Borrower EBITDA attributable to the Specified Foreign Subsidiaries and (ii) the Consolidated Adjusted EBITDA attributable to the Securitization Manager or any Person acting in a capacity analogous to the Securitization Manager pursuant to any Additional Securitization Arrangements so long as such Person is a subsidiary of the Borrower), to discontinued operations, as determined in accordance with GAAP, and to operations or businesses disposed of prior to such date of determination, shall be deducted from Consolidated Adjusted EBITDA for such quarter.

“Annualized Cash Interest Expense”: for any fiscal quarter, (x) the total cash interest expense of the Borrower and its Subsidiaries for such quarter with respect to all outstanding Indebtedness of the Borrower and its Subsidiaries (in each case, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing in accordance with GAAP) minus cash interest income of the Borrower and its Subsidiaries (but, with respect to its Foreign Subsidiaries, only to the extent such cash or Cash Equivalents are capable of repatriation at the time of such calculation) earned during such period, multiplied by (y) four.

“Anti-Corruption Laws”: all laws, rules, and regulations of any jurisdiction applicable to the Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

“Applicable Margin”: (a) with respect to Initial Term Loans, (i) 1.0% in the case of Base Rate Loans and (ii) 2.0% in the case of Eurodollar Loans and (b) with respect to Revolving Credit Loans, (i) from the Effective Date until (but not including) the first Adjustment Date occurring after the Effective Date, the percentages per annum set forth in Level I in the below pricing grid (the “Pricing Grid”), and (ii) on and after such first Adjustment Date, the percentages per annum set forth in the Pricing Grid based on the Pricing Ratio:

PRICING GRID FOR REVOLVING FACILITY

Level	Pricing Ratio	Revolving Credit Loans Margin
		Eurodollar Loans (other than Term SOFR Loans)	Term SOFR Loans	Base Rate Loans
Level I	< 3.0x	1.125%	1.125%	0.125%
Level II	> 3.0x and < 3.5x	1.250%	1.250%	0.250%
Level III	> 3.5x	1.500%	1.500%	0.500%

Level	Pricing Ratio	Commitment Fee Rate
Level I	< 3.5x	0.15%
Level II	> 3.5x and < 4.0x	0.20%
Level III	> 4.0x	0.25%

Changes in the Applicable Margin or Commitment Fee Rate resulting from changes in the Pricing Ratio shall become effective on each Adjustment Date, and any such change shall remain in effect until the next Adjustment Date. If any financial statements referred to in the definition of Adjustment Date are not delivered within the time periods specified in such definition (including the annual financial statements regardless of whether quarterly financial statements have been delivered), then, until such financial statements are delivered, the highest rate set forth in each column of the Pricing Grid shall apply. In addition, at all times while an Event of Default shall have occurred and be continuing, the highest rate set forth in each column of the Pricing Grid shall apply. Each determination of the Pricing Ratio pursuant hereto shall be made with respect to the fiscal quarter of the Borrower ending at the end of the period covered by the relevant audited or unaudited financial statements.

It is hereby understood and agreed that the Applicable Margin applicable to Revolving Credit Commitments and Revolving Credit Loans (but not any Term Loans) shall be adjusted from time to time based upon the Sustainability Margin Adjustment and the Sustainability Commitment Fee Adjustment (to be calculated and applied as set forth in Section 1.3).

“Application”: an application, in such form as the Issuing Lender may specify from time to time, including a Letter of Credit Request substantially in the form of Exhibit I, requesting the Issuing Lender to open a Letter of Credit.

“Asset Sale”: any Disposition of Property or series of related Dispositions of Property (excluding any such Disposition permitted by clauses (a), (b), (c), (d), (e), (f), (h), (i), (j), (k) or (l) of Section 7.5 and any Excluded Disposition) which yields gross proceeds to the Borrower or any of its Subsidiaries (valued at the initial principal amount thereof in the case of non-cash proceeds consisting of notes or other debt securities and valued at fair market value (as determined by the Borrower in good faith) in the case of other non-cash proceeds) in excess of the greater of $135,000,000 and 15% of Annualized Borrower EBITDA determined for the most recent fiscal quarter ended for which financial statements have been or are required to be delivered pursuant to Section 6.1 (it being understood that unaudited financial statements for the fourth fiscal quarter shall be disregarded for purposes hereof) whether in a single transaction or a series of related transactions.

“Assignee”: as defined in Section 10.6(c).

“Assignment and Acceptance”: an Assignment and Acceptance, substantially in the form of Exhibit D.

“Assignor”: as defined in Section 10.6(c).

“Attributable Debt”: as to any sale and leaseback transaction, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

“Auction”: an auction pursuant to which a Purchasing Borrower Party offers to purchase Term Loans in accordance with a customary auction process conducted on terms to be agreed between the parties participating in such Auction and otherwise in accordance with Section 10.6(h).

“Auction Purchase Offer”: an offer by a Purchasing Borrower Party to purchase Term Loans of one or more Classes pursuant to an auction process conducted on terms to be agreed between the parties participating in such Auction and otherwise in accordance with Section 10.6(h).

“Australian Dollars”: the lawful currency of the Commonwealth of Australia.

“Available Revolving Credit Commitment”: as to any Lender at any time, an amount equal to the excess, if any, of (a) such Lender’s Revolving Credit Commitment then in effect over (b) such Lender’s Revolving Extensions of Credit then outstanding.

“Available Tenor”: as of any date of determination and with respect to the then-current Benchmark for any Agreed Currency, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an Interest Period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 2.27(d) but not reinstated pursuant to the provisions thereof.

“Bail-In Action”: the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation”: (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Base Rate”: for any day, a rate per annum (rounded upwards, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the Prime Rate in effect on such day, (b) the NYFRB Rate in effect on such day plus 1⁄2 of 1% and (c) the Adjusted Term SOFR on such day (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in dollars with a maturity of one month plus 1%; provided that, if any such rate shall be less than zero, such rate shall be deemed to be zero. For purposes hereof: “Prime Rate” shall mean the rate publicly quoted from time to time by The Wall Street Journal as the “prime rate” (or, if The Wall Street Journal ceases quoting a prime rate, the highest per annum rate of interest published from time to time by the Federal Reserve Board in Federal Reserve statistical release H.15 (519) entitled “Selected Interest Rates” as the bank prime loan rate or its equivalent). Any change in the Base Rate due to a change in the Prime Rate or the NYFRB Rate shall be effective as of the opening of business on the effective day of such change in the Prime Rate or the NYFRB Rate, respectively.

“Base Rate Loans”: Loans for which the applicable rate of interest is based upon the Base Rate.

“BBSY”: with respect to Australian Dollars (i) the rate of interest per annum equal to the per annum rate of interest which appears as “BID” on the page designated as “BBSY” on the Reuters Monitor System (or such other comparable page as may, in the reasonable opinion of the Administrative Agent, replace such BBSY page on such system for the purpose of displaying the bank bill swap rates) with maturities comparable to such Interest Period (the “BBSY Screen Rate”) at approximately 10:30 am (Sydney, Australia time) on the first day of such Interest Period or (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent as the average of the buying rates quoted to Toronto Dominion’s London branch at or around 10:30 am (Sydney, Australia time) on the first day of such Interest Period for bills of exchange accepted by leading Australian banks which have a tenor equal to such Interest Period, provided that, if such “BID” page or such comparable page shall be less than zero, such rate shall be deemed to be zero.

“Benchmark”: initially, with respect to any (a) Obligations, interest, fees, commissions or other amounts denominated in, or calculated at a floating rate with respect to, Dollars, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or then-current Benchmark for Dollars, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.27(a), (b) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Sterling, the Adjusted Daily Simple RFR; provided that if a Benchmark Transition Event has occurred with respect to such Adjusted Daily Simple RFR or the then-current Benchmark for such Agreed Currency, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.27(a) and (c) Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Australian Dollars, Canadian Dollars, Euros or Yen, BBSY, CORRA, EURIBOR or TIBOR, respectively; provided that if a Benchmark Transition Event has occurred with respect to BBSY, CORRA, EURIBOR or TIBOR, as applicable, or the then-current Benchmark for such Agreed Currency, then “Benchmark” means, with respect to such Obligations, interest, fees, commissions or other amounts, the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 2.27(a).

“Benchmark Replacement”: with respect to any Benchmark Transition Event for any then-current Benchmark, the sum of: (i) the alternate benchmark rate denominated in the applicable Agreed Currency that has been selected by the Administrative Agent and the Borrower as the replacement for such Benchmark in the same Agreed Currency giving due consideration to (A) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (B) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement for such Benchmark for syndicated credit facilities denominated in the applicable Agreed Currency at such time and (ii) the related Benchmark Replacement Adjustment.

If the Benchmark Replacement would be less than the Floor, the Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment”: with respect to any replacement of any then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for syndicated credit facilities denominated in the applicable Agreed Currency at such time.

“Benchmark Replacement Date”: a date and time determined by the Administrative Agent, which date shall be no later than the earliest to occur of the following events with respect to the then-current Benchmark for any Agreed Currency:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event”, the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event”, the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event”: with respect to the then-current Benchmark for any Agreed Currency, the occurrence of one or more of the following events with respect to such Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, the central bank for the Agreed Currency applicable to such Benchmark, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period”: with respect to any then-current Benchmark for any Agreed Currency, the period (if any) (a) beginning at the time that a Benchmark Replacement Date with respect to such Benchmark has occurred if, at such time, no Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.27 and (b) ending at the time that a Benchmark Replacement has replaced such Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 2.27.

“Benefit Plan”: any of (a) an “employee benefit plan” (as defined in ERISA) that is subject to Title I of ERISA, (b) a “plan” as defined in Section 4975 of the Code or (c) any Person whose assets include (for purposes of ERISA Section 3(42) or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) the assets of any such “employee benefit plan” or “plan.”

“Benefitted Lender”: as defined in Section 10.7.

“BHC Act Affiliate”: of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Board”: the Board of Governors of the Federal Reserve System of the United States (or any successor).

“Bookrunners”: TD Securities (USA) LLC, Mizuho Bank, Ltd., Barclays Bank PLC, Citigroup Global Markets Inc., Goldman Sachs Bank USA, JPMorgan Chase Bank, N.A. and Wells Fargo Securities, LLC.

“Borrower”: as defined in the preamble hereto.

“Borrower Materials”: as defined in Section 6.2.

“Borrowers”: the collective reference to the Borrower and each Foreign Subsidiary Borrower.

“Borrowing Date”: any Business Day specified by the Borrower as a date on which the Borrower requests the relevant Lenders to make Loans hereunder.

“Borrowing Notice”: (i) with respect to any request for borrowing of Revolving Credit Loans hereunder, a notice from the Borrower, substantially in the form of, and containing the information prescribed by, Exhibit J-1, delivered to the Administrative Agent and (ii) with respect to any request for borrowing of Term Loans hereunder, a notice from the Borrower, substantially in the form of, and containing the information prescribed by, Exhibit J-2, delivered to the Administrative Agent.

“Business Day”: a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided that (a) if such notice or determination relates to any Eurodollar Loan denominated in an Alternative Currency, the term “Business Day” shall also exclude any day on which banks are not open for dealings in the applicable Alternative Currency in the principal financial center of such Alternative Currency (including, for the avoidance of doubt, with respect to Loans denominated in Pound Sterling, any day that is not an RFR Business Day), (b) when used in connection with a Eurodollar Loan denominated in Euro, the term “Business Day” shall also exclude any day which is not also a TARGET Day and (c) when used in connection with a Eurodollar Loan denominated in Dollars, the term “Business Day” shall also exclude any day that is not a U.S. Government Securities Business Day.

“Calculation Date”: the last Business Day of each calendar quarter (or any other day selected by the Administrative Agent in its reasonable discretion); provided that (a) the Specified Time for, or the second Business Day preceding (or such other Business Day as the Administrative Agent shall deem applicable with respect to any Alternative Currency in accordance with rate-setting convention for such currency), (i) each Borrowing Date with respect to any Revolving Credit Loan denominated in any Alternative Currency or (ii) any date on which a Revolving Credit Loan denominated in an Alternative Currency is continued shall also be a “Calculation Date” and (b) each Borrowing Date with respect to any other Revolving Credit Loan denominated in an Alternative Currency shall also be a “Calculation Date”.

“Canadian Dollar”: the lawful money of Canada.

“Capital Lease Obligations”: as to any Person, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and, for the purposes of this Agreement, the amount of such obligations at any time shall be the capitalized amount thereof at such time determined in accordance with GAAP; provided that any change in GAAP after December 15, 2018 that would require lease obligations that would have been characterized and accounted for as operating leases in accordance with GAAP as in effect on December 15, 2018 to be characterized and accounted for as Capital Lease Obligations shall be disregarded for purposes hereof.

“Capital Stock”: any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all equivalent ownership interests in a Person (other than a corporation) and any and all warrants, rights or options to purchase any of the foregoing, but excluding any debt securities convertible into any of the foregoing.

“Cash Equivalents”: (a) marketable direct obligations issued by, or unconditionally guaranteed by, the United States Government or issued by any agency thereof and backed by the full faith and credit of the United States, in each case maturing within one year from the date of acquisition; (b) certificates of deposit, time deposits, money market deposits, eurodollar time deposits or overnight bank deposits having maturities of six months or less from the date of acquisition issued by any commercial bank that (i) is a Lender or (ii) (A) is organized under the laws of the United States of America, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development or is the principal banking Subsidiary of a bank holding company organized under the laws of the United States, any state thereof, the District of Columbia or any member nation of the Organization for Economic Cooperation and Development, and is a member of the Federal Reserve System, and (B) has combined capital and surplus of not less than $500,000,000; (c) commercial paper of an issuer rated at least A-2 by Standard & Poor’s Ratings Services (“S&P”) or P-2 by Moody’s Investors Service, Inc. (“Moody’s”), or carrying an equivalent rating by a nationally recognized rating agency, if both of the two named rating agencies cease publishing ratings of commercial paper issuers generally, and maturing within six months from the date of acquisition; (d) repurchase obligations of any Lender or of any commercial bank satisfying the requirements of clause (b) of this definition, having a term of not more than 30 days with respect to securities issued or fully guaranteed or insured by the United States government; (e) securities with maturities of one year or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory or by any foreign government, the securities of which state, commonwealth, territory, political subdivision, taxing authority or foreign government (as the case may be) are rated at least A by S&P or A by Moody’s;

(f) securities with maturities of six months or less from the date of acquisition backed by standby letters of credit issued by any Lender or any commercial bank satisfying the requirements of clause (b) of this definition; or (g) shares of money market mutual or similar funds which invest exclusively in assets satisfying the requirements of clauses (a) through (f) of this definition.

“Class”: when used in reference to (a) any Loan or borrowing hereunder, refers to whether such Loan, or the Loans comprising such borrowing, are Revolving Credit Loans, Term Loans, Incremental Term Loans or Initial Term Loans, (b) any Commitment, refers to whether such Commitment is a Revolving Credit Commitment, Term Commitment or a Commitment in respect of any Incremental Term Loans and (c) any Lender, refers to whether such Lender has a Loan or Revolving Credit Commitment, a Term Commitment or a Commitment in respect of any Incremental Term Loans or with respect to a particular Class. Incremental Term Loans that have different terms and conditions (together with the Commitments in respect thereof) shall be construed to be in different Classes.

“Code”: the Internal Revenue Code of 1986, as amended from time to time.

“Co-Documentation Agents”: Barclays Bank PLC, Citigroup Global Markets Inc., Goldman Sachs Bank, USA, JPMorgan Chase Bank, N.A. and Wells Fargo Securities, LLC.

“Collateral”: all Property of the Loan Parties, now owned or hereafter acquired, upon which a Lien is purported to be created by any Security Document.

“Commitment”: with respect to any Lender, such Lender’s Revolving Credit Commitment, Term Commitment or other commitment in respect of any Incremental Term Loans or any combination thereof (as the context requires).

“Commitment Fee Rate”: 0.15%, provided, however, that the percentage shall be subject to change in accordance with the Pricing Grid following the first Adjustment Date occurring from and after the Effective Date and the Sustainability Commitment Fee Adjustment from and after the Effective Date.

“Commodity Exchange Act” means the Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

“Commonly Controlled Entity”: an entity, whether or not incorporated, which is under common control with any Loan Party within the meaning of Section 4001 of ERISA or is part of a group that includes any Loan Party and that is treated as a single employer under Section 414 of the Code.

“Communications Act”: the Communications Act of 1934, and any similar or successor federal statute, and the rules and regulations of the FCC thereunder, all as amended and as may be in effect from time to time.

“Compliance Certificate”: a certificate duly executed by a Responsible Officer substantially in the form of Exhibit B.

“Conforming Changes” means, with respect the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate” (if applicable), the definition of “Business Day,” the definition of “Eurocurrency Banking Day,” the definition of “RFR Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 2.16 and other technical, administrative or operational matters) that the Administrative Agent decides, with the consent of the Borrower, may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Administrative Agent, with the consent of the Borrower, decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Consolidated Adjusted EBITDA”: for any period, Consolidated Net Income for such period plus, without duplication, the sum of:

(i) provision for taxes based on income, profits or capital of the Parent and its Subsidiaries (including (x) the Securitization Manager and, if any, the subsidiary acting in a capacity analogous to the Securitization Manager pursuant to any Additional Securitization Arrangements and (y) the Specified Unrestricted Foreign Entities) for such period, including franchise and similar taxes and foreign withholding taxes, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income, plus

(ii) Consolidated Interest Expense of the Parent and its Subsidiaries (including (x) the Securitization Manager and, if any, the subsidiary acting in a capacity analogous to the Securitization Manager pursuant to any Additional Securitization Arrangements and (y) the Specified Unrestricted Foreign Entities) for such period determined in accordance with GAAP, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, amortization of gain or loss from previously settled Hedge Agreements and net payments (if any) pursuant to Hedge Agreements), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus

(iii) all preferred stock dividends paid or accrued in respect of the Parent’s and its Subsidiaries’ preferred stock to Persons other than the Parent or a Wholly Owned Subsidiary of the Parent other than preferred stock dividends paid by the Parent in shares of preferred stock that is not Disqualified Stock to the extent that such dividends were deducted in computing such Consolidated Net Income, plus

(iv) non-recurring acquisition related costs required to be expensed pursuant to the adoption of SFAS 141(R) to the extent that such costs were deducted in computing such Consolidated Net Income, plus

(v) depreciation, accretion, amortization (including amortization of goodwill and other intangibles) and other non-cash expenses, including non-cash compensation and non-cash ground lease expense, losses on early extinguishment of debt (including any premiums paid in connection with the discharge of Indebtedness) and any asset impairment charges (excluding any such non-cash expense to the extent that it represents an accrual of or reserve for cash expenses in any future period) of the Parent and its Subsidiaries (including (x) the Securitization Manager and, if any, the subsidiary acting in a capacity analogous to the Securitization Manager pursuant to any Additional Securitization Arrangements and (y) the Specified Unrestricted Foreign Entities) for such period to the extent that such depreciation, accretion, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, plus

(vi) the amount of pro forma “run-rate” cost savings, cost synergies (excluding, for the avoidance of doubt, revenue synergies), expense reductions, revenue enhancements, operating improvements and similar pro forma adjustments related to transactions (including, without limitation, any acquisition, investment or disposition), initiatives, operational changes and other actions, in each case, that are projected by the Borrower to result from actions that have either been taken or initiated or that are expected to be taken within 24 months of the date of consummation of such acquisition, investment, disposition or other transaction or the initiation of such initiative, operational changes or other action; minus

(vii) non-cash items increasing such Consolidated Net Income for such period (including but not limited to non-cash straight-line leasing revenue, but excluding any such non-cash revenue to the extent that it represents an accrual of cash revenue to be received in any future period), minus

(viii) interest income of the Parent and its Subsidiaries (including (x) the Securitization Manager and, if any, the subsidiary acting in a capacity analogous to the Securitization Manager pursuant to any Additional Securitization Arrangements and (y) the Specified Unrestricted Foreign Entities) for such period, to the extent that any such income was included in computing such Consolidated Net Income, in each case on a consolidated basis and determined in accordance with GAAP.

“Consolidated Interest Expense”: the total interest expense of the Parent and its Subsidiaries (including (x) the Securitization Manager and, if any, the subsidiary acting in a capacity analogous to the Securitization Manager pursuant to any Additional Securitization Arrangements and (y) the Specified Unrestricted Foreign Entities) for such period with respect to all outstanding Indebtedness of the Parent and its Subsidiaries (including (x) the Securitization Manager and, if any, the subsidiary acting in a capacity analogous to the Securitization Manager pursuant to any Additional Securitization Arrangements and (y) the Specified Unrestricted Foreign Entities), including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing and net costs under Hedge Agreements in respect of interest rates to the extent such net costs are allocable to such period in accordance with GAAP.

“Consolidated Net Debt”: at any date, Consolidated Total Debt minus unrestricted cash and Cash Equivalents of the Borrower and its Subsidiaries (but, with respect to its Foreign Subsidiaries, only to the extent such cash or Cash Equivalents are capable of repatriation at the time of such calculation), determined on a consolidated basis in accordance with GAAP.

“Consolidated Net Income”: for any period, the aggregate of the Net Income of the Parent and its Subsidiaries (including (x) the Securitization Manager and, if any, the subsidiary acting in a capacity analogous to the Securitization Manager pursuant to any Additional Securitization Arrangements and (y) the Specified Unrestricted Foreign Entities) for such period, on a consolidated basis, determined in accordance with GAAP; provided that there shall be excluded (a) the Net Income (and net loss) of any Person that is accounted for by the equity method of accounting, except that such Net Income shall be included but only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Subsidiary thereof and (b) the undistributed earnings of any Subsidiary of the Borrower to the extent that the declaration or payment of dividends or similar distributions by such Subsidiary is not at the time permitted by the terms of any Contractual Obligation (other than under any Loan Document) applicable to such Subsidiary.

“Consolidated Total Assets”: as of any date of determination, the total assets of the Borrower and its consolidated Subsidiaries, without giving effect to any impairment or amortization of the amount of intangible assets since the Effective Date, determined on a consolidated basis in accordance with GAAP, as set forth on the consolidated balance sheet of the Borrower and its consolidated Subsidiaries as of the last day of the most recent fiscal quarter ended for which financial statements have been or are required to be delivered pursuant to Section 6.1 (it being understood that unaudited financial statements for the fourth fiscal quarter shall be disregarded for purposes hereof), calculated on a pro forma basis after giving effect to any acquisition, disposition or other pro forma event that may have occurred on or after the last day of such fiscal quarter.

“Consolidated Total Debt”: at any date, the aggregate principal amount of all Indebtedness of the Borrower and its Subsidiaries (which for the avoidance of doubt shall not include any intercompany Indebtedness) at such date determined on a consolidated basis in accordance with GAAP.

“Continuing Term Lender”: as defined in Section 2.2(b)(i).

“Contractual Obligation”: as to any Person, any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its Property is bound.

“Control Investment Affiliate”: as to any Person, any other Person that (a) directly or indirectly, is in control of, is controlled by, or is under common control with, such Person and (b) is organized by such Person primarily for the purpose of making equity or debt investments in one or more companies. For purposes of this definition, “control” of a Person means the power, directly or indirectly, to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“CORRA”: the Canadian Overnight Repo Rate Average administered and published by the Bank of Canada (or any successor administrator).

“Covered Entity”: any of the following:

(i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b);

(ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or

(iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Covered Party”: as defined in Section 10.24.

“Daily Simple RFR Loan”: a Loan that bears interest at a rate based on Adjusted Daily Simple RFR.

“Default”: any of the events specified in Section 8, whether or not any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Default Right”: as defined in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“Defaulting Lender”: any Lender, as reasonably determined by the Administrative Agent, that has (a) failed to fund any portion of its Revolving Credit Loans or Term Loans or participations in Letters of Credit within three Business Days of the date required to be funded by it hereunder, (b) notified the Borrower, the Administrative Agent, the Issuing Lender or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement, (c) failed, within three Business Days after written request by the Administrative Agent, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Revolving Credit Loans and participations in then outstanding Letters of Credit, (d) otherwise failed to pay over to the Administrative Agent or any other Lender any other amount (other than a de minimis amount) required to be paid by it hereunder within three Business Days of the date when due, unless the subject of a good faith dispute, or (e) become the subject of a bankruptcy or insolvency proceeding or a Bail-In Action, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment. For the avoidance of doubt, no Lender shall be a Defaulting Lender solely as a result of ownership or control of such Lender by a Governmental Authority or instrumentality thereof, by an Undisclosed Administration or otherwise, so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority or instrumentality thereof) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

“Derivatives Counterparty”: as defined in Section 7.6.

“Designated Non Cash Consideration”: the fair market value (as determined in good faith by the Borrower) of non cash consideration received by the Borrower or a Subsidiary in connection with a Disposition that is so designated as Designated Non Cash Consideration pursuant to a certificate of a Responsible Officer of the Borrower, setting forth the basis of such valuation, less the amount of cash or Cash Equivalents received in connection with a subsequent sale of or collection on or other disposition of such Designated Non Cash Consideration. A particular item of Designated Non Cash Consideration will no longer be considered to be outstanding when and to the extent it has been paid, redeemed or otherwise retired or sold or otherwise disposed of in compliance with Section 7.5.

“Disposition”: with respect to any Property, any sale, lease, sale and leaseback, assignment, conveyance, transfer or other disposition thereof; and the terms “Dispose” and “Disposed of” shall have correlative meanings.

“Disqualified Stock”: any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, in each case, at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is 91 days after the later of the Revolving Credit Termination Date or the final scheduled maturity date of all Term Loans; provided, however, that any preferred stock that would constitute Disqualified Stock shall not constitute Disqualified Stock if issued as a dividend on then outstanding shares of preferred stock of the same class or series.

“Dollar Equivalent”: at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Calculation Date) for the purchase of Dollars with such Alternative Currency.

“Dollars” and “$”: dollars in lawful currency of the United States of America.

“Domestic Subsidiary”: any Subsidiary of the Borrower organized under the laws of any jurisdiction within the United States of America, including any territory thereof.

“EEA Financial Institution”: (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country”: any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority”: any public administrative authority or any Person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Effective Date”: the date on which the conditions precedent set forth in Section 5.1 are satisfied.

“Electronic Signature”: an electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a Person with the intent to sign, authenticate or accept such contract or record.

“Environmental Laws”: any and all laws, rules, orders, regulations, statutes, ordinances, guidelines, codes, decrees, or other legally enforceable requirements (including, without limitation, common law) of any international authority or other Governmental Authority having jurisdiction over the Borrower, any Subsidiary of the Borrower or any Tower, regulating, relating to or imposing liability or standards of conduct concerning protection of the environment, or protection of human health or employee health and safety (to the extent relating to exposure of Persons to Materials of Environmental Concern), as has been, is now, or may at any time hereafter be, in effect.

“Environmental Permits”: any and all permits, licenses, approvals, registrations, notifications, exemptions and any other authorization pursuant to any Environmental Law.

“ERISA”: the Employee Retirement Income Security Act of 1974, as amended from time to time, and the rules and regulations promulgated thereunder.

“Erroneous Payment”: as defined in Section 9.12(a).

“Erroneous Payment Deficiency Assignment”: as defined in Section 9.12(d).

“Erroneous Payment Impacted Class”: as defined in Section 9.12(d).

“Erroneous Payment Return Deficiency”: as defined in Section 9.12(d).

“Erroneous Payment Subrogation Rights”: as defined in Section 9.12(d).

“EU Bail-In Legislation Schedule”: the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

“EURIBOR”: for any Interest Period for each Revolving Credit Loan that is a Eurodollar Loan denominated in Euro comprising part of the same borrowing, an interest rate per annum equal to (a) the Euro interbank offered rate administered by the European Money Markets Institute (or any other person which takes over administration of that rate) for the relevant period displayed on page EURIBOR01 of the Reuters screen (the “EURIBOR Screen Rate”) at or about 11:00 A.M. (Central European time) two TARGET Days before the first day of such Interest Period or, if such page or such service shall cease to be available, such other page or such other service for the purpose of displaying an average rate of the European Money Markets Institute as the Administrative Agent, after consultation with the Lenders and the Borrower, shall reasonably select or (b) if no quotation for the Euro for the relevant period is displayed and the Administrative Agent has not selected an alternative service on which a quotation is displayed, the rate per annum at which deposits in Euro for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Revolving Credit Loan being made, continued or converted and with a term equivalent to such Interest Period would be offered by Toronto Dominion’s London branch (or other branch or Affiliate) to leading banks in the European interbank market at or about 11:00 A.M. (Central European time) two TARGET Days before the first day of such Interest Period, provided that, if such EURIBOR01 page or such substitute therefor shall be less than zero, such rate shall be deemed to be zero.

“Euro”: the single currency of the participating member states of the European Union.

“Eurocurrency Banking Day”: (a) for Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Euros, a TARGET Day and (b) for Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Yen, any day (other than a Saturday or Sunday) on which banks are open for business in Japan.

“Eurocurrency Reserve Requirements”: for any day as applied to a Eurodollar Loan (other than a Term SOFR Loan), the aggregate (without duplication) of the maximum rates (expressed as a decimal fraction) of reserve requirements in effect on such day (including, without limitation, basic, supplemental, marginal and emergency reserves under any regulations of the Board or other Governmental Authority having jurisdiction with respect thereto) dealing with reserve requirements prescribed for eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Board) maintained by a member bank of the Federal Reserve System.

“Eurodollar Base Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan denominated in Australian Dollars, Canadian Dollars, Dollars, Euros or Yen, BBSY, CORRA, Adjusted Term SOFR, EURIBOR or TIBOR, as applicable; provided that, if any such rate shall be less than zero, such rate shall be deemed to be zero.

“Eurodollar Loans”: Loans the rate of interest applicable to which is based upon the Eurodollar Rate.

“Eurodollar Rate”: with respect to each day during each Interest Period pertaining to a Eurodollar Loan, a rate per annum determined for such day in accordance with the following formula (rounded upward to the nearest 1/100th of 1%):

Eurodollar Base Rate
1.00 – Eurocurrency Reserve Requirements

“Eurodollar Tranche”: the collective reference to Eurodollar Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Eurodollar Loans shall originally have been made on the same day).

“Event of Default”: any of the events specified in Section 8, provided that any requirement for the giving of notice, the lapse of time, or both, has been satisfied.

“Excluded Disposition”: the Disposition of any Tower to the extent that the sum of (i) the Tower Cash Flow of such Tower for the twelve month period ending on the last day of the month most recently ended prior to such Disposition plus (ii) the aggregate Tower Cash Flow for such period of all other Towers Disposed of during such period does not exceed 5% of Annualized Borrower EBITDA determined as of the end of the fiscal quarter most recently ended prior to such Disposition (it being understood that unaudited financial statements for the fourth fiscal quarter shall be disregarded for purposes hereof).

“Excluded JV Subsidiary”: any Person elected to be treated as such by the Borrower (a) which is not a Wholly Owned Subsidiary of the Borrower; (b) as to which one or more of the holders of the Capital Stock issued by such Person is a third party which is not an Affiliate of the Parent; and (c) which would, but for the exclusion set forth in the definition of “Subsidiary,” otherwise constitute a Subsidiary; provided, that if the Borrower makes no such election to exclude any Subsidiary that would otherwise meet the definition of Excluded JV Subsidiary as an Excluded JV Subsidiary, such Subsidiary shall automatically be deemed to be an Excluded JV Subsidiary. “Excluded JV Subsidiary” shall also include any Person which, upon its organization or formation, is a Wholly Owned Subsidiary of the Borrower but which was organized or formed for the sole purpose of becoming an Excluded JV Subsidiary upon the consummation of the applicable transaction, so long as, during the period commencing with its organization or formation and ending at the time such transaction is consummated, such Person conducts no business other than business directly related to its organization or formation, its existence, and the consummation of such transaction. For the avoidance of doubt, any Excluded JV Subsidiary designated under the Existing Credit Agreement shall continue to be designated as such hereunder.

“Excluded Subsidiaries”: (a) any Subsidiary of the Parent (other than Holdings, SBA Senior Finance and the Borrower) (x) that is a Foreign Subsidiary or a Domestic Subsidiary substantially all of whose assets consist of Capital Stock of one or more Foreign Subsidiaries (including, in each case, any Subsidiary of such Foreign Subsidiary or Domestic Subsidiary), in each case in respect of which either (i) the pledge of some or all of the Capital Stock of such Subsidiary as Collateral or (ii) the guaranteeing by such Subsidiary of the Obligations, would, in the good faith judgment of the Borrower, result in adverse tax consequences to the Borrower or (y) the Capital Stock of which is owned, directly or indirectly, by the Parent, Holdings or SBA Senior Finance (but not owned, directly or indirectly, by the Borrower or any Subsidiary of the Borrower), (b) any Subsidiary that is a Securitization Subsidiary, (c) any Immaterial Subsidiary, (d) any Subsidiary that is prohibited by applicable law, rule, regulation or contract from guaranteeing the Obligations or which would require governmental (including regulatory) consent, approval, license or authorization to provide a guarantee (unless such consent, approval, license or authorization has been received), (e) in the case of any obligation under any hedging or other arrangement that constitutes a “swap” within the meaning of section 1(a)(947) of the Commodity Exchange Act, any subsidiary of the Borrower that is not an “Eligible Contract Participant” as defined under the Commodity Exchange Act, (f) captive insurance companies, not-for-profit Subsidiaries and special purpose entities, (g) any subsidiaries of the foregoing Subsidiaries excluded under clauses (a) through (f), and (h) any other Subsidiary with respect to which the Borrower and the Administrative Agent reasonably agree that the cost or burden of providing such a guarantee is excessive in relation to the value afforded thereby.

“Excluded Swap Obligation”: with respect to any Subsidiary Guarantor, (a) any Swap Obligation if, and to the extent that, and only for so long as, all or a portion of the guarantee of such Subsidiary Guarantor of, or the grant by such Subsidiary Guarantor of a security interest to secure, as applicable, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Subsidiary Guarantor’s failure to constitute an “eligible contract participant,” as defined in the Commodity Exchange Act and the regulations thereunder, at the time the guarantee of (or grant of such security interest by, as applicable) such Subsidiary Guarantor becomes or would become effective with respect to such Swap Obligation or (b) any other Swap Obligation designated as an “Excluded Swap Obligation” of such Subsidiary Guarantor as specified in any agreement between the relevant Loan Parties and counterparty applicable to such Swap Obligations, and agreed by the Administrative Agent. If a Swap Obligation arises under a master agreement governing more than one Swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to Swaps for which such guarantee or security interest is or becomes illegal, in the case of clause (a) above, or is so designated, in the case of clause (b) above.

“Existing Credit Agreement”: as defined in the preamble hereto.

“Existing Letters of Credit”: the letters of credit identified on Schedule 3.1.

“Existing Revolving Credit Lender”: a Revolving Credit Lender (as defined in the Existing Credit Agreement) immediately prior to giving effect to this Agreement on the Effective Date.

“Existing Revolving Credit Loans”: all Revolving Credit Loans (as defined in the Existing Credit Agreement) outstanding immediately prior to giving effect to this Agreement on the Effective Date.

“Existing Term Lender”: a Term Lender (as defined in the Existing Credit Agreement) immediately prior to giving effect to this Agreement on the Effective Date.

“Existing Term Loans”: all Term Loans (as defined in the Existing Credit Agreement) outstanding immediately prior to giving effect to this Agreement on the Effective Date.

“Extension”: as defined in Section 2.22.

“Extension Loans”: as defined in Section 2.22.

“Extension Offer”: as defined in Section 2.22.

“FAA”: the Federal Aviation Administration, and any successor agency of the United States Government exercising substantially equivalent powers.

“FATCA”: Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“FCC”: the Federal Communications Commission, and any successor agency of the United States Government exercising substantially equivalent powers.

“Federal Funds Effective Rate”: for any day, the rate calculated by the NYFRB based on such day’s federal funds transactions by depositary institutions, as determined in such manner as the NYFRB shall set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as the effective federal funds rate, provided that, if such rate shall be less than zero, such rate shall be deemed to be zero.

“Floor”: a rate of interest equal to 0%

“Foreign Plan”: any employee pension benefit plan, program, policy, arrangement or agreement maintained or contributed to by any Loan Party with respect to employees employed outside the United States (other than any governmental arrangement).

“Foreign Plan Event”: (a) the failure to make or, if applicable, accrue in accordance with normal accounting practices, any employer or employee contributions to any Foreign Plan required by applicable law or by the terms of such Foreign Plan; (b) the failure to register or loss of good standing with applicable regulatory authorities of any Foreign Plan required to be registered; or (c) the failure of any Foreign Plan to comply with any material provisions of applicable law and regulations or with the material terms of such Foreign Plan.

“Foreign Subsidiary”: any Subsidiary of the Borrower that is not a Domestic Subsidiary.

“Foreign Subsidiary Borrower”: each Foreign Subsidiary of the Borrower designated as a Foreign Subsidiary Borrower in accordance with Section 10.21 that has satisfied the conditions set forth in Section 5.4. For the avoidance of doubt, any Foreign Subsidiary Borrower designated under the Existing Credit Agreement shall continue to be designated as such hereunder.

“Funding Office”: the office or offices designated from time to time, including as selected by the Administrative Agent in connection with payments in or fundings of Alternative Currencies, by the Administrative Agent, by written notice to the Borrower and the Lenders, as the Funding Office.

“GAAP”: generally accepted accounting principles in the United States of America as in effect from time to time, except that for purposes of Section 7.1, GAAP shall be determined on the basis of such principles in effect on the date hereof and consistent with those used in the preparation of the most recent audited financial statements referred to in Section 4.1.

“Governmental Authority”: the government of the United States of America or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, self-regulatory authority, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee and Collateral Agreement”: the Third Amended and Restated Guarantee and Collateral Agreement to be executed and delivered on the Effective Date by the Parent, Holdings, SBA Senior Finance, the Borrower and each other Loan Party, substantially in the form of Exhibit A, as the same may be restated, amended, supplemented or otherwise modified from time to time.

“Guarantee Obligation”: as to any Person (the “guaranteeing person”), any obligation of (a) the guaranteeing person or (b) another Person (including, without limitation, any bank under any letter of credit) to induce the creation of which the guaranteeing person has issued a reimbursement, counterindemnity or similar obligation, in either case guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends or other obligations (the “primary obligations”) of any other third Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of the guaranteeing person, whether or not contingent, (i) to purchase any such primary obligation or any Property constituting direct or indirect security therefor, (ii) to advance or supply funds (1) for the purchase or payment of any such primary obligation or (2) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor, (iii) to purchase Property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation or (iv) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligation shall not include endorsements of instruments for deposit or collection in the ordinary course of business. The amount of any Guarantee Obligation of any guaranteeing person shall be deemed to be the lower of (a) an amount equal to the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made and (b) the maximum amount for which such guaranteeing person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation, unless such primary obligation and the maximum amount for which such guaranteeing person may be liable are not stated or determinable, in which case the amount of such Guarantee Obligation shall be such guaranteeing person’s maximum reasonably anticipated liability in respect thereof as determined by the Borrower in good faith.

“Hedge Agreements”: all interest rate swaps, caps or collar agreements or similar arrangements entered into by the Borrower or any Subsidiary providing for protection against fluctuations in interest rates or currency exchange rates or the exchange of nominal interest obligations, either generally or under specific contingencies.

“Holdings”: SBA Telecommunications, LLC, a Florida limited liability company.

“Immaterial Subsidiary”: any Subsidiary elected to be treated as such by the Borrower so long as such Subsidiary, when taken together with all Immaterial Subsidiaries as of such date, did not, as of the last day of the fiscal quarter of the Borrower most recently ended for which financial statements have been (or were required to be) delivered pursuant to Section 6.1(a) or 6.1(b), as applicable, have (i) assets with a value in excess of 10% of the Consolidated Total Assets as of such date or (ii) revenues representing in excess of 10% of total revenues of the Borrower and the Subsidiaries on a consolidated basis for the applicable four-quarter period; provided, that the Borrower may elect in its sole discretion to exclude as an Immaterial Subsidiary any Subsidiary that would otherwise meet the definition thereof.

“Incremental Equivalent Debt”: Indebtedness issued or incurred in lieu of Incremental Term Loans consisting of the issuance of senior or subordinated notes or loans (which may be unsecured or secured on a junior lien basis or a pari passu basis to the Term Loans and Revolving Credit Facility), in each case, which may be issued in a public offering, Rule 144A or other private placement or bridge in lieu of the foregoing, or senior or subordinated “mezzanine” Indebtedness; provided that (i) the requirement set forth in Section 2.20(b)(v) shall not apply to any Incremental Equivalent Debt, other than Incremental Equivalent Debt consisting of MFN Qualifying Term Loans, (ii) if such Incremental Equivalent Debt is subordinated or secured, it shall be subject to an Acceptable Intercreditor Agreement, (iii) such Incremental Equivalent Debt may provide for the ability to participate in any mandatory prepayments on a pro rata basis or, at the Borrower’s election, less than pro rata basis with the then outstanding Term Loans or any Incremental Term Loans and (iv) except as otherwise restricted by this paragraph, Incremental Equivalent Debt shall have other terms to be agreed by the Borrower and the lenders or holders providing such Incremental Equivalent Debt, provided that such Incremental Equivalent Debt shall not have any financial maintenance covenants that are more restrictive than the financial maintenance covenants set forth in Section 7.1 unless (i) such more restrictive financial maintenance covenants also apply to the Term Loans or (ii) such more restrictive financial maintenance covenants only apply to the Incremental Equivalent Debt after the maturity of the Term Loans (including any extension thereof or Incremental Term Loans).

“Incremental Revolving Margin”: as defined in Section 2.19(d).

“Incremental Term Loan”: as defined in Section 2.20(a).

“Incremental Term Loan Amendment”: as defined in Section 2.20(c).

“Incremental Term Loan Notice”: as defined in Section 2.20(a).

“Indebtedness”: of any Person at any date, without duplication, (a) all indebtedness of such Person for borrowed money, (b) all obligations of such Person for the deferred purchase price of Property or services (other than current trade payables incurred in the ordinary course of such Person’s business), (c) all obligations of such Person evidenced by notes, bonds, debentures or other similar instruments (other than performance bonds and other obligations of a like nature incurred in the ordinary course of such Person’s business), (d) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to Property acquired by such Person (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such Property), (e) all Capital Lease Obligations of such Person, (f) all obligations of such Person, contingent or otherwise, as an account party under acceptance, letter of credit or similar facilities, (g) all obligations of such Person, contingent or otherwise, to purchase, redeem, retire or otherwise acquire for value any Capital Stock of such Person, (h) all Guarantee Obligations of such Person in respect of obligations of the kind referred to in clauses (a) through (g) above, (i) all obligations of the kind referred to in clauses (a) through (h) above secured by (or for which the holder of such obligation has an existing right, contingent or otherwise, to be secured by) any Lien on Property (including, without limitation, accounts and contract rights) owned by such Person, whether or not such Person has assumed or become liable for the payment of such obligation, (j) for the purposes of Section 8(e) only, all obligations of such Person in respect of Hedge Agreements and (k) the liquidation value of any preferred Capital Stock of such Person or its Subsidiaries held by any Person other than such Person and its Wholly Owned Subsidiaries.

“Indemnified Liabilities”: as defined in Section 10.5.

“Indemnitee”: as defined in Section 10.5.

“Initial Term Lenders”: the collective reference to each Lender that holds an Initial Term Loan.

“Initial Term Loans”: the collective reference to the Term Loans made pursuant to Section 2.1(a). The aggregate amount of the Initial Term Loans immediately after giving effect to the Effective Date is $2,300,000,000.

“Insolvency”: with respect to any Multiemployer Plan, the condition that such Plan is insolvent within the meaning of Section 4245 of ERISA.

“Insolvent”: pertaining to a condition of Insolvency.

“Intellectual Property”: the collective reference to all rights, priorities and privileges relating to intellectual property, whether arising under United States, multinational or foreign laws or otherwise, including, without limitation, copyrights, copyright licenses, patents, patent licenses, trademarks, trademark licenses, technology, know-how and processes, and all rights to sue at law or in equity for any infringement or other impairment thereof, including the right to receive all proceeds and damages therefrom.

“Interest Payment Date”: (a) as to any Base Rate Loan, the last day of each March, June, September and December to occur while such Base Rate Loan is outstanding and the final maturity date of such Base Rate Loan, (b) as to any Eurodollar Loan having an Interest Period of three months or less, the last day of such Interest Period, (c) as to any Eurodollar Loan having an Interest Period longer than three months, each day which is three months, or a whole multiple thereof, after the first day of such Interest Period and the last day of such Interest Period, (d) as to any Daily Simple RFR Loan, each date that is on the numerically corresponding day in each calendar month that is one month after the borrowing of such Loan (or, if there is no such numerically corresponding day in such month, then the last day of such month) and (e) as to any Loan (other than a Base Rate Loan), the date of any repayment or prepayment made in respect thereof.

“Interest Period”: as to any Eurodollar Loan, (i) initially, the period commencing on the borrowing or conversion date, as the case may be, with respect to such Eurodollar Loan and ending one week (only in the case of Revolving Credit Loans denominated in Dollars and only if agreed to by each of the Revolving Credit Lenders) or one, three or (other than in the case of CORRA) six months thereafter, as selected by the Borrower in its notice of borrowing or notice of conversion, as the case may be, given with respect thereto; and (ii) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such Eurodollar Loan and ending one, three or (other than in the case of CORRA) six months thereafter, as selected by the Borrower by irrevocable notice to the Administrative Agent not less than three Business Days prior to the last day of the then current Interest Period with respect thereto; provided that, all of the foregoing provisions relating to Interest Periods are subject to the following:

(i) if any Interest Period would otherwise end on a day that is not a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding Business Day;

(ii) any Interest Period with respect to Revolving Credit Loans that would otherwise extend beyond the Revolving Credit Termination Date shall end on the Revolving Credit Termination Date and any Interest Period with respect to Term Loans that would otherwise extend beyond the maturity date with respect to such Term Loans shall end on the maturity date with respect to such Term Loans;

(iii) any Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and

(iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any Eurodollar Loan during an Interest Period for such Eurodollar Loan.

“Interpolated Rate”: at any time, with respect to any Term SOFR Loans for any Interest Period, the rate per annum determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error and utilizing the methodology then used by the Administrative Agent for similar calculations) to be equal to the rate that results from interpolating on a linear basis between: (a) the Term SOFR for the longest period that is shorter than the Interest Period (which may be an overnight rate) and (b) the Term SOFR for the shortest period that exceeds the Interest Period.

“Investments”: as defined in Section 7.7.

“Issuing Lender”: The Toronto-Dominion Bank, New York Branch (or one of its Affiliates) in its capacity as issuer of any Letter of Credit (including the Existing Letters of Credit), and any other Lender reasonably acceptable to the Borrower that agrees to act as an Issuing Lender, each in its capacity as the issuer of Letters of Credit hereunder, as provided in Section 3.9, or any replacement or successor Issuing Lender appointed hereunder. Any Issuing Lender may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Lender, in which case the term “Issuing Lender” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate. Each reference herein to the “Issuing Lender” in connection with a Letter of Credit or other matter shall be deemed to be a reference to the relevant Issuing Lender with respect thereto.

“Joint Lead Arrangers”: TD Securities (USA) LLC and Mizuho Bank, Ltd.

“Judgment Currency”: as defined in Section 10.20.

“L/C Commitment”: $50,000,000.

“L/C Fee Payment Date”: the last day of each March, June, September and December and the last day of the Revolving Credit Commitment Period.

“L/C Obligations”: at any time, an amount equal to the sum of (a) the aggregate then undrawn and unexpired amount of the then outstanding Letters of Credit and (b) the aggregate amount of drawings under Letters of Credit that have not then been reimbursed pursuant to Section 3.5. The L/C Obligations of any Lender at any time shall be its Revolving Credit Percentage of the total L/C Obligations at such time.

“L/C Participants”: the collective reference to all the Lenders other than the Issuing Lender.

“Lenders”: as defined in the preamble hereto.

“Letters of Credit”: as defined in Section 3.1(a).

“Lien”: any mortgage, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever (including, without limitation, any conditional sale or other title retention agreement and any capital lease having substantially the same economic effect as any of the foregoing).

“Loan Documents”: this Agreement, the Security Documents, the Applications, the Notes, any Incremental Term Loan Amendment and any Refinancing Facility Agreement, including, in each case, any amendments, waivers, modifications or supplements thereto.

“Loan Parties”: the Parent, Holdings, SBA Senior Finance, the Borrower and each Subsidiary of the Borrower which is a party to a Loan Document, and each individually a “Loan Party.”

“Loans”: the collective reference to the Revolving Credit Loans and Term Loans.

“Majority Revolving Facility Lenders”: at any time, the holders of more than 50% of the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding.

“Material Adverse Effect”: a material adverse effect on (a) the business, assets, property or condition (financial or otherwise) of (i) the Borrower and its Subsidiaries (including the Securitization Manager and, if any, the subsidiary acting in a capacity analogous to the Securitization Manager pursuant to any Additional Securitization Arrangements) taken as a whole or (ii) the Parent and its Subsidiaries taken as a whole or (b) the validity or enforceability of this Agreement or any of the other Loan Documents or the rights or remedies of the Administrative Agent or the Lenders hereunder or thereunder.

“Material Environmental Loss”: the collective reference to the following items arising out of any Environmental Law or any liabilities or obligations with respect to any Materials of Environmental Concern that either (i) exceed $5,000,000 individually, or $15,000,000 in the aggregate, or (ii) would have a Material Adverse Effect: (a) any costs to the Borrower and/or any of its Subsidiaries relating to investigative, removal, remedial or other response activities, compliance costs, compensatory damages, natural resource damages, punitive damages, fines, penalties and any associated engineering, legal and other professional fees (including without limitation, costs of defending or asserting any claim) in connection with any of the foregoing and (b) any other losses to the Borrower and/or its Subsidiaries; provided that any amounts expended for environmental site assessments pursuant to customary due diligence conducted in connection with the acquisition of Towers and/or Tower sites shall be excluded from the calculation of any Material Environmental Loss.

“Materials of Environmental Concern”: any gasoline or petroleum (including crude oil or any fraction thereof) or petroleum products, polychlorinated biphenyls, urea-formaldehyde insulation, asbestos, molds, pollutants, contaminants, radioactivity, radiofrequency radiation or any other radiation associated with or allegedly associated with the telecommunications business, and any other substances of any kind, whether or not any such substance is defined as hazardous or toxic under any Environmental Law, that is regulated pursuant to or could give rise to liability under any Environmental Law.

“MFN Qualifying Term Loans”: as defined in Section 2.20(b).

“Minimum Extension Condition”: as defined in Section 2.22(b).

“MNPI”: material non-public information (within the meaning of the United States federal securities laws) concerning, directly or indirectly, the Borrower, any Subsidiary or their securities.

“Multiemployer Plan”: a multiemployer plan as defined in Section 4001(a)(3) of ERISA to which any Loan Party or Commonly Controlled Entity (i) makes or is obligated to make contributions, (ii) during the preceding five plan years, has made or been obligated to make contributions or (iii) has any actual or contingent liability.

“Net Cash Proceeds”: (a) in connection with any Asset Sale, the proceeds thereof in the form of cash and Cash Equivalents (including any such proceeds received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise, but only as and when received) of such Asset Sale, net of attorneys’ fees, accountants’ fees, investment banking fees, amounts required to be applied to the repayment of Indebtedness secured by a Lien expressly permitted hereunder on any asset which is the subject of such Asset Sale and other customary fees and expenses (including commissions, transfer taxes and other customary expenses) actually incurred in connection therewith and net of taxes paid or reasonably estimated to be payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements) and (b) in connection with any issuance or sale of equity securities or debt securities or instruments or the incurrence of loans, the cash proceeds received from such issuance or incurrence, net of attorneys’ fees, investment banking fees, accountants’ fees, underwriting discounts and commissions and other customary fees and expenses (including commissions, transfer taxes and other customary expenses) actually incurred in connection therewith.

“Net Income”: with respect to any Person for any period, the net income (loss) of such Person for such period, determined in accordance with GAAP, excluding, however, (i) any gain or loss, together with any related provision for taxes on such gain or loss, realized in connection with (a) any asset sale outside the ordinary course of business (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Subsidiaries (including (x) the Securitization Manager and, if any, the subsidiary acting in a capacity analogous to the Securitization Manager pursuant to any Additional Securitization Arrangements and (y) the Specified Unrestricted Foreign Entities) or the write off of any deferred financing fees or the extinguishment of any Indebtedness of such Person or any of its Subsidiaries (including (x) the Securitization Manager and, if any, the subsidiary acting in a capacity analogous to the Securitization Manager pursuant to any Additional Securitization Arrangements and (y) the Specified Unrestricted Foreign Entities), (ii) any extraordinary gain or loss, together with any related provision for taxes on such extraordinary gain or loss and (iii) the cumulative effect of a change in accounting principles.

“New Lenders”: the collective reference to each New Term Lender and each New Revolving Lender.

“New Lender Supplement”: with respect to any New Lender, a New Lender Supplement, substantially in the form of Exhibit K, executed and delivered by such New Lender as provided in Section 2.19(b).

“New Revolving Lender”: as defined in Section 2.19(b).

“New Term Lender”: as defined in Section 2.20(a).

“Non-Excluded Taxes”: as defined in Section 2.15(a).

“Non-U.S. Lender”: as defined in Section 2.15(e).

“Notes”: the collective reference to any promissory note evidencing Revolving Credit Loans or Term Loans.

“NYFRB”: the Federal Reserve Bank of New York.

“NYFRB Rate”: for any day, the greater of (a) the Federal Funds Effective Rate in effect on such day and (b) the Overnight Bank Funding Rate in effect on such day (or for any day that is not a Business Day, for the immediately preceding Business Day); provided that if none of such rates are published for any day that is a Business Day, the term

“NYFRB Rate” means the rate for a federal funds transaction quoted at 11:00 a.m. on such day received by the Administrative Agent from a federal funds broker of recognized standing selected by it; provided, further, that if any of the aforesaid rates as so determined be less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Obligations”: the unpaid principal of and interest on (including, without limitation, interest accruing after the maturity of the Loans and Reimbursement Obligations and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) the Loans and all other obligations and liabilities of the Borrower to the Administrative Agent or to any Lender or Qualified Counterparty, whether direct or indirect, absolute or contingent, due or to become due, or now existing or hereafter incurred, which may arise under, out of, or in connection with, this Agreement (including any Erroneous Payment Subrogation Rights), any other Loan Document, the Letters of Credit, any Specified Hedge Agreement or any other document made, delivered or given in connection herewith or therewith, whether on account of principal, interest, reimbursement obligations, fees, indemnities, costs, expenses (including, without limitation, all fees, charges and disbursements of counsel to the Administrative Agent or to any Lender that are required to be paid by the Borrower pursuant hereto) or otherwise; provided, that for purposes of determining any Guarantee Obligations of any Subsidiary Guarantor under this Agreement, the definition of “Obligations” shall not create any guarantee by any Subsidiary Guarantor of any Excluded Swap Obligations of such Subsidiary Guarantor.

“OFAC”: as defined in the definition of “Sanctions.”

“Offered Increase Amount”: as defined in Section 2.19(a).

“Other Taxes”: any and all present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies arising from any payment made hereunder or from the execution, delivery or enforcement of, or otherwise with respect to, this Agreement or any other Loan Document, including any interest, additions to tax or penalties applicable thereto.

“Overnight Bank Funding Rate”: for any day, the rate comprised of both overnight federal funds and overnight Eurodollar borrowings by U.S.-managed banking offices of depository institutions, as such composite rate shall be determined by the NYFRB as set forth on its public website from time to time, and published on the next succeeding Business Day by the NYFRB as an overnight bank funding rate.

“Parent”: SBA Communications Corporation, a Florida corporation.

“Participant”: as defined in Section 10.6(b).

“Participant Register”: as defined in Section 10.6(b).

“Payment Office”: the office or offices designated from time to time, including as selected by the Administrative Agent in connection with payments in Alternative Currencies, by the Administrative Agent, by written notice to the Borrower, as the Payment Office.

“Payment Recipient”: has the meaning assigned to it in Section 9.12(a).

“PBGC”: the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).

“Periodic Term CORRA Determination Day”: as defined in the definition of “Term CORRA”.

“Periodic Term SOFR Determination Day”: as defined in the definition of “Term SOFR”.

“Person”: an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture, Governmental Authority or other entity of whatever nature.

“Plan”: at a particular time, any employee benefit plan that is covered by ERISA and in respect of which any Loan Party, is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform”: as defined in Section 6.2.

“Pledged Stock”: as defined in the Guarantee and Collateral Agreement.

“Pound Sterling”: the lawful currency of the United Kingdom.

“Preferred Stock Purchase Rights”: rights issued by the Parent to holders of its common stock to purchase its Series E Junior Participating Preferred Stock, par value $.01 per share, as such rights may be amended from time to time.

“Pricing Grid”: the as defined in the definition of “Applicable Margin”.

“Pricing Ratio”: on any date, the ratio of Consolidated Net Debt on such date to Annualized Borrower EBITDA for the fiscal quarter most recently ended prior to such date.

“Projections”: as defined in Section 6.2(c).

“Property”: any right or interest in or to property of any kind whatsoever, whether real, personal or mixed and whether tangible or intangible, including, without limitation, Capital Stock.

“PTE”: a prohibited transaction class exemption issued by the U.S. Department of Labor, as any such exemption may be amended from time to time.

“Public Lender”: as defined in Section 6.2.

“Purchasing Borrower Party”: any of the Parent or any of its Subsidiaries.

“QFC”: the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

“QFC Credit Support”: as defined in Section 10.24.

“Qualified Counterparty”: with respect to any Specified Hedge Agreement, any counterparty thereto that, at the time such Specified Hedge Agreement was entered into, was a Lender or an Affiliate of a Lender.

“Qualified Tower”: (i) an existing Tower which has (a) at least one Acceptable Tenant leasing space on such Tower and (b) positive Tower Cash Flow for a period of not less than four consecutive fiscal quarters or (ii) a newly constructed Tower with respect to which (a) the Borrower or a Subsidiary thereof shall have received an executed tenant lease from an Acceptable Tenant as of the date of completion of such Tower for occupancy to begin on or promptly following such date of completion and (b) on the date the construction of such Tower is completed, such Tower has positive Tower Cash Flow on a pro forma basis (including any executed leases to be in effect on such date of completion).

“Quotation Day”: in relation to any period for which notices or determinations for an Alternative Currency is to be made:

(i) if the currency is the Euro, two TARGET Days before the first day of that period;

(ii) if the currency is the Canadian Dollar, two Business Days before the first day of that period; or

(iii) for any other Alternative Currency, five Business Days before the first day of that period.

“Refinancing Commitment”: a Refinancing Revolving Commitment or a Refinancing Term Loan Commitment.

“Refinancing Facility Agreement”: a Refinancing Facility Agreement, in form and substance reasonably satisfactory to the Administrative Agent, among the Borrower, the Administrative Agent and one or more Refinancing Lenders, establishing Refinancing Commitments and effecting such other amendments hereto and to the other Loan Documents as are contemplated by Section 2.23.

“Refinancing Lenders”: collectively, the Refinancing Revolving Lenders and the Refinancing Term Lenders.

“Refinancing Loans”: collectively, the Refinancing Revolving Loans and the Refinancing Term Loans.

“Refinancing Revolving Commitments”: as defined in Section 2.23(a).

“Refinancing Revolving Lender”: as defined in Section 2.23(a).

“Refinancing Revolving Loans”: as defined in Section 2.23(a).

“Refinancing Term Lender”: as defined in Section 2.23(a).

“Refinancing Term Loan Commitments”: as defined in Section 2.23(a).

“Refinancing Term Loans”: as defined in Section 2.23(a).

“Register”: as defined in Section 10.6(d).

“Regulation U”: Regulation U of the Board as in effect from time to time.

“Reimbursement Obligation”: the obligation of the Borrower to reimburse the Issuing Lender pursuant to Section 3.5 for amounts drawn under Letters of Credit.

“Reinvestment Deferred Amount”: with respect to any Reinvestment Event, the aggregate Net Cash Proceeds received by the Borrower or any of its Subsidiaries in connection therewith that are not applied to prepay the Term Loans pursuant to Section 2.7(a) as a result of the delivery of a Reinvestment Notice.

“Reinvestment Event”: any Asset Sale in respect of which the Borrower has delivered a Reinvestment Notice.

“Reinvestment Notice”: a written notice executed by a Responsible Officer stating that no Event of Default has occurred and is continuing and that the Borrower (directly or indirectly through a Subsidiary) intends and expects to use all or a specified portion of the Net Cash Proceeds of an Asset Sale to (a) in the case of an Asset Sale the subject of which is a Tower, acquire or construct Towers or (b) otherwise, acquire assets useful in its business or make capitalized repairs and improvements with respect to such assets.

“Reinvestment Prepayment Amount”: with respect to any Reinvestment Event, the Reinvestment Deferred Amount relating thereto less any amount expended prior to the relevant Reinvestment Prepayment Date to (a) in the case of an Asset Sale the subject of which is a Tower, acquire or construct Towers or (b) otherwise, acquire assets useful in its business or make capitalized repairs and improvements with respect to such assets.

“Reinvestment Prepayment Date”: with respect to any Reinvestment Event, the earlier of (a) the date occurring 24 months after such Reinvestment Event, and (b) the date on which the Borrower shall have determined not to, or shall have otherwise ceased to, (i) in the case of an Asset Sale the subject of which is a Tower, acquire or construct Towers or (ii) otherwise, acquire assets useful in its business or make capitalized repairs and improvements with respect to such assets, in each case with all or any portion of the amount of the relevant Reinvestment Deferred Amount.

“REIT”: a “real estate investment trust” as defined in Section 856(a) of the Code.

“Related Fund”: with respect to any Lender, any fund that (x) invests in commercial loans and (y) is managed or advised by the same investment advisor as such Lender, by such Lender or an Affiliate of such advisor.

“Relevant Governmental Body”: (a) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Dollars, the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto and (b) with respect to a Benchmark Replacement in respect of Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, any Alternative Currency, (1) the central bank for the Agreed Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, or any central bank or other supervisor which is responsible for supervising either (A) such Benchmark Replacement or (B) the administrator of such Benchmark Replacement or (2) any working group or committee officially endorsed or convened by (A) the central bank for the Agreed Currency in which such Obligations, interest, fees, commissions or other amounts are denominated, or calculated with respect to, (B) any central bank or other supervisor that is responsible for supervising either (i) such Benchmark Replacement or (ii) the administrator of such Benchmark Replacement, (C) a group of those central banks or other supervisors or (D) the Financial Stability Board or any part thereof.

“Reorganization”: with respect to any Multiemployer Plan, the condition that such plan is in reorganization within the meaning of Section 4241 of ERISA.

“Reportable Event”: any of the events set forth in Section 4043(c) of ERISA, other than those events as to which the 30 day notice period is waived under applicable PBGC regulations.

“Required Lenders”: at any time, the holders of more than 50% of the sum of (i) the Total Revolving Credit Commitments then in effect or, if the Revolving Credit Commitments have been terminated, the Total Revolving Extensions of Credit then outstanding and (ii) the aggregate unpaid principal amount of the Term Loans then outstanding.

“Requirement of Law”: as to any Person, the Certificate of Incorporation and By-Laws or other organizational or governing documents of such Person, and any law, treaty, rule or regulation or determination of an arbitrator or a court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

“Resolution Authority”: an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Responsible Officer”: the chief executive officer, president, chief financial officer, treasurer or chief accounting officer of the Borrower, but in any event, with respect to financial matters, the chief financial officer or treasurer of the Borrower.

“Restricted Payments”: as defined in Section 7.6.

“Revolving Credit Commitment”: as to any Lender, the obligation of such Lender, if any, to make Revolving Credit Loans and participate in Letters of Credit, in an aggregate principal and/or face amount not to exceed the amount set forth on Schedule 2.1 hereto or, as the case may be, in the Assignment and Acceptance or New Lender Supplement pursuant to which such Lender became a party hereto, in each case, as the same may be changed from time to time pursuant to the terms hereof. The aggregate amount of the Total Revolving Credit Commitments as of the Effective Date is $1,750,000,000.

“Revolving Credit Commitment Increase Notice”: as defined in Section 2.19(a).

“Revolving Credit Commitment Period”: the period from and including the Effective Date to the Revolving Credit Termination Date.

“Revolving Credit Facility”: the Revolving Credit Commitments and the extensions of credit made thereunder.

“Revolving Credit Lenders”: the collective reference to each Lender that has a Revolving Credit Commitment or that holds a Revolving Credit Loan.

“Revolving Credit Loans”: as defined in Section 2.1(b).

“Revolving Credit Percentage”: as to any Lender at any time, the percentage which such Lender’s Revolving Credit Commitment then constitutes of the Total Revolving Credit Commitments, provided that in the case of Section 2.21 when a Defaulting Lender shall exist, “Revolving Credit Percentage” shall mean the percentage of the Total Revolving Credit Commitments (disregarding any Defaulting Lender’s Revolving Credit Commitment) represented by such Lender’s Revolving Credit Commitment (or, at any time after the Revolving Credit Commitments shall have expired or terminated, the percentage which the aggregate amount of such Lender’s Revolving Extensions of Credit then outstanding constitutes of the aggregate amount of the Revolving Extensions of Credit then outstanding, giving effect to any Lender’s status as a Defaulting Lender at such time).

“Revolving Credit Termination Date”: January 25, 2029.

“Revolving Extensions of Credit”: as to any Lender at any time, an amount equal to the sum of (a) the Dollar Equivalent of the aggregate principal amount of all Revolving Credit Loans made by such Lender then outstanding and (b) such Lender’s Revolving Credit Percentage of the L/C Obligations then outstanding.

“RFR”: for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to, Sterling, SONIA.

“RFR Borrowing”: as to any borrowing, the RFR Loans comprising such borrowing.

“RFR Business Day”: for any Obligations, interest, fees, commissions or other amounts denominated in, or calculated with respect to Sterling, any day except for (i) a Saturday, (ii) a Sunday or (iii) a day on which banks are closed for general business in London.

“RFR Loan”: a Daily Simple RFR Loan.

“RFR Rate Day”: has the meaning specified in the definition of “Adjusted Daily Simple RFR”.

“Sanctioned Country”: a country or territory which is the subject or target of country-wide embargo administered by OFAC. As of the Effective Date, each of the so-called Donetsk People’s Republic, the so-called Luhansk People’s Republic, and Crimea regions of Ukraine, Cuba, Iran, Syria and North Korea is a Sanctioned Country.

“Sanctioned Person”: (a) any Person listed in any Sanctions-related list of designated Persons maintained by OFAC or the U.S. Department of State, (b) any Person owned or controlled by any such Person or Persons described in clause (a) or (c) any Person otherwise the target of Sanctions.

“Sanctions”: economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by: (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury (“OFAC”) or the U.S. Department of State, (b) HMT Treasury of the United Kingdom, or (c) by any other sanctions authority applicable to the Borrower or its Subsidiaries.

“SBA Senior Finance”: SBA Senior Finance, LLC, a Florida limited liability company.

“SEC”: the Securities and Exchange Commission (or successors thereto or an analogous Governmental Authority).

“Secured Parties”: as defined in the Guarantee and Collateral Agreement.

“Securitization Loan Agreement”: the Second Amended and Restated Loan and Security Agreement, dated as of October 15, 2014, among the borrowers party thereto and Midland Loan Services, as Servicer on behalf of Deutsche Bank Trust Company Americas, as Trustee, as amended, supplemented or otherwise modified from time to time in accordance with the terms thereof.

“Securitization Manager”: the “Manager” as defined in the Securitization Loan Agreement.

“Securitization Subsidiaries”: the collective reference to (i) SBA Depositor LLC, SBA Holdings LLC and each of their Subsidiaries, (ii) SBA Network Management, Inc., and (iii) the Additional Securitization Subsidiaries, if any.

“Security Documents”: the collective reference to the Guarantee and Collateral Agreement and all other security documents hereafter delivered to the Administrative Agent granting a Lien on any Property of any Person to secure the obligations and liabilities of any Loan Party under any Loan Document.

“Services Business”: the site acquisition, site development and site construction businesses of the Borrower and its Subsidiaries.

“Single Employer Plan”: any Plan and any employee pension benefit plan in respect of which any Commonly Controlled Entity is (or, if such plan were terminated at such time, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA, that is covered by Title IV of ERISA, but which is not a Multiemployer Plan.

“SOFR”: a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator”: the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“Solvent”: when used with respect to any Person, as of any date of determination, (a) the amount of the “present fair saleable value” of the assets of such Person will, as of such date, exceed the amount of all “liabilities of such Person, contingent or otherwise”, as of such date, as such quoted terms are determined in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, (b) the present fair saleable value of the assets of such Person will, as of such date, be greater than the amount that will be required to pay the liability of such Person on its debts as such debts become absolute and matured, (c) such Person will not have, as of such date, an unreasonably small amount of capital with which to conduct its business, and (d) such Person will be able to pay its debts as they mature. For purposes of this definition, (i) “debt” means liability on a “claim”, and (ii) “claim” means any (x) right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured or unsecured or (y) right to an equitable remedy for breach of performance if such breach gives rise to a right to payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured or unmatured, disputed, undisputed, secured or unsecured.

“SONIA”: a rate equal to the Sterling Overnight Index Average as administered by the SONIA Administrator.

“SONIA Administrator”: the Bank of England (or any successor administrator of the Sterling Overnight Index Average).

“SONIA Administrator’s Website”: the Bank of England’s website, currently at http://www.bankofengland.co.uk, or any successor source for the Sterling Overnight Index Average identified as such by the SONIA Administrator from time to time.

“Specified Foreign Subsidiary”: (a) any Subsidiary of the Borrower organized under, or substantially all of whose assets consist of Capital Stock of one or more Subsidiaries organized under, the laws of any jurisdiction within Panama or Canada and (b) any Specified Unrestricted Foreign Entity designated by the board of directors of the Borrower at any time (including, for the avoidance of doubt, any such Subsidiary designated as such under the Existing Credit Agreement); provided, that, in the case of this clause (b), (i) no Default or Event of Default exists immediately before and after giving effect thereto and (ii) immediately after giving effect to such designation, the Borrower shall be in pro forma compliance with Sections 7.1(a) and (b).

“Specified Hedge Agreement”: any Hedge Agreement entered into by the Borrower or any Subsidiary Guarantor and any Qualified Counterparty.

“Specified Time”: with respect to any notice or determination of in connection with (i) Australian Dollars or BBSY, 10:30 a.m., (Sydney, Australia time), (ii) Canadian Dollars or CORRA, 1:00 p.m. (Toronto, Canada time), (iii) Euro or EURIBOR, 11:00 A.M. (Central European time), and (iv) Yen or TIBOR, 11:00 a.m., (London time), in each case on the applicable Quotation Day.

“Specified Unrestricted Foreign Entity”: any subsidiary of the Borrower organized under, or substantially all of whose assets consist of Capital Stock of one or more subsidiaries organized under, the laws of any jurisdiction outside of the United States of America other than any Person that as of any date of determination, is a Specified Foreign Subsidiary pursuant to clause (a) of the definition thereof or by designation pursuant to clause (b) of the definition thereof.

“Spot Rate”: with respect to any non-Dollar currency on any date and including each Calculation Date, the rate determined by the Administrative Agent to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. (New York time) on the date two Business Days prior to the date as of which the foreign exchange computation is made; provided that the Administrative Agent may obtain such spot rate from another financial institution designated by the Administrative Agent if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency.

“Subsidiary”: as to any Person, a corporation, partnership, limited liability company or other entity of which shares of stock or other ownership interests having ordinary voting power (other than stock or such other ownership interests having such power only by reason of the happening of a contingency) to elect a majority of the board of directors or other managers of such corporation, partnership or other entity are at the time owned, or the management of which is otherwise controlled, directly or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of the Borrower. Notwithstanding the foregoing, unless otherwise indicated, a “Subsidiary” of the Parent, Holdings, SBA Senior Finance or the Borrower or “Subsidiaries” of the Parent, Holdings, SBA Senior Finance or the Borrower shall not include (a) the Securitization Manager or, if any, the subsidiary acting in a capacity analogous to the Securitization Manager pursuant to any Additional Securitization Arrangements or (b) the Specified Unrestricted Foreign Entities. In any event, “Subsidiary” shall not include any Excluded JV Subsidiary.

“Subsidiary Guarantor”: each Subsidiary of the Borrower (other than any Excluded Subsidiary) party to the Guarantee and Collateral Agreement.

“Supported QFC”: as defined in Section 10.24.

“Sustainability Structuring Agent”: TD Securities (USA) LLC.

“Swap”: any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(27) of the Commodity Exchange Act.

“Swap Obligation”: with respect to any Person, any obligation to pay or perform under any Swap.

“T2”: real-time gross settlement operated by the Eurosystem, or any successor system.

“TARGET Day”: any day on which (i) T2 is open for settlement of payments in Euro and (ii) banks are open for dealings in deposits in Euro in the London interbank market.

“Term Commitment”: as to any Lender, the obligation of such Lender, if any, to make a Term Loan to the Borrower in a principal amount not to exceed the amount set forth on Schedule 2.1 or in the Assignment and Acceptance pursuant to which such Lender becomes a party hereto, as applicable.

“Term CORRA”: for any calculation with respect to any Eurodollar Base Rate Borrowing denominated in Canadian Dollars, the Term CORRA Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term CORRA Determination Day”) that is two (2) Business Days prior to the first day of such Interest Period, as such rate is published by the Term CORRA Administrator; provided, however, that if as of 1:00 p.m. (Toronto time) on any Periodic Term CORRA Determination Day the Term CORRA Reference Rate for the applicable tenor has not been published by the Term CORRA Administrator and a Benchmark Replacement Date with respect to the Term CORRA Reference Rate has not occurred, then Term CORRA will be the Term CORRA Reference Rate for such tenor as published by the Term CORRA Administrator on the first preceding Business Day for which such Term CORRA Reference Rate for such tenor was published by the Term CORRA Administrator so long as such first preceding Business Day is not more than five (5) Business Days prior to such Periodic Term CORRA Determination Day; provided, further, that if Term CORRA shall ever be less than the Floor, then Term CORRA shall be deemed to be the Floor.

“Term CORRA Administrator”: Candeal Benchmark Administration Services Inc., TSX Inc., or any successor administrator.

“Term CORRA Reference Rate”: the forward-looking term rate based on CORRA.

“Term Lenders”: the collective reference to each Lender that has a Term Commitment or that holds a Term Loan.

“Term Loan”: the collective reference to the Initial Term Loans and any Incremental Term Loans.

“Term Loan Maturity Date”: (a) with respect to the Initial Term Loans, January 25, 2031, (b) with respect to Incremental Term Loans specifying a different Term Loan Maturity Date, such specified Term Loan Maturity Date and (c) with respect to Term Loans that are Extension Loans, the maturity date as extended pursuant to Section 2.22 with respect to such Extension Loans.

“Term Percentage”: as to (i) any Initial Term Lender at any time, the percentage which the aggregate unpaid principal amount of such Lender’s Initial Term Loans then outstanding constitutes of the aggregate unpaid principal amount of the Initial Term Loans then outstanding and (ii) any Incremental Term Loan Lender at any time, the percentage which the aggregate unpaid principal amount of such Lender’s Incremental Term Loans then outstanding constitutes of the aggregate unpaid principal amount of such Class of Incremental Term Loans then outstanding.

“Term SOFR”:

(a) for any calculation with respect to a Term SOFR Loan, the Term SOFR Reference Rate for a tenor comparable to the applicable Interest Period on the day (such day, the “Periodic Term SOFR Determination Day”) that is two Business Days prior to the first day of such Interest Period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than three Business Days prior to such Periodic Term SOFR Determination Day, and

(b) for any calculation with respect to an Base Rate Loan on any day, the Term SOFR Reference Rate for a tenor of one month on the day (such day, the “ABR Term SOFR Determination Day”) that is two Business Days prior to such day, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any ABR Term SOFR Determination Day the Term SOFR Reference Rate for the applicable tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding Business Day is not more than three Business Days prior to such ABR Term SOFR Determination Day;

provided, further, in the case of borrowings with a one week Interest Period, the “Term SOFR” with respect to such Term SOFR Borrowing for such Interest Period shall be the Interpolated Rate.

“Term SOFR Administrator”: CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Administrative Agent in its reasonable discretion).

“Term SOFR Borrowing”: as to any borrowing, the Loans bearing interest at a rate based on Adjusted Term SOFR comprising such borrowing other than pursuant to clause (c) of the definition of “Base Rate”.

“Term SOFR Loan”: a Loan that bears interest at a rate based on Adjusted Term SOFR other than pursuant to clause (c) of the definition of “Base Rate”.

“Term SOFR Reference Rate”: the forward-looking term rate based on SOFR published by the Term SOFR Administrator.

“Term SOFR Tranche”: the collective reference to Term SOFR Loans the then current Interest Periods with respect to all of which begin on the same date and end on the same later date (whether or not such Term SOFR Loans shall originally have been made on the same day).

“TIBOR”: (i) the rate per annum equal to the Tokyo Interbank Offered Rate as administered by the Ippan Shadan Hojin JPA TIBOR Administration (or the successor thereto) as published at approximately 11:00 a.m. (Tokyo time), two Eurocurrency Banking Days prior to the commencement of such Interest Period, for deposits in Yen (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or, (ii) if such rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Yen for delivery on the first day of such Interest Period in same day funds in the approximate amount of the Eurodollar Revolving Credit Loan is being made, continued or converted and with a term equivalent to such Interest Period would be offered by Toronto Dominion’s London branch (or other branch or Affiliate) to major banks in the London or other offshore interbank market for such currency at their request at approximately 11:00 a.m. (London time) two Business Days prior to the commencement of such Interest Period, provided that, if TIBOR shall be less than zero, such rate shall be deemed to be zero.

“Toronto Dominion”: Toronto Dominion (Texas) LLC or any of its affiliates that is a bank.

“Total Revolving Credit Commitments”: at any time, the aggregate amount of the Revolving Credit Commitments then in effect.

“Total Revolving Extensions of Credit”: at any time, the aggregate amount of the Revolving Extensions of Credit of all the Lenders outstanding at such time.

“Tower”: any wireless transmission tower or similar structure (including rooftops and distributed antennae systems), and related assets that are located on the site of such wireless transmission tower or similar structure, owned or leased or managed pursuant to long term arrangements by the Borrower or any of its Subsidiaries.

“Tower Cash Flow”: for any period, site leasing revenue less the cost of site leasing revenues (excluding maintenance capital expenditures, depreciation, amortization and accretion to the extent included in the cost of site leasing revenues) of any Person that owns a Tower for such period, all determined in accordance with GAAP, but excluding the non-cash impact of straightlining revenue or ground lease expense as required by Accounting Standards Codification 840. Tower Cash Flow will not include revenue or expenses attributable to non-site rental services provided by the Parent or any of its Subsidiaries (including (x) the Securitization Manager and, if any, the subsidiary acting in a capacity analogous to the Securitization Manager pursuant to any Additional Securitization Arrangements and (y) the Specified Unrestricted Foreign Entities) or revenues derived from the sale of assets.

“Tower Seller Debt”: any Indebtedness composed of deferred purchase price payments, earn-outs and/or similar obligations payable to the sellers of Towers that arise out of the acquisition of such Towers from such sellers.

“Transferee”: as defined in Section 10.14.

“Type”: as to any Loan, its nature as a Base Rate Loan, BBSY Loan, CORRA Loan, EURIBOR Loan, TIBOR Loan, Term SOFR Loan, Daily Simple RFR Loan or a Eurodollar Loan.

“UK Financial Institutions”: any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority”: the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Unadjusted Benchmark Replacement”: the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.

“Undisclosed Administration”: in relation to a Lender the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official by a supervisory authority or regulator under or based on the law in the country where such Lender is subject to home jurisdiction supervision if applicable law requires that such appointment is not to be publicly disclosed.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Special Resolutions Regime”: as defined in Section 10.24.

“Wholly Owned Subsidiary”: as to any Person, any other Person all of the Capital Stock of which (other than directors’ qualifying shares required by law) is owned by such Person directly and/or through other Wholly Owned Subsidiaries.

“Wholly Owned Subsidiary Guarantor”: any Subsidiary Guarantor that is a Wholly Owned Subsidiary of the Borrower.

“Withholding Agent”: any Loan Party and the Administrative Agent.

“Write-Down and Conversion Powers”: (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yen”: the lawful currency of Japan.

1.2. Other Definitional Provisions. (a) Unless otherwise specified therein, all terms defined in this Agreement shall have the defined meanings when used in the other Loan Documents or any certificate or other document made or delivered pursuant hereto or thereto.

(b) As used herein and in the other Loan Documents, and any certificate or other document made or delivered pursuant hereto or thereto, accounting terms relating to the Parent, Holdings, the Borrower and their respective Subsidiaries (including (x) the Securitization Manager and, if any, the subsidiary acting in a capacity analogous to the Securitization Manager pursuant to any Additional Securitization Arrangements and (y) the Specified Unrestricted Foreign Entities) not defined in Section 1.1 and accounting terms partly defined in Section 1.1, to the extent not defined, shall have the respective meanings given to them under GAAP. Notwithstanding any other provision contained herein, all terms of an accounting or financial nature used herein shall be construed, and all computations of amounts and ratios referred to herein shall be made, without giving effect to any election under Statement of Financial Accounting Standards 159 (or any other Financial Accounting Standard having a similar result or effect) to value any Indebtedness or other liabilities of the Parent, Holdings the Borrower or any of their respective Subsidiaries at “fair value”, as defined therein.

(c) The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.

(d) The meanings given to terms defined herein shall be equally applicable to both the singular and plural forms of such terms.

(e) For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized and acquired on the first date of its existence by the holders of its Capital Stock at such time.

(f) If the Borrower changes its fiscal year to end on a day other than December 31, the Borrower and the Administrative Agent will, and are hereby authorized by the Lenders to, make any adjustments to this Agreement, including any limit in this Agreement that refers to a fiscal year, fiscal quarter or fiscal period, that are necessary in order to reflect such change in fiscal year (including to account for any stub periods resulting from any such change).

1.3. Sustainability Provisions.

(a) Following the date on which the Borrower provides a Pricing Certificate in respect of the most recently ended calendar year, (i) the Applicable Margin shall be increased or decreased (or neither increased nor decreased), as applicable, pursuant to the Sustainability Margin Adjustment as set forth in such Pricing Certificate, and (ii) the Commitment Fee Rate shall be increased or decreased (or neither increased nor decreased), as applicable, pursuant to the Sustainability Commitment Fee Adjustment as set forth in such Pricing Certificate. For purposes of the foregoing, (A) the Sustainability Margin Adjustment and the Sustainability Commitment Fee Adjustment shall be determined as of the fifth Business Day following receipt by the Administrative Agent of a Pricing Certificate delivered pursuant to Section 1.3(g) based upon the KPI Metrics set forth in such Pricing Certificate and the calculations of the Sustainability Margin Adjustment and the Sustainability Commitment Fee Adjustment therein (such day, the “Sustainability Pricing Adjustment Date”) and (B) each change in the Applicable Margin and the Commitment Fee Rate resulting from a Pricing Certificate shall be effective during the period commencing on and including the applicable Sustainability Pricing Adjustment Date and ending on the date immediately preceding the next such Sustainability Pricing Adjustment Date (or, in the case of non-delivery of a Pricing Certificate, the last day such Pricing Certificate could have been delivered pursuant to the terms of Section 1.3(g)).

(b) For the avoidance of doubt, only one Pricing Certificate may be delivered in respect of any calendar year. It is further understood and agreed that the Applicable Margin will never be reduced or increased by more than 0.05% or 0.05%, respectively, and that the Commitment Fee Rate will never be reduced or increased by more than 0.01% or 0.01%, respectively, pursuant to the Sustainability Margin Adjustment and the Sustainability Commitment

Fee Adjustment, respectively, during any single calendar year, and if the Applicable Margin would be less than the Floor because of the Sustainability Margin Adjustment, the Applicable Margin will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents. For the avoidance of doubt, any adjustment to the Applicable Margin or Commitment Fee Rate by reason of meeting or failing to meet the KPI Metric in any year shall not be cumulative year-over-year. Each applicable adjustment shall only apply until the date on which the next adjustment is due to take place.

(c) It is hereby understood and agreed that if no such Pricing Certificate is delivered by the Borrower within the period set forth in Section 1.3(g), the Sustainability Margin Adjustment will be positive 0.05% and Sustainability Commitment Fee Adjustment will be positive 0.01% commencing on the last day such Pricing Certificate could have been delivered pursuant to the terms of Section 1.3(g) and continuing until the Borrower delivers a Pricing Certificate to the Administrative Agent.

(d) If (i)(A) the Borrower or any Lender becomes aware of any material inaccuracy in the Sustainability Margin Adjustment, the Sustainability Commitment Fee Adjustment or the KPI Metric as reported in a Pricing Certificate (any such material inaccuracy, a “Pricing Certificate Inaccuracy”) and, in the case of any Lender, such Lender delivers, not later than ten (10) Business Days after obtaining knowledge thereof, a written notice to the Administrative Agent describing such Pricing Certificate Inaccuracy in reasonable detail (which description shall be shared with each Lender and the Borrower), or (B) the Borrower and the Lenders agree that there was a Pricing Certificate Inaccuracy at the time of delivery of a Pricing Certificate, and (ii) a proper calculation of the Sustainability Margin Adjustment, Sustainability Commitment Fee Adjustment or the KPI Metrics would have resulted in an increase in the Applicable Margin or Commitment Fee Rate for any period, then the Borrowers shall be obligated to pay to the Administrative Agent for the account of the applicable Lenders or the applicable Issuing Lender, as the case may be, promptly on demand by the Administrative Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the bankruptcy code (or any comparable event under non-U.S. debtor relief laws), automatically and without further action by the Administrative Agent, any Lender or any Issuing Lender), but in any event within 10 Business Days after the Borrower has received written notice of, or has agreed in writing that there was, a Pricing Certificate Inaccuracy, an amount equal to the excess of (1) the amount of interest and fees that should have been paid for such period over (2) the amount of interest and fees actually paid for such period. If the Borrower becomes aware of any Pricing Certificate Inaccuracy and, in connection therewith, if a proper calculation of the Sustainability Margin Adjustment, Sustainability Commitment Fee Adjustment or the KPI Metrics would have resulted in a decrease in the Applicable Margin or Commitment Fee Rate for any period, then, upon receipt by the Administrative Agent of notice from the Borrower of such Pricing Certificate Inaccuracy (which notice shall include corrections to the calculations of the Sustainability Margin Adjustment, Sustainability Commitment Fee Adjustment or the KPI Metrics, as applicable), commencing on the Business Day following receipt by the Administrative Agent of such notice, the Applicable Margin and Commitment Fee Rate shall be adjusted to reflect the corrected calculations of the Sustainability Margin Adjustment, Sustainability Commitment Fee Adjustment or the KPI Metrics, as applicable. Notwithstanding the foregoing or anything to the contrary herein, any information in a Pricing Certificate shall be deemed to be not materially inaccurate (and no Pricing Certificate Inaccuracy shall be deemed to have occurred in respect thereof), and any calculation of the Sustainability Margin Adjustment, the Sustainability Commitment Fee Adjustment or the KPI Metrics shall be deemed proper, and in each case shall not implicate this Section 1.3(d), if such information or calculation was made by the Borrower in good faith based on information reasonably available to the Borrower at the time such calculation was made.

(e) It is understood and agreed that any Pricing Certificate Inaccuracy (and any consequences thereof) shall not constitute a Default or Event of Default; provided, that, the Borrower complies with the terms of this Section 1.3 with respect to such Pricing Certificate Inaccuracy. Notwithstanding anything to the contrary herein, unless such amounts shall be due upon the occurrence of an actual or deemed entry of an order for relief with respect to the Borrower under the bankruptcy code (or any comparable event under non-U.S. debtor relief laws), (a) any additional amounts required to be paid pursuant to the immediate preceding paragraph shall not be due and payable until the date that is ten (10) Business Days after a written demand is made for such payment by the Administrative Agent in accordance with such paragraph, (b) any nonpayment of such additional amounts prior to or upon that is ten (10) Business Days after such written demand for payment by Administrative Agent shall not constitute a Default (whether retroactively or otherwise) and (c) none of such additional amounts shall be deemed overdue prior to such date that is ten (10) Business Days after such written demand or shall accrue interest at the rate determined in accordance with Section 2.10(c) prior to the date that is ten (10) Business Days after such written demand.

(f) Each party hereto hereby agrees that the Administrative Agent and the Sustainability Structuring Agent shall not have any responsibility for (or liability in respect of) reviewing, auditing or otherwise evaluating any calculation by the Borrower of any Sustainability Margin Adjustment or Sustainability Commitment Fee Adjustment (or any of the data or computations that are part of or related to any such calculation) set forth in any Pricing Certificate (and the Administrative Agent may rely conclusively on any such certificate, without further inquiry). In addition, the Borrower shall have no obligation to disclose any further data, computations or other information to the Administrative Agent or any Lender with respect to any KPI Metric, Sustainability Target or Sustainability Threshold.

(g) As soon as available and in any event within 90 days following the end of each fiscal year of the Borrower (commencing with the fiscal year ending December 31, 2023), the Borrower shall deliver to the Administrative Agent a Pricing Certificate for the most recently-ended calendar year; provided, that, for any calendar year the Borrower may elect not to deliver a Pricing Certificate, and such election shall not constitute a Default or Event of Default (but such failure to so deliver a Pricing Certificate by the end of such 90-day period shall result in the Sustainability Margin Adjustment and Sustainability Commitment Fee Adjustment being applied as set forth in Section 1.3(c)).

(h) Certain Adjustments. The Borrower shall be permitted (in consultation with the Sustainability Structuring Agent) to make adjustments to the Converted Towers Target and Converted Towers Threshold and/or REC Target and REC Threshold for any calendar year to account for (i) the decommissioning, dismantling, or removal from service (on a non-temporary basis) of lighted towers (including, without limitation, the Borrower’s election not to rebuild, replace, or restore any lighted towers which were destroyed or felled as a result of any natural or man-made casualty), (ii) lighted towers which are sold or otherwise disposed of and (iii) any material increase in the market price for purchasing RECs, as reasonably determined by the Borrower in good faith. Such adjustments shall be set forth in the applicable Pricing Certificate for the calendar year in which such adjustments are being made. All adjustments effected through this clause (h) shall apply to the calendar year for which such adjustments are made and to all subsequent calendar years.

(i) Certain Defined Terms.

“Converted Towers”: any wireless transmission tower or similar structure (including rooftops and distributed antennae systems), and related assets that are located on the site of such wireless transmission tower or similar structure, owned or leased or managed pursuant to long term arrangements by the Parent or any of its Subsidiaries, the lighting systems of which have been converted from traditional lighting to LED lighting.

“Converted Towers Target”: with respect to any calendar year, the number opposite “Converted Towers Target” for such calendar year as set forth in the Sustainability Table.

“Converted Towers Threshold”: with respect to any calendar year, the number opposite “Converted Towers Threshold” for such calendar year as set forth in the Sustainability Table.

“GHG Protocol” means those standards available at https://ghgprotocol.org/standards, including subsequent amendments or updates, in each case to the extent applicable to the Borrower.

“KPI Metric 1”: the aggregate number of Converted Towers.

“KPI Metric 2”: the aggregate number of RECs.

“KPI Metrics”: KPI Metric 1 and KPI Metric 2; provided that if a REC KPI Removal Event occurs, such term shall mean only KPI Metric 1.

“Pricing Certificate”: a certificate substantially in the form of Exhibit M executed by the chief executive officer, chief operating officer, chief financial officer, treasurer, assistant treasurer, controller or senior vice president of finance of the Borrower and (a) including the true and correct number of (i) Converted Towers and (ii) RECs, in each case as of the last day of the most recently ended calendar year and setting forth the Sustainability Margin Adjustment and the Sustainability Commitment Fee Adjustment for the period covered thereby and computations in reasonable detail in respect thereof, (b) certification by the signatory thereto (in their official, and not individual, capacity) confirming that they are not aware of any material modifications that should be made to such computations in order for them to be presented in all material respects in conformity with the applicable standards for the computation thereof and (c) attaching any relevant third-party vendor reports with respect to the number of Converted Towers and RECs set forth therein.

“REC”: the Renewable Energy Credit or Renewable Energy Certificate or Energy Attribute Certificate owned by the Parent or any of its Subsidiaries, whether directly or indirectly purchased or otherwise acquired (including pursuant to any subsequent transfer or assignment to the Parent or any of its Subsidiaries), representing the environmental attributes associated with one megawatt hour of unbundled electricity generated from a renewable source in the vintage year of issue.

“REC KPI Removal Event”: if either the standards issued by the GHG Protocol or Science-Based Targets Initiative or Requirements of Law, including rulings from the Securities and Exchange Commission, deems that RECs are no longer an accepted method of reducing greenhouse gas emissions, the Borrower, in consultation with the Sustainability Structuring Agent, may remove such KPI Metric.

“REC Target”: with respect to any calendar year, the number opposite “REC Target” for such calendar year as set forth in the Sustainability Table.

“REC Threshold”: with respect to any calendar year, the number opposite “REC Threshold” for such calendar year as set forth in the Sustainability Table.

“Science-Based Targets Initiative” means those standards available at https://sciencebasedtargets.org/, including subsequent amendments or updates, in each case to the extent applicable to any Loan Party.

“Sustainability Commitment Fee Adjustment”: with respect to any Pricing Certificate for any period between Sustainability Pricing Adjustment Dates, (i) prior to a REC KPI Removal Event, (x) (a) positive 0.005%, if the number of Converted Towers as set forth in the applicable Pricing Certificate is less than the Converted Tower Threshold, (b) 0.00%, if the number of Converted Towers as set forth in the applicable Pricing Certificate is greater than or equal to the Converted Towers Threshold but less than the Converted Towers Target, and (c) negative 0.005%, if the number of Converted Towers as set forth in the applicable Pricing Certificate is greater than or equal to the Converted Towers Target and (y) (a) positive 0.005%, if the RECs as set forth in the applicable Pricing Certificate is less than the REC Threshold and (b) negative 0.005%, if the RECs as set forth in the applicable Pricing Certificate is greater than or equal to the REC Target and (ii) on and after the occurrence of a REC KPI Removal Event, (a) positive 0.01%, if the Converted Towers as set forth in the applicable Pricing Certificate is less than the Converted Tower Threshold, (b) 0.00%, if the Converted Towers as set forth in the applicable Pricing Certificate is greater than or equal to the Converted Towers Threshold but less than the Converted Towers Target, and (c) negative 0.01%, if the Converted Towers as set forth in the applicable Pricing Certificate is greater than or equal to the Converted Towers Target.

“Sustainability Margin Adjustment”: with respect to any Pricing Certificate for any period between Sustainability Pricing Adjustment Dates, (i) prior to a REC KPI Removal Event, (x) (a) positive 0.025%, if the number of Converted Towers as set forth in the applicable Pricing Certificate is less than the Converted Tower Threshold, (b) 0.00%, if the number of Converted Towers as set forth in the applicable Pricing Certificate is greater than or equal to the Converted Towers Threshold but less than the Converted Towers

Target and (c) negative 0.025%, if the number of Converted Towers as set forth in the applicable Pricing Certificate is greater than or equal to the Converted Towers Target and (y) (a) positive 0.025%, if the RECs as set forth in the applicable Pricing Certificate is less than the REC Threshold and (b) negative 0.025%, if the RECs as set forth in the applicable Pricing Certificate is greater than or equal to the REC Target and (ii) on and after the occurrence of a REC KPI Removal Event, (a) positive 0.05%, if the Converted Towers as set forth in the applicable Pricing Certificate is less than the Converted Tower Threshold, (b) 0.00%, if the Converted Towers as set forth in the applicable Pricing Certificate is greater than or equal to the Converted Towers Threshold but less than the Converted Towers Target, and (c) negative 0.05%, if the Converted Towers as set forth in the applicable Pricing Certificate is greater than or equal to the Converted Towers Target.

“Sustainability Pricing Adjustment Date”: as defined in Section 1.3(a).

“Sustainability Table”: the Sustainability Table set forth on Schedule 1.3.

SECTION 2. AMOUNT AND TERMS OF REVOLVING CREDIT COMMITMENTS

2.1. Commitments.

(a) Subject to the terms and conditions hereof, each Term Lender severally agrees to make an Initial Term Loan in Dollars to the Borrower on the Effective Date in an amount not to exceed the amount of the Term Commitment of such Lender. Amounts borrowed under this Section 2.1(a) and, paid or prepaid may not be reborrowed.

(b) Subject to the terms and conditions hereof, each Lender severally agrees to make, in Dollars and any Alternative Currency, revolving credit loans (“Revolving Credit Loans”) to the Borrower from time to time during the Revolving Credit Commitment Period in an aggregate principal amount at any one time outstanding the Dollar Equivalent of which, when added to such Lender’s Revolving Credit Percentage of the L/C Obligations then outstanding, does not exceed the amount of such Lender’s Revolving Credit Commitment. During the Revolving Credit Commitment Period the Borrower may use the Revolving Credit Commitments by borrowing, prepaying the Revolving Credit Loans in whole or in part, and reborrowing, all in accordance with the terms and conditions hereof. The Revolving Credit Loans may from time to time be Eurodollar Loans or, in the case of Revolving Credit Loans denominated in Dollars, Base Rate Loans as determined by the Borrower and notified to the Administrative Agent in accordance with Sections 2.2 and 2.8, provided that no Revolving Credit Loan shall be made as a Eurodollar Loan after the day that is one month prior to the Revolving Credit Termination Date. Revolving Credit Loans denominated in any Alternative Currency shall be Eurodollar Loans.

2.2. Procedure for Borrowing.

(a) The Borrower shall give the Administrative Agent irrevocable notice (which notice must be received by the Administrative Agent prior to 10:00 A.M., New York City time, one Business Day prior to the anticipated Borrowing Date) requesting that the Term Lenders make the Term Loans on the Borrowing Date and specifying the amount to be borrowed. Upon receipt of such notice the Administrative Agent shall promptly notify each Term Lender thereof.

Subject to Section 2.2(b), not later than 12:00 Noon, New York City time, on the Borrowing Date each Term Lender shall make available to the Administrative Agent at the Funding Office an amount in immediately available funds equal to the principal amount of the Term Loan or Term Loans to be made by such Lender. The Administrative Agent shall credit the account of the Borrower on the books of such office of the Administrative Agent with the aggregate of the amounts made available to the Administrative Agent by the Term Lenders in immediately available funds.

(b) On the Effective Date, each Continuing Term Lender agrees to “fund” its Term Loans on the Effective Date as follows:

(i) the outstanding aggregate principal amount of Existing Term Loans of each Existing Term Lender that has executed this Agreement and that has a Term Commitment (each, a “Continuing Term Lender”) shall, subject to clauses (ii) and (iv) below, automatically be converted into Initial Term Loans hereunder in a principal amount equal to such Continuing Term Lender’s Term Commitment on the Effective Date;

(ii) to the extent any Existing Term Lender has a Term Commitment that is less than the outstanding principal amount of the Existing Term Loans of such Existing Term Lender, such Existing Term Lender shall be repaid in cash with the proceeds of the Initial Term Loans in an amount equal to the difference between the outstanding principal amount of the Existing Term Loans of such Existing Term Lender and such Existing Term Lender’s Term Commitment;

(iii) the outstanding aggregate principal amount of Existing Term Loans of each Existing Term Lender that is not a Continuing Term Lender shall be repaid in full in cash with the proceeds of the Initial Term Loans; and

(iv) to the extent any Existing Term Lender has Term Commitments that are greater than the outstanding principal amount of the Existing Term Loans of such Existing Term Lender, such Existing Term Lender shall fund in cash a new Initial Term Loan to the Borrower in a principal amount equal to such Existing Term Lender’s Term Commitment on the Effective Date less the amount of such Existing Term Lender’s Existing Term Loans (which amount, for the avoidance of doubt, shall be automatically converted into Initial Term Loans pursuant to clause (i) above).

(c) The Borrower may borrow under the Revolving Credit Commitments during the Revolving Credit Commitment Period on any Business Day, provided that the Borrower shall deliver to the Administrative Agent a Borrowing Notice (which Borrowing Notice must be received by the Administrative Agent prior to (x) with respect to Revolving Credit Loans denominated in Dollars, 12:00 Noon, New York City time, (a) three U.S. Government Securities Business Days prior to the requested Borrowing Date, in the case of Term SOFR Loans, or (b) one Business Day prior to the requested Borrowing Date, in the case of Base Rate Loans), and (y) in the case of Revolving Credit Loans denominated in any Alternative Currency, the applicable Specified Time for such Alternative Currency, in each case specifying (i) the currency, amount and Type of Revolving Credit Loans to be borrowed, (ii) the requested Borrowing Date and Foreign Subsidiary Borrower (if applicable) and (iii) in the case of Eurodollar Loans, the length of the initial Interest Period therefor. Each borrowing under the Revolving Credit Commitments shall be in an amount equal to (x) in the case of Base Rate Loans, $1,000,000 or a whole multiple thereof (or, if the then aggregate Available Revolving Credit Commitments are less than $1,000,000, such lesser amount) and (y) in the case of Eurodollar Loans, $2,500,000 or a whole multiple of $500,000 in excess thereof (or, with respect to borrowings denominated in an Alternative Currency, the smallest amount of such Alternative Currency that has a Dollar Equivalent in excess of $2,500,000 or a whole multiple of the smallest amount of such Alternative Currency that has a Dollar Equivalent in excess of $500,000 in excess thereof). With respect to borrowings denominated in an Alternative Currency, no such borrowing shall cause the Dollar Equivalent of the aggregate principal amount of all then outstanding Revolving Credit Loans denominated in Alternative Currencies to exceed the Alternative Currency Sublimit. Upon receipt of any such Borrowing Notice from the Borrower, the Administrative Agent shall promptly notify each Lender thereof. Subject to Section 2.2(b), each Lender will make the amount of its pro rata share of each borrowing available to the Administrative Agent for the account of the Borrower (or, if applicable, the Foreign Subsidiary Borrower identified in such Borrowing Notice) at the applicable Funding Office prior to 12:00 Noon, New York City time, on the Borrowing Date requested by the Borrower in funds in Dollars or the applicable Alternative Currency, as applicable, immediately available to the Administrative Agent. The Administrative Agent shall make available to the Borrower (or, if applicable, the Foreign Subsidiary Borrower identified in such Borrowing Notice) the aggregate of the amounts made available to the Administrative Agent by the Lenders in like funds as received by the Administrative Agent. Each Revolving Credit Lender may, at its option, make any Revolving Credit Loan available to any Borrower by causing any foreign or domestic branch or Affiliate of such Revolving Credit Lender to make such Revolving Credit Loan; provided that any exercise of such option shall not affect the obligation of such Borrower to repay such Revolving Credit Loan in accordance with the terms of this Agreement.

2.3. Repayment of Loans; Evidence of Debt. (a) (i) The Initial Term Loans of each Initial Term Lender shall be repayable on the last day of each March, June, September and December (commencing on June 30, 2024) in an amount equal to the product of (x) such Initial Term Lender’s applicable Term Percentage multiplied by (y) an amount equal to 0.250% of the aggregate principal amount of the Initial Term Loans on the Effective Date.

To the extent not previously paid, all Term Loans shall be due and payable on the applicable Term Loan Maturity Date (or such earlier date on which the Term Loans become due and payable pursuant to Section 8).

(ii) The Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Lender the then unpaid principal amount of each Revolving Credit Loan of such Lender on the Revolving Credit Termination Date in Dollars and the applicable Alternative Currency, as applicable (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Section 8). The Borrower hereby further agrees to pay interest on the unpaid principal amount of the Revolving Credit Loans from time to time outstanding from the Effective Date until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.10. Each Foreign Subsidiary Borrower hereby unconditionally promises to pay to the Administrative Agent for the account of the appropriate Lender the then unpaid principal amount of each Revolving Credit Loan of such Lender made to such Foreign

Subsidiary Borrower on the Revolving Credit Termination Date in Dollars and the applicable Alternative Currency, as applicable (or such earlier date on which the Revolving Credit Loans become due and payable pursuant to Section 8). Each Foreign Subsidiary Borrower hereby further agrees to pay interest on the unpaid principal amount of such Revolving Credit Loans from time to time outstanding until payment in full thereof at the rates per annum, and on the dates, set forth in Section 2.10.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing indebtedness of the Borrower to such Lender resulting from each Loan of such Lender from time to time, including the amounts of principal and interest payable and paid to such Lender from time to time under this Agreement.

(c) The Administrative Agent, on behalf of the Borrower, shall maintain the Register pursuant to Section 10.6(d), and a subaccount therein for each Lender, in which shall be recorded (i) the amount of each Loan made hereunder and any Note evidencing such Loan, the Type thereof and each Interest Period applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrower to each Lender hereunder and (iii) both the amount of any sum received by the Administrative Agent hereunder from the Borrower and each Lender’s share thereof (including, in each case, in the case of Revolving Credit Loans denominated in an Alternative Currency, the applicable Alternative Currency thereof).

(d) The entries made in the Register and the accounts of each Lender maintained pursuant to Section 2.3(b) shall, to the extent permitted by applicable law, be prima facie evidence of the existence and amounts of the obligations of the Borrower therein recorded; provided, however, that the failure of any Lender or the Administrative Agent to maintain the Register or any such account, or any error therein, shall not in any manner affect the obligation of the Borrower to repay (with applicable interest) the Loans made to the Borrower by such Lender in accordance with the terms of this Agreement.

(e) The Borrower agrees that, upon the request to the Administrative Agent by any Lender, the Borrower will execute and deliver to such Lender a promissory note of the Borrower evidencing any Loans of such Lender to the Borrower, substantially in the form of Exhibit F-1 or F-2, as applicable, with appropriate insertions as to date and principal amount.

2.4. Commitment Fees, etc. (a) Subject to Section 2.21, the Borrower agrees to pay to the Administrative Agent for the account of each Lender a commitment fee for the period from and including the Effective Date to the last day of the Revolving Credit Commitment Period, computed at the Commitment Fee Rate applicable at such time, in each case on the average daily amount of the Available Revolving Credit Commitment of such Lender during the period for which payment is made, payable quarterly in arrears on the last day of each March, June, September, December and on the Revolving Credit Termination Date, commencing on the first of such dates to occur after the Effective Date.

(b) The Borrower agrees to pay to the Administrative Agent the fees in the amounts and on the dates from time to time agreed to in writing by the Borrower and the Administrative Agent.

2.5. Optional Termination or Reduction of Revolving Credit Commitments. The Borrower shall have the right, upon not less than three Business Days’ notice to the Administrative Agent, to terminate the Revolving Credit Commitments or, from time to time, to reduce the amount of the Revolving Credit Commitments; provided that no such termination or reduction of Revolving Credit Commitments shall be permitted if, after giving effect thereto and to any prepayments of the Revolving Credit Loans made on the effective date thereof, (x) the Dollar Equivalent of the Total Revolving Extensions of Credit would exceed the Total Revolving Credit Commitments or (y) the Dollar Equivalent of all Revolving Credit Loans denominated in Alternative Currencies would exceed the Alternative Currency Sublimit. Any such reduction shall be in an amount equal to $5,000,000, or a whole multiple of $1,000,000 in excess thereof, and shall reduce permanently the Revolving Credit Commitments then in effect.

2.6. Optional Prepayments. (a) The Borrower may at any time and from time to time prepay the Loans, in whole or in part, without premium or penalty (except in the case of Term Loans as otherwise provided in paragraph (b) below), upon irrevocable notice delivered to the Administrative Agent at least (x) three U.S. Government Securities Business Days prior thereto in the case of Term SOFR Loans denominated in Dollars, (y) five Business Days prior thereto in the case of Eurodollar Loans denominated in any Alternative Currency and (z) one Business Day prior thereto in the case of Base Rate Loans, which notice shall specify the date and amount of such prepayment, and whether such prepayment is of Eurodollar Loans or Base Rate Loans; provided, that if a Eurodollar Loan (other than any Term SOFR Loan) is prepaid on any day other than the last day of the Interest Period applicable thereto, the Borrower (and the Foreign Subsidiary Borrower to which such Eurodollar Loan was made) shall also pay any amounts owing pursuant to Section 2.16. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof. If any such notice is given, the amount specified in such notice shall be due and payable on the date specified therein, together with (except in the case of Base Rate Loans) accrued interest to such date on the amount prepaid. Optional partial prepayments of Term Loans and Revolving Credit Loans shall be in an aggregate principal amount of $1,000,000 or a whole multiple of $500,000 in excess thereof.

(b) Any (i) optional prepayment of the Initial Term Loans using proceeds of Indebtedness incurred by the Borrower from a substantially concurrent incurrence of syndicated term loans for which the interest rate payable thereon on the date of such prepayment is lower than the Adjusted Term SOFR on the date of such prepayment plus the Applicable Margin with respect to such Initial Term Loans on the date of such prepayment with the primary purpose of refinancing Initial Term Loans at a lower interest rate or (ii) repricing of the Initial Term Loans pursuant to an amendment to this Agreement resulting in the interest rate payable thereon on the date of such amendment being lower than the Adjusted Term SOFR on the date immediately prior to such amendment plus the Applicable Margin with respect to the Initial Term Loans on the date immediately prior to such amendment, shall be accompanied by a prepayment fee equal to 1.00% of the aggregate principal amount of such prepayment (or, in the case of clause (ii) above, of the aggregate amount of Initial Term Loans outstanding immediately prior to such amendment), in each case, if made on or prior to the six month anniversary of the Effective Date.

2.7. Mandatory Prepayments. (a) Unless the Required Lenders shall otherwise agree, if on any date the Borrower or any of its Subsidiaries shall receive Net Cash Proceeds from any Asset Sale and the ratio of Consolidated Net Debt to Annualized Borrower EBITDA, calculated on a pro forma basis after giving effect to such Asset Sale, would exceed 6.25 to 1.00, then, unless a Reinvestment Notice shall be delivered in respect thereof, 100% of such Net Cash Proceeds shall be applied on or prior to the 10th day after such date to the prepayment of the Term Loans in accordance with Sections 2.7(d) and 2.13); provided that the percentage in this Section 2.7(a) shall be reduced to (i) 50% to the extent the Consolidated Net Debt to Annualized Borrower EBITDA, calculated on a pro forma basis after giving effect to such Asset Sale is less than or equal to 5.75 to 1.00 but greater than 5.25:1.00 and (ii) 25% to the extent the Consolidated Net Debt to Annualized Borrower EBITDA, calculated on a pro forma basis after giving effect to such Asset Sale is less than or equal to 5.25 to 1.00, provided further, that, notwithstanding the foregoing, on each Reinvestment Prepayment Date, an amount equal to the Reinvestment Prepayment Amount with respect to the relevant Reinvestment Event shall be applied to the prepayment of Term Loans in accordance with Sections 2.7(d) and 2.13.

(b) [Reserved].

(c) Unless the Required Lenders shall otherwise agree, if any Indebtedness shall be incurred by the Borrower or any of its Subsidiaries (including the Securitization Manager and, if any, the subsidiary acting in a capacity analogous to the Securitization Manager pursuant to any Additional Securitization Arrangements) (excluding any Indebtedness incurred in accordance with Section 7.2), an amount equal to 100% of the Net Cash Proceeds thereof shall be applied on the date of such incurrence to the prepayment of the Term Loans, in accordance with Sections 2.7(d) and 2.13.

(d) Amounts to be applied in connection with any prepayment made pursuant to Section 2.7 shall be applied to the prepayment of the Term Loans. The application of any prepayment pursuant to Section 2.7 shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans. Each prepayment of Term Loans under Section 2.7 (except in the case of Base Rate Loans) shall be accompanied by accrued interest to the date of such prepayment on the amount prepaid.

(e) If, on any Calculation Date, (i) the Dollar Equivalent of the aggregate outstanding principal amounts of Revolving Credit Loans in Alternative Currencies exceeds an amount equal to 105% of the Alternative Currency Sublimit, or (ii) the Dollar Equivalent of the sum of the aggregate principal amount of all Revolving Credit Loans then outstanding and the L/C Obligations then outstanding exceeds an amount equal to 105% of the Total Revolving Credit Commitments, the Borrower shall, following notice thereof from the Administrative Agent, without demand therefor, promptly, but in any event within 5 days after such notice, repay such of the outstanding Revolving Credit Loans in the amount of such excess.

2.8. Conversion and Continuation Options. (a) The Borrower may elect from time to time to convert Term SOFR Loans denominated in Dollars to Base Rate Loans by giving the Administrative Agent at least two U.S. Government Securities Business Days’ prior irrevocable notice of such election. The Borrower may elect from time to time to convert Base Rate Loans to Term SOFR Loans by giving the Administrative Agent at least three Business Days’ prior irrevocable notice of such election (which notice shall specify the length of the initial Interest Period therefor), provided that no Base Rate Loan may be converted into a Term SOFR Loan (i) when any Event of Default has occurred and is continuing and the Administrative Agent or the

Required Lenders have determined in its or their sole discretion not to permit such conversions or (ii) with respect to Revolving Credit Loans, after the date that is one month prior to the final scheduled termination or maturity date of the Revolving Credit Facility and with respect to Term Loans, after the date that is one month prior to the final scheduled maturity date of such Term Loans. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

(b) Any Eurodollar Loan may be continued as such in the same Agreed Currency, upon the expiration of the then current Interest Period or in the case of Daily Simple RFR Loans, upon the Interest Payment Date, with respect thereto by the Borrower giving irrevocable notice to the Administrative Agent, in accordance with the applicable provisions of the term “Interest Period” set forth in Section 1.1, of the length of the next Interest Period to be applicable to such Loans, provided that no Eurodollar Loan may be continued as such (i) when any Event of Default has occurred and is continuing and the Administrative Agent has or the Required Lenders have determined in its or their sole discretion not to permit such continuations or (ii) with respect to Revolving Credit Loans, after the date that is one month prior to the final scheduled termination or maturity date of the Revolving Credit Facility and with respect to Term Loans, after the date that is one month prior to the final scheduled maturity date of such Term Loans; and provided, further, that if the Borrower shall fail to give any required notice as described above in this paragraph or if such continuation is not permitted pursuant to the preceding proviso, (x) in the case of Term SOFR Loans denominated in Dollars, such Loans shall be automatically converted to Base Rate Loans on the last day of such then expiring Interest Period, (y) in the case of Eurodollar Loans denominated in any Alternative Currency, such Eurodollar Loans shall be continued as Eurodollar Loans in the same Alternative Currency with an Interest Period of one month on the last day of such then expiring Interest Period and (z) in the case of Daily Simple RFR Loans, such Daily Simple RFR Loans shall be continued in the same Alternative Currency bearing interest at a rate upon the applicable Adjusted Daily Simple RFR as of such Interest Payment Date. Upon receipt of any such notice the Administrative Agent shall promptly notify each relevant Lender thereof.

2.9. Minimum Amounts and Maximum Number of Eurodollar Tranches. Notwithstanding anything to the contrary in this Agreement, all borrowings, conversions, continuations and optional prepayments of Eurodollar Loans hereunder and all selections of Interest Periods hereunder shall be in such amounts and be made pursuant to such elections so that, (a) after giving effect thereto, the aggregate principal amount of the Eurodollar Loans comprising each Term SOFR Tranche or Eurodollar Tranche shall be equal to $2,500,000 or a whole multiple of $500,000 in excess thereof (or, with respect to Eurodollar Loans denominated in an Alternative Currency, the smallest amount of such Alternative Currency that has a Dollar Equivalent in excess of $2,500,000 or a whole multiple of the smallest amount of such Alternative Currency that has a Dollar Equivalent in excess of $500,000 in excess thereof) and (b) no more than twelve (12) Eurodollar Tranches or Term SOFR Tranches shall be outstanding at any one time in respect of the Revolving Credit Loans and the Initial Term Loans, and no more than the maximum amount of Eurodollar tranches set forth in the applicable Incremental Term Loan Amendment shall be outstanding at any one time in respect of any such Incremental Term Loans.

2.10. Interest Rates and Payment Dates. (a) Each Eurodollar Loan (other than Term SOFR Loans) shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Eurodollar Rate determined for such day plus the Applicable Margin.

(b) Each Term SOFR Loan shall bear interest for each day during each Interest Period with respect thereto at a rate per annum equal to the Adjusted Term SOFR determined for such day plus the Applicable Margin.

(c) Each Base Rate Loan shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin.

(d) Each Daily Simple RFR Loan shall bear interest at a rate per annum equal to the Adjusted Daily Simple RFR plus the Applicable Margin.

(e) (i) If all or a portion of the principal amount of any Term Loan, Revolving Credit Loan or Reimbursement Obligation shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum that is equal to (x) in the case of the Term Loans and the Revolving Credit Loans, the rate that would otherwise be applicable thereto pursuant to the foregoing provisions of this Section plus 2% or (y) in the case of Reimbursement Obligations, the rate applicable to Base Rate Loans plus 2%, and (ii) if all or a portion of any interest payable on any Term Loan, Revolving Credit Loan or Reimbursement Obligation or any commitment fee or other amount payable hereunder shall not be paid when due (whether at the stated maturity, by acceleration or otherwise), such overdue amount shall bear interest at a rate per annum equal to the rate then applicable to Base Rate Loans plus 2%, in each case, with respect to clauses (i) and (ii) above, from the date of such non-payment until such amount is paid in full (after as well as before judgment).

(f) Interest shall be payable in arrears on each Interest Payment Date, provided that interest accruing pursuant to paragraph (e) of this Section shall be payable from time to time on demand.

2.11. Computation of Interest and Fees. (a) Interest, fees and commissions payable pursuant hereto shall be calculated on the basis of a 360-day year for the actual days elapsed, except that, with respect to (i) Base Rate Loans the rate of interest on which is calculated on the basis of the Prime Rate, the interest thereon shall be calculated on the basis of a 365- (or 366-, as the case may be) day year for the actual days elapsed and (ii) Revolving Credit Loans denominated in Pound Sterling, the interest thereon shall be calculated on the basis of a 365-day year for the actual days elapsed. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of each determination of a Eurodollar Rate. Any change in the interest rate on a Loan resulting from a change in the Base Rate or the Eurocurrency Reserve Requirements shall become effective as of the opening of business on the day on which such change becomes effective. The Administrative Agent shall as soon as practicable notify the Borrower and the relevant Lenders of the effective date and the amount of each such change in interest rate.

(b) Each determination of an interest rate by the Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on the Borrower and the Lenders in the absence of manifest error. The Administrative Agent shall, at the request of the Borrower, deliver to the Borrower a statement showing the quotations used by the Administrative Agent in determining any interest rate pursuant to Section 2.10(a).

2.12. Inability to Determine Interest Rate. With respect to any RFR Loan or Eurodollar Loan, subject to Section 2.27:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that:

(i) (A) if Adjusted Daily Simple RFR is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, “Adjusted Daily Simple RFR” cannot be determined pursuant to the definition thereof or (B) if Adjusted Term SOFR or Eurodollar Rate is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, “Adjusted Term SOFR” or “Eurodollar Rate”, as applicable, cannot be determined pursuant to the definition thereof on or prior to the first day of any Interest Period;

(b) with respect to any Eurodollar Loan or any request therefor or a conversion thereto or a continuation thereof, the Required Lenders determine (which determination shall be conclusive and binding absent manifest error) that deposits in the applicable Agreed Currency are not being offered to banks in the applicable offshore interbank market for the applicable Agreed Currency, amount or Interest Period of such Eurodollar Loan, and the Required Lenders have provided notice of such determination to the Administrative Agent;

(c) the Required Lenders determine that for any reason in connection with any request for such Loan or a conversion thereto or a continuation thereof that (i) if Adjusted Daily Simple RFR is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, Adjusted Daily Simple RFR does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans due to changes in administrative costs, fees, tariffs and taxes and other matters outside of Lender’s reasonable control or (ii) if Adjusted Term SOFR or if Eurodollar Rate is utilized in any calculations hereunder or under any other Loan Document with respect to any Obligations, interest, fees, commissions or other amounts, Adjusted Term SOFR or Eurodollar Rate, as applicable, does not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loan during the applicable Interest Period due to changes in administrative costs, fees, tariffs and taxes and other matters outside of the Lender’s reasonable control, and, in the case of (i) or (ii), the Required Lenders have provided notice of such determination to the Administrative Agent:

then, in each case, the Administrative Agent will promptly so notify the Borrower and each applicable Lender. Upon notice thereof by the Administrative Agent to the Borrower, any obligation of the Lenders to make RFR Loans or Eurodollar Loans, as applicable, in each such Currency, and any right of the Borrower to convert any Loan in each such Currency (if applicable) to or continue any Loan as an RFR Loan or a Eurodollar Loan, as applicable, in each such Currency, shall be suspended (to the extent of the affected RFR Loans or Eurodollar Loans or, in the case of Term SOFR Loans or Eurodollar Loans, the affected Interest Periods) until the Administrative Agent (with respect to clause (b) or (c), at the instruction of the Required Lenders)

revokes such notice. Upon receipt of such notice, (A) the Borrower may revoke any pending request for a borrowing of, conversion to, or continuation of RFR Loans or Eurodollar Loans in each such affected currency (to the extent of the affected RFR Loans or Eurodollar Loans or, in the case of Term SOFR Loans or Eurodollar Loans, the affected Interest Periods) or, failing that, (I) in the case of any request for an affected RFR Borrowing in Dollars, the Borrower will be deemed to have converted any such request into a request for a borrowing of, or conversion to, Base Rate Loans in the amount specified therein and (II) in the case of any request for an affected RFR Borrowing or Eurodollar Rate borrowing in an Alternative Currency, then such request shall be ineffective and (B)(I) any outstanding affected Term SOFR Loans will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period and (II) any outstanding affected Loans denominated in an Alternative Currency, at the Borrower’s election, shall either (1) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or, in the case of Eurodollar Loans, at the end of the applicable Interest Period or (2) be prepaid in full immediately or, in the case of Eurodollar Loans, at the end of the applicable Interest Period; provided that if no election is made by the Borrower by the date that is the earlier of (x) three Business Days after receipt by the Borrower of such notice or (y) with respect to a Eurodollar Loan, the last day of the current Interest Period, the Borrower shall be deemed to have elected clause (1) above. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest (except with respect to any prepayment or conversion of a Daily Simple RFR Loan) on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.16. Subject to Section 2.27, if the Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof on any given day, the interest rate on Base Rate Loans shall be determined by the Administrative Agent without reference to clause (c) of the definition.

(d) Any and all such decisions by the Administrative Agent or the Required Lenders pursuant to this Section 2.12 shall be made in accordance with how such decisions generally affect similarly situated borrowers in the syndicated loan market, taking into account any internal policy, regulatory and credit requirements of the Lenders and shall to the extent practicable be generally consistent with any evolving or then-prevailing market convention for determining a rate of interest as a replacement to the Term SOFR Reference Rate for multi-currency credit facilities for syndicated loans located in the U.S.

2.13. Pro Rata Treatment and Payments. (a) Each borrowing of Revolving Credit Loans by the Borrower from the Lenders hereunder, each payment by the Borrower on account of any commitment fee in respect of the Revolving Credit Loans and any reduction of the Revolving Credit Commitments of the Lenders shall be made pro rata according to the respective Revolving Credit Percentages of the Lenders. Each payment in respect of fees payable hereunder, and each payment in respect of Reimbursement Obligations, shall be applied to the amounts of such obligations owing to the Lenders pro rata according to the respective amounts then due and owing to the Lenders.

(b) (i) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Revolving Credit Loans shall be allocated among the Lenders pro rata based on the outstanding principal amounts of the Revolving Credit Loans then held by the Lenders. (ii) Each payment (including each prepayment) by the Borrower on account of principal of and interest on the Term Loans, shall be allocated among the Lenders pro rata based on the outstanding principal amounts of the Term Loans then held by the Lenders. The amount of each principal prepayment of the Term Loans shall be applied to reduce the then remaining installments of the Term Loans in direct order (or, in the case of Incremental Term Loans, as specified in the Incremental Term Loan Amendment for such Incremental Term Loans). Amounts prepaid on account of the Term Loans may not be reborrowed.

(c) The application of any payment of Loans (including mandatory prepayments but excluding optional prepayments) shall be made, first, to Base Rate Loans and, second, to Eurodollar Loans. The application of optional prepayments shall be as directed by the Borrower, subject to clause (d)(y) below in the case of Revolving Credit Loans denominated in any Alternative Currency. Each payment of the Loans (except in the case of Base Rate Loans) shall be accompanied by accrued interest to the date of such payment on the amount paid.

(d) (x) All payments (including prepayments) to be made by the Borrower hereunder, whether on account of principal, interest, fees or otherwise (other than in respect of the principal of or interest on any Revolving Credit Loan denominated in any Alternative Currency), shall be made without setoff or counterclaim and shall be made prior to 12:00 Noon, New York City time, on the due date thereof to the Administrative Agent, for the account of the Lenders, at the applicable Payment Office, in Dollars and in immediately available funds and (y) all payments (including prepayments) to be made by the Borrower hereunder on account of principal of or interest on any Revolving Credit Loan denominated in any Alternative Currency shall be made without setoff or counterclaim and shall be made prior to the Specified Time applicable to the applicable Alternative Currency for the applicable due date thereof to the Administrative Agent, for the account of the Revolving Credit Lenders, at the applicable Payment Office, in the applicable Alternative Currency and in immediately available funds. The Administrative Agent shall distribute such payments to the Lenders promptly upon receipt in like funds as received. If any payment hereunder (other than payments on the Eurodollar Loans) becomes due and payable on a day other than a Business Day, such payment shall be extended to the next succeeding Business Day. If any payment on a Eurodollar Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any extension of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate during such extension.

(e) Unless the Administrative Agent shall have been notified in writing by any Lender prior to a borrowing that such Lender will not make the amount that would constitute its share of such borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender is making such amount available to the Administrative Agent, and the Administrative Agent may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such amount is not made available to the Administrative Agent by the required time on the Borrowing Date therefor, such Lender shall pay to the Administrative Agent, on demand, such amount with interest thereon at a rate equal to the daily average NYFRB Rate for the period until such Lender makes such amount immediately available to the Administrative Agent. A certificate of the Administrative Agent submitted to any Lender with respect to any amounts owing under this paragraph shall be conclusive in the absence of manifest error. If such Lender’s share of such borrowing is not made available to the Administrative Agent by such Lender within three Business Days of such Borrowing Date, the Administrative Agent shall also be entitled to recover such amount with interest thereon at the rate per annum applicable to Base Rate Loans, on demand, from the Borrower.

(f) Unless the Administrative Agent shall have been notified in writing by the Borrower prior to the date of any payment being made hereunder that the Borrower will not make such payment to the Administrative Agent, the Administrative Agent may assume that the Borrower is making such payment, and the Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to the Lenders their respective pro rata shares of a corresponding amount. If such payment is not made to the Administrative Agent by the Borrower within three Business Days of such required date, the Administrative Agent shall be entitled to recover, on demand, from each Lender to which any amount which was made available pursuant to the preceding sentence, such amount with interest thereon at the rate per annum equal to the daily average NYFRB Rate. Nothing herein shall be deemed to limit the rights of the Administrative Agent or any Lender against the Borrower.

(g) If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.13(e), 2.13(f), 3.4(a) or 9.7, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision of this Agreement), apply any amounts thereafter received by the Administrative Agent or the Issuing Lender for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

2.14. Requirements of Law. (a) If the adoption of or any change in any Requirement of Law or in the interpretation or application thereof or compliance by any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority made subsequent to the date hereof:

(i) shall subject any Lender, Transferee or the Issuing Lender to any tax of any kind whatsoever with respect to this Agreement, any Letter of Credit, any Application or any Eurodollar Loan made by it, or change the basis of taxation of payments to such Lender, Transferee or the Issuing Lender in respect thereof (except for Non-Excluded Taxes covered by Section 2.15 and changes in the rate of tax on the overall net income of such Lender, Transferee or the Issuing Lender);

(ii) shall impose, modify or hold applicable any reserve, special deposit, compulsory loan or similar requirement against assets held by, deposits or other liabilities in or for the account of, advances, loans or other extensions of credit by, or any other acquisition of funds by, any office of such Lender that is not otherwise included in the determination of the Eurodollar Rate hereunder; or

(iii) shall impose on such Lender any other condition;

and the result of any of the foregoing is to increase the cost to such Lender (or, in the case of (i), to such Lender, Transferee or Issuing Lender), by an amount which such Lender (or, in the case of (i), such Lender, Transferee or Issuing Lender) deems to be material, of making, converting into, continuing or maintaining Eurodollar Loans (or, in the case of (i), any Loans) or issuing or participating in Letters of Credit, or to reduce any amount receivable hereunder in respect thereof, then, in any such case, the Borrower (and each Foreign Subsidiary Borrower as to extensions of credit to such Foreign Subsidiary Borrower) shall promptly pay such Lender (or, in the case of (i), such Lender, Transferee or Issuing Lender), upon its demand, any additional amounts necessary to compensate such Lender (or, in the case of (i), such Lender, Transferee or Issuing Lender) for such increased cost or reduced amount receivable. If any Lender, Transferee or Issuing Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled provided that the Borrower shall not be required to compensate a Lender, Transferee or Issuing Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date on which such Lender, Transferee or Issuing Lender notifies the Borrower of such Lender’s, Transferee’s or Issuing Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect.

(b) If any Lender shall have determined that the adoption of or any change in any Requirement of Law regarding capital adequacy or liquidity or in the interpretation or application thereof or compliance by such Lender or any corporation controlling such Lender with any request or directive regarding capital adequacy or liquidity (whether or not having the force of law) from any Governmental Authority made subsequent to the date hereof shall have the effect of reducing the rate of return on such Lender’s or such corporation’s capital as a consequence of its obligations hereunder or under or in respect of any Letter of Credit to a level below that which such Lender or such corporation could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such corporation’s policies with respect to capital adequacy or liquidity) by an amount deemed by such Lender to be material, then from time to time, after submission by such Lender to the Borrower (with a copy to the Administrative Agent) of a written request therefor, the Borrower (and each Foreign Subsidiary Borrower as to extensions of credit to such Foreign Subsidiary Borrower) shall pay to such Lender such additional amount or amounts as will compensate such Lender for such reduction; provided that the Borrower shall not be required to compensate a Lender pursuant to this paragraph for any amounts incurred more than six months prior to the date on which such Lender notifies the Borrower of such Lender’s intention to claim compensation therefor; and provided further that, if the circumstances giving rise to such claim have a retroactive effect, then such six-month period shall be extended to include the period of such retroactive effect. If any Lender becomes entitled to claim any additional amounts pursuant to this Section, it shall promptly notify the Borrower (with a copy to the Administrative Agent) of the event by reason of which it has become so entitled.

(c) A certificate as to any additional amounts payable pursuant to this Section submitted by any Lender to the Borrower (with a copy to the Administrative Agent) shall be conclusive in the absence of manifest error. The obligations of the Borrower pursuant to this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d) Notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to a change in Requirements of Law, regardless of the date enacted, adopted, issued or implemented.

(e) With respect to Revolving Credit Loans denominated in any Alternative Currency, if by reason of any change in a Requirement of Law, disruption of currency or foreign exchange markets, war or civil disturbance or similar event, the funding of any such Revolving Credit Loan in any relevant Alternative Currency or the funding of any such Revolving Credit Loan in any relevant Alternative Currency to the office of the Administrative Agent as set forth herein shall be impossible or, in the reasonable judgment of any Revolving Credit Lender, such Alternative Currency is no longer available or readily convertible to Dollars, or the Dollar Equivalent of such Alternative Currency is no longer readily calculable, then, at the election of any affected Revolving Credit Lender, no Revolving Credit Loans in the affected Alternative Currency shall be made or any Revolving Credit Loan in the affected Alternative Currency shall be made to another office of the Administrative Agent as the Administrative Agent may agree in its sole discretion, as the case may be.

(f) With respect to Revolving Credit Loans denominated in any Alternative Currency, (i) if payment in respect of any such Revolving Credit Loan shall be due in a currency other than Dollars and if, by reason of any change in a Requirement of Law, disruption of currency or foreign exchange markets, war or civil disturbance or similar event, payment of such Obligations in such currency or the applicable place of payment shall be impossible or, in the reasonable judgment of any Revolving Credit Lender, such Alternative Currency is no longer available or readily convertible to Dollars, or the Dollar Equivalent of such Alternative Currency is no longer readily calculable, then, at the election of any such affected Revolving Credit Lender, the Borrower (and each Foreign Subsidiary Borrower as to extensions of credit to such Foreign Subsidiary Borrower) shall make payment of such Revolving Credit Loan to such affected Revolving Credit Lender in Dollars (based upon the Spot Rate in effect for the day on which such payment occurs, as determined by the Administrative Agent in accordance with the terms hereof) and/or to another office of the Administrative Agent as the Administrative Agent may agree in its sole discretion or (ii) if any Alternative Currency in which Revolving Credit Loans are outstanding is redenominated then, at the election of any such affected Revolving Credit Lender, such affected Revolving Credit Loan and all Obligations of the Borrower in respect thereof shall be converted into obligations in Dollars (based upon the Spot Rate in effect on such date, as determined by the Administrative Agent in accordance with the terms hereof), and, in each case, the Borrower (and each Foreign Subsidiary Borrower as to extensions of credit to such Foreign Subsidiary Borrower) shall indemnify the Revolving Credit Lenders, against any currency exchange losses or out-of-pocket costs, fees and expenses that it shall sustain as a result of such alternative payment.

2.15. Taxes. (a) All payments made by or on behalf of any Loan Party under this Agreement or any other Loan Document shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income, stamp or other taxes, levies, imposts, duties, charges, fees, deductions or withholdings, now or hereafter imposed, levied, collected, withheld or assessed by any Governmental Authority, excluding net income taxes and franchise taxes (imposed in lieu of net income taxes) imposed on the Administrative Agent or any

Lender as a result of a present or former connection between the Administrative Agent or such Lender and the jurisdiction of the Governmental Authority imposing such tax or any political subdivision or taxing authority thereof or therein (other than any such connection arising solely from the Administrative Agent’s or such Lender’s having executed, delivered or performed its obligations or received a payment under, or enforced, this Agreement or any other Loan Document); provided that, if any such non-excluded taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Non-Excluded Taxes”) or Other Taxes are required to be withheld from any amounts payable to the Administrative Agent or any Lender hereunder, as determined in good faith by the applicable Withholding Agent, (i) such amounts shall be paid to the relevant Governmental Authority in accordance with applicable law and (ii) the amounts so payable by the applicable Loan Party to the Administrative Agent or such Lender shall be increased to the extent necessary to yield to the Administrative Agent or such Lender (after payment of all Non-Excluded Taxes and Other Taxes) interest or any such other amounts payable hereunder at the rates or in the amounts specified in this Agreement as if such withholding or deduction has not been made, provided further, however, that the Borrower shall not be required to increase any such amounts payable to any Lender with respect to any Non-Excluded Taxes (i) that are attributable to such Lender’s failure to comply with the requirements of paragraph (e) or (f) of this Section or (ii) that are United States withholding taxes resulting from any Requirement of Law in effect (including FATCA) on the date such Lender becomes a party to this Agreement, except to the extent that such Lender’s assignor (if any) was entitled, at the time of assignment, to receive additional amounts from the Borrower with respect to such Non-Excluded Taxes pursuant to this Section 2.15(a).

(b) In addition, the applicable Loan Party shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c) Whenever any Non-Excluded Taxes or Other Taxes are payable by any applicable Loan Party, as promptly as possible thereafter such Loan Party shall send to the Administrative Agent for the account of the relevant Agent or Lender, as the case may be, a certified copy of an original official receipt received by such Loan Party showing payment thereof. If (i) an applicable Loan Party fails to pay any Non-Excluded Taxes or Other Taxes when due to the appropriate taxing authority, (ii) an applicable Loan Party fails to remit to the Administrative Agent the required receipts or other required documentary evidence or (iii) any Non-Excluded Taxes or Other Taxes are imposed directly upon the Administrative Agent or any Lender, the applicable Loan Party or Loan Parties, as the case may be, shall indemnify the Administrative Agent and the Lenders for such amounts and any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as a result of any such failure, in the case of (i) or (ii), or any such direct imposition, in the case of (iii). The agreements in this Section 2.15 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(d) Each Lender shall severally indemnify the Administrative Agent, within 10 days after demand therefor, for the full amount of any taxes, levies, imposts, duties, charges, fees, deductions, withholdings or similar charges imposed by any Governmental Authority (i) that are attributable to such Lender or (ii) that are attributable to such Lender’s failure to comply with the provisions of Section 10.6(b) relating to the maintenance of a Participant Register, in either case, that are payable or paid by the Administrative Agent, together with all interest, penalties, reasonable costs and expenses arising therefrom or with respect thereto, as determined by the

Administrative Agent in good faith, whether or not such taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Administrative Agent to the Lender from any other source against any amount due to the Administrative Agent under this paragraph (d).

(e) Each Lender (or Transferee) that is a “United States person” as defined in Section 7701(a)(30) of the Code shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed copies of U.S. Internal Revenue Service (“IRS”) Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal withholding tax. Each Lender (or Transferee) that is not a “United States person” as defined in Section 7701(a)(30) of the Code (a “Non-U.S. Lender”) shall deliver to the Borrower and the Administrative Agent (or, in the case of a Participant, to the Lender from which the related participation shall have been purchased) (i) two properly completed and duly signed copies of U.S. IRS Form W-8BEN, Form W-8BEN-E, Form W-8ECI or Form W-8IMY (together with any applicable underlying IRS forms), (ii) in the case of a Non-U.S. Lender claiming exemption from U.S. federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a statement substantially in the form of Exhibit G and the applicable IRS Form W-8, or any subsequent versions thereof or successors thereto properly completed and duly executed by such Non-U.S. Lender claiming complete exemption from, or a reduced rate of, U.S. federal withholding tax on payments under this Agreement and the other Loan Documents, or (iii) any other form prescribed by applicable requirements of U.S. federal income tax law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable requirements of law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made. Such forms shall be delivered by each Lender on or before the date it becomes a party to this Agreement (or, in the case of any Participant, on or before the date such Participant purchases the related participation) and from time to time thereafter upon the request of the Borrower or the Administrative Agent. In addition, each Lender shall deliver such forms promptly upon the obsolescence or invalidity of any form previously delivered by such Lender. Each Lender shall promptly notify the Borrower and the Administrative Agent at any time it determines that it is no longer in a position to provide any previously delivered certificate to the Borrower (or any other form of certification adopted by the U.S. taxing authorities for such purpose). Notwithstanding any other provision of this paragraph, a Lender shall not be required to deliver any form pursuant to this paragraph that such Lender is not legally able to deliver.

(f) A Lender that is entitled to an exemption from or reduction of non-U.S. withholding tax under the law of the jurisdiction in which a Borrower is located, or any treaty to which such jurisdiction is a party, with respect to payments under this Agreement shall deliver to the Borrower (with a copy to the Administrative Agent), at the time or times prescribed by applicable law or reasonably requested by the Borrower or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law as will permit such payments to be made without withholding or at a reduced rate, provided that such Lender is legally entitled to complete, execute and deliver such documentation and in such Lender’s reasonable judgment such completion, execution or submission would not materially prejudice the legal or commercial position of such Lender.

(g) If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Administrative Agent as may be necessary for the Borrowers and the Administrative Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this paragraph (g), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

2.16. Indemnity. The Borrower (and each Foreign Subsidiary Borrower, as to any extensions of credit to such Foreign Subsidiary Borrower) agrees to indemnify each Lender and to hold each Lender harmless from any loss or expense that such Lender may sustain or incur as a consequence of (a) default by the Borrower in making a borrowing of, conversion into or continuation of Eurodollar Loans (other than any Term SOFR Loans) after the Borrower has given a notice requesting the same in accordance with the provisions of this Agreement or (b) default by the Borrower in making any prepayment after the Borrower has given a notice thereof in accordance with the provisions of this Agreement. Such indemnification may include an amount equal to the excess, if any, of (i) the amount of interest that would have accrued on the amount so prepaid, or not so borrowed, converted or continued, for the period from the date of such prepayment or of such failure to borrow, convert or continue to the last day of such Interest Period (or, in the case of a failure to borrow, convert or continue, the Interest Period that would have commenced on the date of such failure) in each case at the applicable rate of interest for such Loans provided for herein (excluding, however, the Applicable Margin included therein, if any) over (ii) the amount of interest (as reasonably determined by such Lender) that would have accrued to such Lender on such amount by placing such amount on deposit for a comparable period with leading banks in the interbank eurodollar market. A certificate as to any amounts payable pursuant to this Section submitted to the Borrower by any Lender shall be conclusive in the absence of manifest error. This covenant shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

2.17. Illegality. Notwithstanding any other provision herein, if the adoption of or any change in any Requirement of Law or in the interpretation or application thereof shall make it unlawful for any Lender to make or maintain Eurodollar Loans as contemplated by this Agreement, (a) the commitment of such Lender hereunder to make Eurodollar Loans, continue Eurodollar Loans as such and convert Base Rate Loans to Eurodollar Loans shall forthwith be canceled and (b) such Lender’s Loans then outstanding as Eurodollar Loans, if any, shall be converted automatically to Base Rate Loans on the respective last days of the then current Interest Periods with respect to such Loans or within such earlier period as required by law. If any such conversion of a Eurodollar Loan occurs on a day which is not the last day of the then current Interest Period or Interest Payment Date, as applicable, with respect thereto, the Borrower (and each Foreign Subsidiary Borrower, as to any extensions of credit to such Foreign Subsidiary Borrower) shall pay to such Lender such amounts, if any, as may be required pursuant to Section 2.16.

2.18. Change of Lending Office; Replacement of Lenders.

(a) Each Lender agrees that, upon the occurrence of any event giving rise to the operation of Section 2.14, 2.15(a) or 2.17 with respect to such Lender, it will, if requested by the Borrower, use reasonable efforts (subject to overall policy considerations of such Lender) to designate another lending office for any Loans affected by such event with the object of avoiding the consequences of such event; provided, that such designation is made on terms that, in the sole judgment of such Lender, cause such Lender and its lending office(s) to suffer no economic, legal or regulatory disadvantage, and provided, further, that nothing in this Section shall affect or postpone any of the obligations of any Borrower or the rights of any Lender pursuant to Section 2.14, 2.15(a) or 2.17.

(b) If any Lender (i) requests compensation under Sections 2.14 or 2.17, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.15(a), (ii) becomes a Defaulting Lender or (iii) does not consent to any proposed amendment, supplement, modification, consent or waiver of any provision of this Agreement or any other Loan Document that requires the consent of each of the Lenders or each of the Lenders affected thereby (so long as the consent of the Required Lenders has been obtained pursuant to Section 10.1), then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 10.6), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) the Borrower shall have received the prior written consent of the Administrative Agent (and if a Revolving Credit Commitment is being assigned, the Issuing Lender), which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Term Loans, Revolving Credit Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Sections 2.14 or 2.17 or payments required to be made pursuant to Section 2.15(a), such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

2.19. Increase of Revolving Credit Commitments. (a) In the event that the Borrower wishes to increase the Total Revolving Credit Commitments at any time when no Default or Event of Default has occurred and is continuing, it shall notify the Administrative Agent in writing of the amount (the “Offered Increase Amount”) of such proposed increase (such notice, a “Revolving Credit Commitment Increase Notice”), and the Administrative Agent shall notify each Lender of such proposed increase and provide such additional information regarding such proposed increase as any Lender may reasonably request. The Borrower may, at its election and with the consent of the Administrative Agent and the Issuing Lender (which consents shall not be unreasonably withheld), (i) offer one or more of the Lenders the opportunity to participate in all or a portion of the Offered Increase Amount pursuant to paragraph (c) below and/or (ii) offer one or more additional banks, financial institutions or other entities the opportunity to participate in all or a portion of the Offered Increase Amount pursuant to paragraph (b) below. Each Revolving Credit Commitment Increase Notice shall specify which Lenders and/or banks, financial institutions or other entities the Borrower desires to participate in such Revolving Credit Commitment increase. The Borrower or, if requested by the Borrower, the Administrative Agent, will notify such Lenders and/or banks, financial institutions or other entities of such offer.

(b) Any additional bank, financial institution or other entity which the Borrower selects to offer participation in the increased Revolving Credit Commitments and which elects to become a party to this Agreement and provide a Revolving Credit Commitment in an amount so offered and accepted by it pursuant to Section 2.19(a)(ii) shall execute a New Lender Supplement with the Borrower and the Administrative Agent whereupon such bank, financial institution or other entity (herein called a “New Revolving Lender”) shall become a Lender for all purposes and to the same extent as if originally a party hereto and shall be bound by and entitled to the benefits of this Agreement, provided that the Revolving Credit Commitment of any such New Revolving Lender shall be in an amount not less than $5,000,000.

(c) Any Lender which accepts an offer to it by the Borrower to increase its Revolving Credit Commitment pursuant to 2.19(a)(i) shall, in each case, execute a Revolving Credit Commitment Increase Supplement with the Borrower and the Administrative Agent, substantially in the form of Exhibit L, whereupon such Lender shall be bound by and entitled to the benefits of this Agreement with respect to the full amount of its Revolving Credit Commitment as so increased, and Schedule 2.1 hereto (or such Lender’s Assignment and Acceptance, if applicable) shall be deemed to be amended to so increase the Revolving Credit Commitment of such Lender.

(d) Notwithstanding anything to the contrary in this Section 2.19, (i) in no event shall any transaction effected pursuant to this Section 2.19 cause the ratio of Consolidated Net Debt to Annualized Borrower EBITDA, calculated on a pro forma basis after giving effect to the proposed increased Revolving Credit Commitments (but assuming full utilization of only the proposed increased Revolving Credit Commitments, if applicable, and without giving any effect to any proceeds thereof received for purposes of determining Consolidated Net Debt) and any concurrent incurrence of Incremental Term Loans pursuant to Section 2.20 and Incremental Equivalent Debt (and the use of proceeds of such Incremental Term Loans, Incremental Equivalent Debt and of any concurrent incurrence of Revolving Credit Loans, and without giving any effect to any proceeds thereof received for purposes of determining Consolidated Net Debt provided that to the extent the proceeds thereof are used substantially concurrently to repay any Indebtedness, the Borrower shall be permitted to give pro forma effect to such repayment of Indebtedness), to exceed 6.50 to 1.00, (ii) no Lender shall have any obligation to increase its Revolving Credit Commitment unless it agrees to do so in its sole discretion and (iii) if the interest rates and fees applicable to any increased Revolving Credit Commitments (including any upfront fees, any interest rate floors, and any original issue discount (“OID”), with upfront fees and OID being equated to interest rates as reasonably determined by the Administrative Agent based on an assumed three-year life to maturity, but excluding any arrangement, underwriting or similar fee paid by the Borrower) (the “Incremental Revolving Margin”) exceed the interest rate margin applicable to the existing Revolving Credit Commitments (including any upfront fees, any interest rate floors, and any OID, with upfront fees and OID being equated to interest rates as reasonably determined by the Administrative Agent based on an assumed three-year life to maturity, but excluding any arrangement, underwriting or similar fee paid by the Borrower) then such interest rate margin applicable to the existing Revolving Credit Commitments shall be increased to equal the Incremental Revolving Margin.

2.20. Incremental Term Loans

(a) In the event that the Borrower wishes to add one or more tranches of term loans (the “Incremental Term Loans”), it shall notify the Administrative Agent in writing of the amount of such proposed Incremental Term Loans (such notice, an “Incremental Term Loan Notice”), and the Administrative Agent shall notify each Lender of such proposed Incremental Term Loans and provide such additional information regarding such Incremental Term Loans as any Lender may reasonably request. The Borrower may, at its election, (i) offer one or more of the Lenders or (ii) offer one or more additional banks, financial institutions or other entities (a “New Term Lender”) the opportunity to participate in all or a portion of the Incremental Term Loans; provided that an Affiliate of the Borrower may not be a New Term Lender. Each Incremental Term Loan Notice shall specify which Lenders and/or New Term Lenders the Borrower desires to participate in such Incremental Term Loans. The Borrower or, if requested by the Borrower, the Administrative Agent, will notify such Lenders and/or New Term Lenders of such offer.

(b) Notwithstanding anything to the contrary in this Section 2.20, (i) in no event shall any transaction effected pursuant to this Section 2.20 cause the ratio of Consolidated Net Debt to Annualized Borrower EBITDA, calculated on a pro forma basis after giving effect to the borrowing of the proposed Incremental Term Loans and the use of proceeds thereof and of any concurrent incurrence of Revolving Credit Loans and Incremental Equivalent Debt (but, in each case, without giving any effect to any proceeds thereof received for purposes of determining Consolidated Net Debt in any event provided that to the extent the proceeds thereof are used substantially concurrently to repay any Indebtedness, the Borrower shall be permitted to give pro forma effect to such repayment of Indebtedness), to exceed 6.50 to 1.00, (ii) the Incremental Term Loans shall at the Borrower’s election (x) rank pari passu in right of payment and of security with the Revolving Credit Loans and any then outstanding Term Loans, (y) rank junior in right of payment and of security with the Revolving Credit Loans and any then outstanding Term Loans or (z) be unsecured, (iii) (A) any Incremental Term Loan may not mature earlier than the Term Loan Maturity Date for the Initial Term Loans made on the Effective Date and (B) the weighted average life to maturity of any Incremental Term Loan shall be greater than or equal to the then remaining weighted average life to maturity of the Initial Term Loans made on the Effective Date; provided that up to the greater of $450,000,000 and 50% of Annualized Borrower EBITDA determined for the most recent fiscal quarter ended for which financial statements have been or are required to be delivered pursuant to Section 6.1 (it being understood that unaudited financial statements for the fourth fiscal quarter shall be disregarded for purposes hereof) in the aggregate of such Incremental Term Loans may be made without regard to this clause (iii); provided, however, that no Incremental Term Loans may mature earlier than the Revolving Credit Termination Date, (iv) no Lender shall have any obligation to participate in any Incremental Term

Loans unless it agrees to do so in its sole discretion and (v) with respect to any broadly syndicated first lien secured floating rate term “B” Incremental Term Loans made on or prior to the six month anniversary of the Effective Date which is secured by the Collateral on a pari passu basis and is pari passu in right of payment with the Term Loans and funded in Dollars (other than (x) any Incremental Term Loans maturing after the maturity date of the Term Loans (or any bridge facility that converts into term loans satisfying such maturity requirement), (y) any Incremental Term Loans incurred to finance any acquisition or investment and/or in connection with a dividend recapitalization or (z) any Incremental Term Loans in an aggregate outstanding principal amount of up to the greater of $450,000,000 and 50% of Annualized Borrower EBITDA determined for the most recent fiscal quarter ended for which financial statements have been or are required to be delivered pursuant to Section 6.1 (it being understood that unaudited financial statements for the fourth fiscal quarter shall be disregarded for purposes hereof)) (such loans meeting all of the preceding requirements, “MFN Qualifying Term Loans”), if the all-in yield in respect of any Incremental Term Loan (including any interest rate margins, upfront fees, any interest rate floors, and any OID, with upfront fees and OID being equated to interest rates as reasonably determined by the Administrative Agent based on an assumed four-year life to maturity, but excluding any arrangement, underwriting, structuring, ticking, amendment, consent, commitment or similar fee paid by the Borrower) (the “Incremental Term Margin”) exceeds the all-in yield for the Initial Term Loans made on the Effective Date (including any interest rate margins, upfront fees, any interest rate floors, and any OID, with upfront fees and OID being equated to interest rates as reasonably determined by the Administrative Agent based on an assumed four-year life to maturity, but excluding any arrangement, underwriting, structuring, ticking, amendment, consent, commitment or similar fee paid by the Borrower) by more than 75 basis points, then the Applicable Margin for the Initial Term Loans shall be increased to equal the Incremental Term Margin minus 75 basis points.

(c) Commitments in respect of Incremental Term Loans shall become effective under this Agreement pursuant to an amendment (an “Incremental Term Loan Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, each Lender agreeing to provide such Incremental Term Loan, if any, each New Term Lender, if any, and the Administrative Agent. The Incremental Term Loan Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent to effect the provisions of this Section 2.20. The effectiveness of any Incremental Term Loan Amendment shall be subject to the satisfaction on the date thereof (the “Incremental Term Loan Closing Date”) of the following conditions precedent: (A) the delivery by the Borrower to the Administrative Agent of a certificate signed by an authorized officer of each Loan Party certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Incremental Term Loan Amendment; (B) [reserved]; (C) payment of fees and expenses in connection with such Incremental Term Loan Amendment prior to or simultaneously with the effectiveness of such Incremental Term Loan Amendment; and (D) if reasonably requested by the Administrative Agent, delivery of customary legal opinions from counsel substantially consistent, to the extent applicable, with those delivered on the Effective Date and reasonably satisfactory in form and substance to the Administrative Agent. Such additional term loans shall be subject to the terms of this Agreement and each of the other Loan Documents and, to the extent not specified or inconsistent with the terms and conditions set forth herein or therein, the terms and conditions applicable to each Incremental Term Loan as set forth in the Incremental Term Loan Amendment.

From and after the Incremental Term Loan Closing Date for any Incremental Term Loans, such Incremental Term Loans shall be “Term Loans” for all purposes of the Loan Documents.

(d) This Section 2.20 shall supersede any provisions in Section 10.1 which would otherwise subject the Incremental Term Loan Amendment to the consent of Required Lenders.

2.21. Defaulting Lenders

Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a) fees shall cease to accrue on the unfunded portion of the Revolving Credit Commitment of such Defaulting Lender pursuant to Section 2.4;

(b) the Revolving Credit Commitment and Aggregate Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders or the Majority Revolving Facility Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to Section 10.1); provided, that this clause (b) shall not apply to the vote of a Defaulting Lender in the case of an amendment, waiver or other modification requiring the consent of each Lender or each Lender affected thereby (and such Defaulting Lender is affected);

(c) if any L/C Obligations exist at the time a Lender becomes a Defaulting Lender then:

(i) all or any part of such L/C Obligations shall be reallocated among the non-Defaulting Lenders in accordance with their respective Revolving Credit Percentages but only to the extent (x) the sum of all non-Defaulting Lenders’ Aggregate Exposures plus such Defaulting Lender’s L/C Obligations does not exceed the total of all non-Defaulting Lenders’ Revolving Credit Commitments and (y) the conditions set forth in Section 5.3 are satisfied at such time; and

(ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice by the Administrative Agent cash collateralize such Defaulting Lender’s L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 8 for so long as such L/C Obligations are outstanding;

(iii) if the Borrower cash collateralizes any portion of such Defaulting Lender’s L/C Obligations pursuant to Section 2.21(c), the Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 3.3(a) with respect to such Defaulting Lender’s L/C Obligations during the period such Defaulting Lender’s L/C Obligations are cash collateralized;

(iv) if the L/C Obligations of the non-Defaulting Lenders are reallocated pursuant to Section 2.21(c), then the fees payable to the Lenders pursuant to Section 2.4 and Section 3.3(a) shall be adjusted in accordance with the non-Defaulting Lenders’ Revolving Credit Percentages; or

(v) if any Defaulting Lender’s L/C Obligations are neither cash collateralized nor reallocated pursuant to Section 2.21(c), then, without prejudice to any rights or remedies of the Issuing Lender or any Lender hereunder, all fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Revolving Credit Commitment that was utilized by such L/C Obligations) and letter of credit fees payable under Section 3.3(a) with respect to such Defaulting Lender’s L/C Obligations shall be payable to the Issuing Lender until such L/C Obligations are cash collateralized and/or reallocated; and

(d) so long as any Lender is a Defaulting Lender, the Issuing Lender shall not be required to issue, amend or increase any Letter of Credit, unless it is reasonably satisfied that the related exposure will be 100% covered by the Revolving Credit Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by the Borrower in accordance with Section 2.21(c), and participating interests in any such newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.21(c)(i) (and Defaulting Lenders shall not participate therein).

In the event that the Administrative Agent, the Borrower and the Issuing Lender each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the L/C Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Revolving Credit Commitment and on such date such Lender shall purchase at par such of the Revolving Credit Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Revolving Credit Loans in accordance with its Revolving Credit Percentage.

2.22. Extension Offers.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of the applicable tranche, on a pro rata basis (based on the aggregate outstanding principal amount of the applicable tranche of Term Loans or the Revolving Credit Commitments, as applicable) and on the same terms to each such Lender, the Borrower may from time to time extend (i) the maturity date of any tranche of Term Loans or (ii) the maturity date and availability period of the Revolving Credit Commitments, and otherwise modify the terms of any tranche of Term Loans or the Revolving Credit Commitments, as applicable, pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing the interest rate or fees payable in respect of the Term Loans or the Revolving Credit Commitments, as applicable (and related outstandings)) (each, an “Extension”, and each group of Loans as so extended, as well as the original Loans (in each case not so extended), being a “tranche”; any Extension Loans shall constitute a separate tranche of Term Loans or Revolving Credit Commitments from the tranche of Term Loans or Revolving Credit Commitments, as applicable, from which such Loans were converted), so long as the following terms are satisfied: (i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the applicable Lenders and as of the date of such Extension, (ii) except as to interest rates, fees, final maturity date and premium (which shall, subject to immediately succeeding clauses (iii), (iv) and (v), be determined by the Borrower and set forth in the relevant Extension Offer), the Loans or the Revolving Credit Commitments of any Lender extended pursuant to any Extension (“Extension Loans”) shall have the same terms (save for any terms that apply solely after the latest maturity date of the Loans or the Commitments hereunder prior to giving effect to such Extension) as the tranche of the applicable Term Loans or Revolving Credit Commitments subject to such Extension Offer, (iii) the final maturity date of any Extension Loans in respect of any tranche of Term Loans shall be no earlier than the then latest maturity date of the Term Loans or Revolving Credit Commitments hereunder, (iv) any Extension Loans may participate on a pro rata basis, greater than a pro rata basis or a less than a pro rata basis in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer, (v) if the aggregate principal amount of Term Loans or Revolving Credit Commitments (calculated on the face amount thereof), in respect of which Lenders shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of the Term Loans or Revolving Credit Commitments offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Credit Commitments, as applicable, of such Lenders shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Lenders have accepted such Extension Offer, (vi) all documentation in respect of such Extension shall be consistent with the foregoing, and (vii) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower. For the avoidance of doubt, no Lender shall be required to participate in any Extension.

(b) With respect to all Extensions consummated by the Borrower pursuant to this Section 2.22, no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Term Loans or Revolving Credit Commitments be tendered. The Administrative Agent and the Lenders hereby consent to the Extensions and the other transactions contemplated by this Section 2.22 (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extension Loans on the such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section 2.22.

(c) The Lenders hereby irrevocably authorize the Administrative Agent to enter into amendments to this Agreement and the other Loan Documents with the Loan Parties as may be necessary in order to establish new tranches or sub-tranches in respect of Term Loans or Revolving Credit Commitments so extended and such technical amendments as may be necessary or appropriate in the reasonable opinion of the Administrative Agent and the Borrower in connection with the establishment of such new tranches or sub-tranches, in each case on terms consistent with this Section 2.22.

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least five Business Days’ (or such shorter period as may be agreed by the Administrative Agent) prior written notice of the applicable Extension Offer, and shall agree to such procedures, if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section 2.22.

(e) The conversion of any Term Loans or Revolving Credit Commitments hereunder into Extension Loans in accordance with this Section 2.22 shall not constitute an optional or mandatory payment or prepayment, an increase in the Revolving Credit Commitments or an issuance of Incremental Term Loans for purposes of this Agreement.

(f) This Section 2.22 shall supersede any provisions in Section 10.1 which would otherwise subject an Extension to the consent of Required Lenders.

2.23. Refinancing Facilities.

(a) The Borrower may, on one or more occasions, by written notice to the Administrative Agent, request the establishment hereunder of (i) a new Class of revolving commitments (the “Refinancing Revolving Commitments”) pursuant to which each Person providing such a commitment (a “ Refinancing Revolving Lender”) will make revolving loans to the Borrower (“ Refinancing Revolving Loans”) and acquire participations in the Letters of Credit and (ii) one or more additional Classes of term loan commitments (the “Refinancing Term Loan Commitments”) pursuant to which each Person providing such a commitment (a “Refinancing Term Lender”) will make term loans to the Borrower (the “Refinancing Term Loans”); provided that (A) each Refinancing Revolving Lender and each Refinancing Term Lender shall be reasonably acceptable to the Administrative Agent, (B) each Refinancing Revolving Lender shall be approved by the Issuing Lender (such approval not to be unreasonably withheld) and (C) no Lender shall have any obligation to agree to become a Refinancing Revolving Lender or a Refinancing Term Lender unless it agrees to do so in its sole discretion.

(b) The Refinancing Commitments shall be effected pursuant to one or more Refinancing Facility Agreements executed and delivered by the Borrower, each Refinancing Lender providing such Refinancing Commitment, the Administrative Agent and, in the case of Refinancing Revolving Commitments, the Issuing Lender; provided that no Refinancing Commitments shall become effective unless (i) no Default shall have occurred and be continuing on the date of effectiveness thereof, (ii) on the date of effectiveness thereof, the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct (A) in the case of the representations and warranties qualified as to materiality, in all respects and (B) otherwise, in all material respects, in each case on and as of such date, except in the case of any such representation and warranty that specifically relates to an earlier date, in which case such representation and warranty shall be so true and correct on and as of such earlier date, (iii) the Borrower shall have delivered to the Administrative Agent such legal opinions, board resolutions, secretary’s certificates, officer’s certificates and other documents as shall reasonably be requested by the Administrative Agent in connection with any such transaction, (iv) in the case of any Refinancing Revolving Commitments, substantially concurrently with the effectiveness thereof, all the Revolving Credit Commitments then in effect shall be terminated, and all the Revolving Credit Loans then outstanding, together with all interest thereon, and all other amounts accrued for the benefit of the Revolving Credit Lenders, shall be repaid or paid (it being understood, however, that any Letters of Credit may continue to be outstanding hereunder), and the aggregate amount of such Refinancing Revolving Commitments does not exceeded the aggregate amount of the Revolving Credit Commitments so terminated and (v) in the case of any Refinancing Term Loan

Commitments, substantially concurrently with the effectiveness thereof, the Borrower shall obtain Refinancing Term Loans thereunder and shall repay or prepay then outstanding borrowings of Term Loans of any Class in an aggregate principal amount equal to the aggregate amount of such Refinancing Term Loan Commitments (less the aggregate amount of accrued and unpaid interest with respect to such outstanding borrowings and any reasonable fees, premium and expenses relating to such refinancing) (and any such prepayment of such borrowings of any Class shall be applied to reduce the subsequent scheduled repayments of such borrowings of such Class to be made pursuant to Section 2.3 as directed by the Borrower).

(c) The Refinancing Facility Agreement shall set forth, with respect to the Refinancing Commitments established thereby and the Refinancing Loans and other extensions of credit to be made thereunder, to the extent applicable, the following terms thereof: (i) the designation of such Refinancing Commitments and Refinancing Loans as a new “Class” for all purposes hereof, (ii) the stated termination and maturity dates applicable to the Refinancing Commitments or Refinancing Loans of such Class; provided that such stated termination and maturity dates shall not be earlier than the Revolving Credit Termination Date (in the case of Refinancing Revolving Commitments and Refinancing Revolving Loans) or the applicable Term Loan Maturity Date (in the case of Refinancing Term Loan Commitments and Refinancing Term Loans), (iii) in the case of any Refinancing Term Loans, any amortization applicable thereto and the effect thereon of any prepayment of such Refinancing Term Loans, (iv) the interest rate or rates applicable to the Refinancing Loans of such Class, (v) the fees applicable to the Refinancing Commitment or Refinancing Loans of such Class, (vi) in the case of any Refinancing Term Loans, any original issue discount applicable thereto, (vii) the initial Interest Period or Interest Periods applicable to Refinancing Loans of such Class, (viii) any voluntary or mandatory commitment reduction or prepayment requirements applicable to Refinancing Commitments or Refinancing Loans of such Class (which prepayment requirements, in the case of any Refinancing Term Loans, may provide that such Refinancing Term Loans may participate in any mandatory prepayment on a pro rata basis with other existing Term Loans, but may not provide for prepayment requirements that are more favorable to the Lenders holding such Refinancing Term Loans than to the Lenders holding other existing Term Loans) and any restrictions on the voluntary or mandatory reductions or prepayments of Refinancing Commitments or Refinancing Loans of such Class and (ix) any financial covenant with which the Borrower shall be required to comply (provided that any such financial covenant for the benefit of any Class of Refinancing Lenders shall also be for the benefit of all other Lenders). Except as contemplated by the preceding sentence, the terms of the Refinancing Revolving Commitments and Refinancing Revolving Loans and other extensions of credit thereunder shall be substantially the same as the Revolving Credit Commitments and Revolving Credit Loans and other extensions of credit thereunder, and the terms of the Refinancing Term Loan Commitments and Refinancing Term Loans shall be substantially the same as the terms of the Term Commitments and the Term Loans. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Facility Agreement. Each Refinancing Facility Agreement may, without the consent of any Lender other than the applicable Refinancing Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to give effect to the provisions of this Section 2.23, including any amendments necessary to treat the applicable Refinancing Commitments and Refinancing Loans as a new “Class” of loans and/or commitments hereunder.

(d) This Section 2.23 shall supersede any provisions in Section 10.1 which would otherwise subject a Refinancing Facility Agreement to the consent of Required Lenders.

2.24. Currency Fluctuations.

(a) No later than 11:00 A.M. (London time) on each Calculation Date, the Administrative Agent shall determine the Spot Rate as of such Calculation Date with respect to Revolving Extensions of Credit in each applicable Alternative Currency, provided that, upon receipt of a Borrowing Notice pursuant to Section 2.2(b) requesting a Revolving Credit Loan in an Alternative Currency, the Administrative Agent shall determine the Spot Rate with respect to the relevant Alternative Currency on the related Calculation Date (it being acknowledged and agreed that the Administrative Agent shall use such Spot Rate for the purposes of determining compliance with Section 2.2(b) with respect to such Borrowing Notice). The Spot Rates so determined shall become effective on the relevant Calculation Date (a “Reset Date”), shall remain effective until the next succeeding Reset Date and shall for all purposes of this Agreement (other than Section 10.20 and any other provision expressly requiring the use of a current Spot Rate) be the Spot Rates employed in converting any amounts relating to Revolving Extensions of Credit between Dollars and any Alternative Currency.

(b) No later than 11:00 A.M. (London time) on each Reset Date, the Administrative Agent shall determine the Dollar Equivalent of the principal amounts of the Revolving Credit Loans then outstanding (after giving effect to any such Loans to be made or repaid on such date).

(c) The Administrative Agent shall notify the Borrower and the Revolving Credit Lenders of each determination of a Spot Rate hereunder.

2.25. Additional Alternative Currencies. (a) The Borrower may from time to time request that Eurodollar Revolving Credit Loans be made in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. In the case of any such request with respect to the making of Eurodollar Revolving Credit Loans, such request shall be subject to the approval of the Administrative Agent and each Revolving Credit Lender.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m. (New York time), ten (10) Business Days prior to the date of the desired borrowing (or such other time or date as may be agreed by the Administrative Agent). The Administrative Agent shall promptly notify each Revolving Credit Lender thereof. Each Revolving Credit Lender shall notify the Administrative Agent, not later than 11:00 a.m. (New York time), five Business Days after receipt of such request whether it consents, in its sole discretion, to the making of Eurodollar Revolving Credit Loans in such requested currency.

(c) Any failure by a Revolving Credit Lender to respond to such request within the time period specified in the preceding paragraph shall be deemed to be a refusal by such Revolving Credit Lender to permit Eurodollar Revolving Credit Loans to be made in such requested currency. If the Administrative Agent and all the Revolving Credit Lenders consent to making Eurodollar Revolving Credit Loans in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Eurodollar Revolving Credit Loans. If the Administrative Agent shall fail to obtain any consent to any request for an additional currency under this Section, the Administrative Agent shall promptly so notify the Borrower.

2.26. Borrower Representative; Joint and Several Obligations. (a) Each Foreign Subsidiary Borrower hereby designates and appoints the Borrower as its agent, attorney-in-fact and legal representative on its behalf for all purposes hereunder, including delivering Borrowing Notices; giving instructions with respect to the disbursement of the proceeds of Revolving Credit Loans; paying, prepaying and reducing Revolving Credit Loans, Revolving Credit Commitments or any other amounts owing under the Loan Documents; selecting interest rate options; giving, receiving, accepting and rejecting all other notices, consents or other communications hereunder or under any of the other Loan Documents; and taking all other actions (including in respect of compliance with covenants) on behalf of such Foreign Subsidiary Borrower under the Loan Documents. The Borrower accepts each such appointment. The Administrative Agent and each Revolving Credit Lender may regard any notice or other communication pursuant to any Loan Document from the Borrower on behalf of a Foreign Subsidiary Borrower as a notice or communication from such Foreign Subsidiary Borrower. Each warranty, covenant, agreement and undertaking made on behalf of a Foreign Subsidiary Borrower by the Borrower shall be deemed for all purposes to have been made by such Foreign Subsidiary Borrower and shall be binding upon and enforceable against such Foreign Subsidiary Borrower to the same extent as if the same had been made directly by such Foreign Subsidiary Borrower. Any action, notice, delivery, receipt, acceptance, approval, rejection or any other undertaking under any of the Loan Documents to be made by the Borrower in respect of the Obligations of a Foreign Subsidiary Borrower shall be deemed, where applicable, to be made in the Borrower’s capacity as representative and agent on behalf of such Foreign Subsidiary Borrower, and any such action, notice, delivery, receipt, acceptance, approval, rejection or other undertaking shall be deemed for all purposes to have been made by such Foreign Subsidiary Borrower and shall be binding upon and enforceable against such Foreign Subsidiary Borrower to the same extent as if the same had been made directly by such Foreign Subsidiary Borrower.

(b) The Borrower shall have joint and several liability in respect of all Obligations of each Foreign Subsidiary Borrower hereunder and under any other Loan Document to which the Borrower or any such Foreign Subsidiary Borrower is a party, without regard to any defense (other than the defense that payment in full has been made), setoff or counterclaim which may at any time be available to or be asserted by Parent or any of its Subsidiaries against the Lenders, or by any other circumstance whatsoever (with or without notice to or knowledge of the Borrower) which constitutes, or might be construed to constitute, an equitable or legal discharge of the Borrower’s or such Foreign Subsidiary Borrower’s liability hereunder, in bankruptcy or in any other instance, and the Obligations of the Borrower and the Foreign Subsidiary Borrowers hereunder shall not be conditioned or contingent upon the pursuit by the Lenders or any other Person at any time of any right or remedy against the Borrower or the Foreign Subsidiary Borrowers or against any other Person which may be or become liable in respect of all or any part of the Obligations or against any Collateral or Guarantee Obligation therefor or right of offset with respect thereto. The Borrower and the Foreign Subsidiary Borrowers hereby acknowledge that this Agreement is the independent and several obligation of the Borrower and the Foreign Subsidiary

Borrowers and may be enforced against any such Person separately, whether or not enforcement of any right or remedy hereunder has been sought against the Borrower or any other Foreign Subsidiary Borrower. Each of the Borrower and the Foreign Subsidiary Borrowers hereby expressly waive, with respect to any of the Loans made to any other Person hereunder and any of the amounts owing hereunder by such other Person in respect of such Loans, diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Administrative Agent or any Lender exhaust any right, power or remedy or proceed against such other Person under this Agreement or any other agreement or instrument referred to herein or against any other person under any other guarantee of, or security for, any of such amounts owing hereunder.

2.27. Benchmark Replacement Setting.

(a) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred prior to any setting of any Benchmark, then such Benchmark Replacement will replace such Benchmark for all purposes hereunder and under any Loan Document in respect of any Benchmark setting at or after 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the date notice of such Benchmark Replacement is provided to the Lenders without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document so long as the Administrative Agent has not received, by such time, written notice of objection to such Benchmark Replacement from Lenders comprising the Required Lenders.

(b) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Administrative Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(c) Notices; Standards for Decisions and Determinations. The Administrative Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 2.27(d) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Administrative Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 2.27, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 2.27.

(d) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if any then-current Benchmark is a term rate (including the Term SOFR Reference Rate, EURIBOR or TIBOR) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(e) Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period with respect to a given Benchmark, (i) the Borrower may revoke any pending request for an RFR borrowing of, conversion to or continuation of RFR Loans, or a Eurodollar Rate borrowing of, conversion to or continuation of Eurodollar Loans, in each case, to be made, converted or continued during any Benchmark Unavailability Period denominated in the applicable Currency and, failing that, (A) in the case of any request for any affected Term SOFR Borrowing, if applicable, the Borrower will be deemed to have converted any such request into a request for a Base Rate Loan or conversion to Base Rate Loans in the amount specified therein and (B) in the case of any request for any affected RFR Borrowing or Eurodollar Rate borrowing, in each case, in an Alternative Currency, if applicable, then such request shall be ineffective and (ii)(A) any outstanding affected Term SOFR Loans, if applicable, will be deemed to have been converted into Base Rate Loans at the end of the applicable Interest Period and (B) any outstanding affected RFR Loans or Eurodollar Loans, in each case, denominated in an Alternative Currency, at the Borrower’s election, shall either (I) be converted into Base Rate Loans denominated in Dollars (in an amount equal to the Dollar Equivalent of such Alternative Currency) immediately or, in the case of Eurodollar Loans, at the end of the applicable Interest Period or Interest Payment Date, as applicable or (II) be prepaid in full immediately or, in the case of Eurodollar Loans, at the end of the applicable Interest Period or Interest Payment Date, as applicable; provided that, with respect to any Daily Simple RFR Loan, if no election is made by the Borrower by the date that is three Business Days after receipt by the Borrower of such notice, the Borrower shall be deemed to have elected clause (I) above; provided, further that, with respect to any Eurodollar Loan (other than a Daily Simple RFR Loan), if no election is made by the Borrower by the earlier of (x) the date that is three Business Days after receipt by the Borrower of such notice and (y) the last day of the current Interest Period for the applicable Eurodollar Loan, the Borrower shall be deemed to have elected clause (I) above. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest (except with respect to any prepayment or conversion of a Daily Simple RFR Loan) on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 2.16. During a Benchmark Unavailability Period with respect to any Benchmark or at any time that a tenor for any then-current Benchmark is not an Available Tenor, the component of Base Rate based upon the then-current Benchmark that is the subject of such Benchmark Unavailability Period or such tenor for such Benchmark, as applicable, will not be used in any determination of Base Rate.

SECTION 3. LETTERS OF CREDIT

3.1. L/C Commitment. (a) Subject to the terms and conditions hereof, the Issuing Lender, in reliance on the agreements of the other Lenders set forth in Section 3.4(a), agrees to issue letters of credit (“Letters of Credit”) for the account of the Borrower on any Business Day during the Revolving Credit Commitment Period in such form as may be approved from time to time by the Issuing Lender; provided that the Issuing Lender shall not issue any Letter of Credit if, after giving effect to such issuance, (i) the L/C Obligations would exceed the L/C Commitment or (ii) the aggregate amount of the Available Revolving Credit Commitments would be less than zero. Each Letter of Credit shall (i) be denominated in Dollars, (ii) expire no later than the earlier of (x) the first anniversary of its date of issuance and (y) the date which is five Business Days prior to the Revolving Credit Termination Date and (iii) only be payable on a sight basis with conforming certificates, if applicable.

(b) The Issuing Lender shall not at any time be obligated to issue any Letter of Credit hereunder if such issuance would conflict with, or cause the Issuing Lender or any L/C Participant to exceed any limits imposed by, any applicable Requirement of Law.

3.2. Procedure for Issuance of Letter of Credit. The Borrower may from time to time request that the Issuing Lender issue a Letter of Credit by delivering to the Issuing Lender (with a copy to the Administrative Agent) at its address for notices specified herein an Application therefor, completed to the satisfaction of the Issuing Lender, and such other certificates, documents and other papers and information as the Issuing Lender may request. Upon receipt of any Application, the Issuing Lender will process such Application and the certificates, documents and other papers and information delivered to it in connection therewith in accordance with its customary procedures and shall promptly (but in no event more than five Business Days following the receipt of such Application) issue the Letter of Credit requested thereby by issuing the original of such Letter of Credit to the beneficiary thereof or as otherwise may be agreed to by the Issuing Lender and the Borrower (but in no event shall the Issuing Lender be required to issue any Letter of Credit earlier than three Business Days after its receipt of the Application therefor and all such other certificates, documents and other papers and information relating thereto). Promptly after issuance by the Issuing Lender of a Letter of Credit, the Issuing Lender shall furnish a copy of such Letter of Credit to the Borrower. The Issuing Lender shall, within three days of such issuance, give to the Administrative Agent notice of the issuance of each Letter of Credit (including the amount thereof). Upon the written request of any Lender, the Administrative Agent will, within three Business Days of such request, inform such Lender of the aggregate drawable amount of all Letters of Credit outstanding on the date of such request.

3.3. Fees and Other Charges. (a) The Borrower will pay to the Administrative Agent, for the account of the Lenders, a fee on the aggregate drawable amount of all outstanding Letters of Credit at a per annum rate equal to the Applicable Margin then in effect with respect to Eurodollar Loans, to be shared ratably among the Lenders in accordance with their respective Revolving Credit Percentages and payable quarterly in arrears on each L/C Fee Payment Date after the issuance date.

(b) In addition to the foregoing fees, the Borrower shall pay to the Issuing Lender for its own account a fronting fee for each outstanding Letter of Credit, equal to the greater of (x) 1⁄4 of 1.00% per annum on the aggregate drawable amount of such Letter of Credit and (y) $500. Such fronting fees shall be payable quarterly in arrears on each L/C Fee Payment Date and shall be nonrefundable.

(c) In addition to the foregoing fees, the Borrower shall pay or reimburse the Issuing Lender for such normal and customary costs and expenses as are incurred or charged by the Issuing Lender in issuing, negotiating, effecting payment under, amending or otherwise administering any Letter of Credit.

3.4. L/C Participations. (a) The Issuing Lender irrevocably agrees to grant and hereby grants to each L/C Participant, and, to induce the Issuing Lender to issue Letters of Credit hereunder, each L/C Participant irrevocably agrees to accept and purchase and hereby accepts and purchases from the Issuing Lender, on the terms and conditions hereinafter stated, for such L/C Participant’s own account and risk an undivided interest equal to such L/C Participant’s Revolving Credit Percentage in the Issuing Lender’s obligations and rights under each Letter of Credit issued hereunder (including the Letters of Credit referred to on Schedule 7.2(d) which for all purposes of this Agreement shall be deemed issued hereunder) and the amount of each drawing paid by the Issuing Lender thereunder. Each L/C Participant unconditionally and irrevocably agrees with the Issuing Lender that, if a drawing is paid under any Letter of Credit for which the Issuing Lender is not reimbursed in full by the Borrower in accordance with the terms of this Agreement, such L/C Participant shall pay to the Issuing Lender upon demand at the Issuing Lender’s address for notices specified herein an amount equal to such L/C Participant’s Revolving Credit Percentage of the amount of such drawing, or any part thereof, that is not so reimbursed.

(b) If any amount required to be paid by any L/C Participant to the Issuing Lender pursuant to Section 3.4(a) in respect of any unreimbursed portion of any payment made by the Issuing Lender under any Letter of Credit is paid to the Issuing Lender within three Business Days after the date such payment is due, such L/C Participant shall pay to the Issuing Lender on demand an amount equal to the product of (i) such amount, times (ii) the daily average NYFRB Rate during the period from and including the date such payment is required to the date on which such payment is immediately available to the Issuing Lender, times (iii) a fraction the numerator of which is the number of days that elapse during such period and the denominator of which is 360. If any such amount required to be paid by any L/C Participant pursuant to Section 3.4(a) is not made available to the Issuing Lender by such L/C Participant within three Business Days after the date such payment is due, the Issuing Lender shall be entitled to recover from such L/C Participant, on demand, such amount with interest thereon calculated from such due date at the rate per annum applicable to Base Rate Loans. A certificate of the Issuing Lender submitted to any L/C Participant with respect to any amounts owing under this Section shall be conclusive in the absence of manifest error.

(c) Whenever, at any time after the Issuing Lender has made payment under any Letter of Credit and has received from any L/C Participant its pro rata share of such payment in accordance with Section 3.4(a), the Issuing Lender receives any payment related to such Letter of Credit (whether directly from the Borrower or otherwise, including proceeds of collateral applied thereto by the Issuing Lender), or any payment of interest on account thereof, the Issuing Lender will distribute to such L/C Participant its pro rata share thereof; provided, however, that in the event that any such payment received by the Issuing Lender shall be required to be returned by the Issuing Lender, such L/C Participant shall return to the Issuing Lender the portion thereof previously distributed by the Issuing Lender to it.

3.5. Reimbursement Obligation of the Borrower. The Borrower agrees to reimburse the Issuing Lender on the next Business Day after each date on which the Issuing Lender notifies the Borrower of the date and amount of a drawing presented under any Letter of Credit and paid by the Issuing Lender for the amount of (a) such drawing so paid and (b) any taxes, fees, charges or other costs or expenses incurred by the Issuing Lender in connection with such payment (the amounts described in the foregoing clauses (a) and (b) in respect of any drawing, collectively, the “Payment Amount”). Each such payment shall be made to the Issuing Lender at its address for notices specified herein in lawful money of the United States of America and in immediately available funds. Interest shall be payable on each Payment Amount from the date of the applicable drawing until payment in full at the rate set forth in (i) until the second Business Day following the date of the applicable drawing, Section 2.10(b) and (ii) thereafter, Section 2.10(d). Each drawing under any Letter of Credit shall (unless an event of the type described in clause (i) or (ii) of Section 8(e) shall have occurred and be continuing with respect to the Borrower, in which case the procedures specified in Section 3.4 for funding by L/C Participants shall apply) constitute a request by the Borrower to the Administrative Agent for a borrowing pursuant to Section 2.2 of Base Rate Loans in the amount of such drawing. The Borrowing Date with respect to such borrowing shall be the first date on which a borrowing of Revolving Credit Loans could be made pursuant to Section 2.2 if the Administrative Agent had received a notice of such borrowing at the time the Administrative Agent receives notice from the Issuing Lender of such drawing under such Letter of Credit.

3.6. Obligations Absolute. The Borrower’s obligations under this Section 3 shall be absolute and unconditional under any and all circumstances and irrespective of any setoff, counterclaim or defense to payment that the Borrower may have or have had against the Issuing Lender, any beneficiary of a Letter of Credit or any other Person. The Borrower also agrees with the Issuing Lender that the Issuing Lender shall not be responsible for, and the Borrower’s Reimbursement Obligations under Section 3.5 shall not be affected by, among other things, the validity or genuineness of documents or of any endorsements thereon, even though such documents shall in fact prove to be invalid, fraudulent or forged, or any dispute between or among the Borrower and any beneficiary of any Letter of Credit or any other party to which such Letter of Credit may be transferred or any claims whatsoever of the Borrower against any beneficiary of such Letter of Credit or any such transferee. The Issuing Lender shall not be liable for any error, omission, interruption or delay in transmission, dispatch or delivery of any message or advice, however transmitted, in connection with any Letter of Credit, except for errors or omissions found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of the Issuing Lender. The Borrower agrees that any action taken or omitted by the Issuing Lender under or in connection with any Letter of Credit or the related drafts or documents, if done in the absence of gross negligence or willful misconduct and in accordance with the standards or care specified in the Uniform Commercial Code in effect in the State of New York or, if applicable to such Letter of Credit, the Uniform Customs and Practice for Documentary Credits or the International Standby Practices as published by the International Chamber of Commerce most recently at the time of issuance of any Letter of Credit, shall be binding on the Borrower and shall not result in any liability of the Issuing Lender to the Borrower.

3.7. Letter of Credit Payments. If any drawing shall be presented for payment under any Letter of Credit, the Issuing Lender shall promptly notify the Borrower of the date and amount thereof. The responsibility of the Issuing Lender to the Borrower in connection with any drawing presented for payment under any Letter of Credit shall, in addition to any payment obligation expressly provided for in such Letter of Credit, be limited to determining that the documents (including each drawing) delivered under such Letter of Credit in connection with such presentment appear on their face to be in conformity with such Letter of Credit.

3.8. Applications. To the extent that any provision of any Application related to any Letter of Credit is inconsistent with the provisions of this Section 3, the provisions of this Section 3 shall apply.

3.9. Additional Issuing Lenders. The Borrower, the Administrative Agent and any Lender may agree to designate such Lender as an additional Issuing Lender pursuant to documentation and other arrangements as the Borrower, the Administrative Agent and such Lender may agree, and including as to fees therefor and sublimits with respect thereto as agreed between the Borrower and such Issuing Lender. The terms of this Agreement shall be deemed amended to incorporate any such terms as the Borrower, the Administrative Agent and such Issuing Lender may agree. No Lender shall have any obligation to agree to be, or be designated as, an Issuing Lender unless it agrees to do so in its sole discretion.

3.10. Existing Letters of Credit. On the Effective Date, the Existing Letters of Credit shall be automatically and without further action by the parties thereto be deemed to be Letters of Credit issued pursuant to this Section 3 for the account of the Borrower and subject to the provisions hereof.

SECTION 4. REPRESENTATIONS AND WARRANTIES

To induce the Administrative Agent and the Lenders to enter into this Agreement and to make Loans and issue or participate in the Letters of Credit, the Borrower hereby represents and warrants to the Administrative Agent and each Lender that:

4.1. Financial Condition. The audited consolidated balance sheets of the Parent and its consolidated Subsidiaries and the Borrower and its consolidated Subsidiaries (including, in each case, (x) the Securitization Manager, if applicable, and, if any, the subsidiary acting in a capacity analogous to the Securitization Manager pursuant to any Additional Securitization Arrangements and (y) the Specified Unrestricted Foreign Entities) as of December 31, 2022 and the related statements of income and of cash flows for the fiscal years ended on such dates, reported on by and accompanied by an unqualified report from Ernst & Young LLP, present fairly in all material respects the consolidated financial condition of the Parent and its consolidated Subsidiaries and the Borrower and its consolidated Subsidiaries (including, in each case, (x) the Securitization Manager, if applicable, and, if any, the subsidiary acting in a capacity analogous to the Securitization Manager pursuant to any Additional Securitization Arrangements and (y) the Specified Unrestricted Foreign Entities) as of such dates, and the consolidated results of its operations and its consolidated cash flows for the respective fiscal years then ended. All such financial statements, including the related schedules and notes thereto, have been prepared in accordance with GAAP applied consistently throughout the periods involved (except as approved by the aforementioned firm of accountants and disclosed therein). The Parent and its consolidated Subsidiaries and the Borrower and its consolidated Subsidiaries (including, in each case, (x) the Securitization Manager, if applicable, and, if any, the subsidiary acting in a capacity analogous to the Securitization Manager pursuant to any Additional Securitization Arrangements and (y) the Specified Unrestricted Foreign Entities) do not have any material Guarantee Obligations, contingent liabilities and liabilities for taxes, or any long-term leases or unusual forward or long-term commitments, including, without limitation, any interest rate or foreign currency swap or exchange transaction or other obligation in respect of derivatives, that are not reflected in the most recent financial statements referred to in this paragraph. During the period from December 31, 2022 to and including the date hereof there has been no Disposition by the Parent or the Borrower of any material part of their respective businesses or Properties.

4.2. No Change. Since December 31, 2022 there has been no development or event that has had or could reasonably be expected to have a Material Adverse Effect.

4.3. Corporate Existence; Compliance with Law. Each of the Borrower and its Subsidiaries (a) is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization, (b) has the corporate power and authority, and the legal right, to own and operate its Property, to lease the Property it operates as lessee and to conduct the business in which it is currently engaged, (c) is duly qualified as a foreign corporation and in good standing under the laws of each jurisdiction where its ownership, lease or operation of Property or the conduct of its business requires such qualification except to the extent the failure to be so qualified could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (d) is in compliance with all Requirements of Law except to the extent that the failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

4.4. Corporate Power; Authorization; Enforceable Obligations. Each Loan Party has the corporate power and authority, and the legal right, to make, deliver and perform the Loan Documents to which it is a party and, in the case of the Borrower, to borrow hereunder. Each Loan Party has taken all necessary corporate action to authorize the execution, delivery and performance of the Loan Documents to which it is a party and, in the case of the Borrower, to authorize the borrowings on the terms and conditions of this Agreement. No consent or authorization of, filing with, notice to or other act by or in respect of, any Governmental Authority or any other Person is required in connection with the borrowings hereunder or with the execution, delivery, performance, validity or enforceability of this Agreement or any of the Loan Documents, except the filings referred to in Section 4.19. Each Loan Document has been duly executed and delivered on behalf of each Loan Party party thereto. This Agreement constitutes, and each other Loan Document upon execution will constitute, a legal, valid and binding obligation of each Loan Party party thereto, enforceable against each such Loan Party in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles (whether enforcement is sought by proceedings in equity or at law).

4.5. No Legal Bar. The execution, delivery and performance of this Agreement and the other Loan Documents, the issuance of Letters of Credit, the borrowings hereunder and the use of the proceeds thereof (a) will not violate any Requirement of Law or any Contractual Obligation of the Borrower or any of its Subsidiaries except (x) as could not, in the aggregate, reasonably be expected to have a Material Adverse Effect and (y) for such Contractual Obligations pursuant to which the Administrative Agent is required to execute and deliver a non-disturbance agreement and (b) will not result in, or require, the creation or imposition of any Lien on any of their respective properties or revenues pursuant to any Requirement of Law or any such Contractual Obligation (other than the Liens created by the Security Documents). No Requirement of Law or Contractual Obligation applicable to the Borrower or any of its Subsidiaries could reasonably be expected to have a Material Adverse Effect.

4.6. No Material Litigation. No litigation, investigation or proceeding of or before any arbitrator or Governmental Authority is pending or, to the knowledge of the Borrower, threatened by or against the Borrower or any of its Subsidiaries or against any of their respective properties or revenues (a) with respect to any of the Loan Documents or any of the transactions contemplated hereby or thereby, or (b) that could reasonably be expected to have a Material Adverse Effect.

4.7. No Default. Neither the Borrower nor any of its Subsidiaries is in default under or with respect to any of its Contractual Obligations in any respect that could reasonably be expected to have a Material Adverse Effect. No Default or Event of Default has occurred and is continuing.

4.8. Ownership of Property; Liens. Each of the Borrower and its Subsidiaries has title in fee simple to, a valid leasehold interest in, or an easement, license or permit to occupy, all its real property, and good title to, a valid leasehold interest in, or an easement, license or permit to occupy, all its other Property, and none of such Property is subject to any Lien except as permitted by Section 7.3.

4.9. Intellectual Property. The Borrower and each of its Subsidiaries owns, or is licensed to use, all Intellectual Property necessary for the conduct of its business as currently conducted. No material claim has been asserted and is pending by any Person challenging or questioning the use of any Intellectual Property or the validity or effectiveness of any Intellectual Property, nor does the Borrower know of any valid basis for any such claim. The use of Intellectual Property by the Borrower and its Subsidiaries does not infringe on the rights of any Person in any material respect.

4.10. Taxes. Each of the Borrower and each of its Subsidiaries has filed or caused to be filed all Federal, state and other material tax returns that are required to be filed and has paid all taxes shown to be due and payable on said returns or on any assessments made against it or any of its Property and all other taxes, fees or other charges imposed on it or any of its Property by any Governmental Authority that are due and payable (other than any the amount or validity of which are currently being contested in good faith by appropriate proceedings and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be) except with respect to state and local tax returns relating to taxes in an aggregate amount not exceeding $2,000,000 at any one time outstanding (after applying loss probability factors in accordance with GAAP) and with respect to which reserves in conformity with GAAP have been provided on the books of the Borrower or its Subsidiaries, as the case may be; no tax Lien has been filed, and, to the knowledge of the Borrower, no claim is being asserted, with respect to any such tax, fee or other charge.

4.11. Federal Regulations. No part of the proceeds of any Loans will be used for “purchasing” or “carrying” any “margin stock” within the respective meanings of each of the quoted terms under Regulation U as now and from time to time hereafter in effect or for any purpose that violates the provisions of the Regulations of the Board. If requested by any Lender or the Administrative Agent, the Borrower will furnish to the Administrative Agent and each Lender a statement to the foregoing effect in conformity with the requirements of FR Form G-3 or FR Form U-1 referred to in Regulation U.

4.12. Labor Matters. There are no strikes or other labor disputes against the Borrower or any of its Subsidiaries pending or, to the knowledge of the Borrower, threatened that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. Hours worked by and payment made to employees of the Borrower and its Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable Requirement of Law dealing with such matters that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect. All payments due from the Borrower or any of its Subsidiaries on account of employee health and welfare insurance that (individually or in the aggregate) could reasonably be expected to have a Material Adverse Effect if not paid have been paid or accrued as a liability on the books of the Borrower or the relevant Subsidiary.

4.13. ERISA. Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect: (i) neither a Reportable Event nor any failure to satisfy the minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA), including any “accumulated funding deficiency,” whether or not waived, has occurred during the five-year period prior to the date on which this representation is made or deemed made with respect to any Plan, and each Plan has complied with the applicable provisions of ERISA and the Code; (ii) there has been no failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Single Employer Plan nor a failure by any Loan Party or any Commonly Controlled Entity to make any required contribution to a Multiemployer Plan; (iii) there has been no determination that any Single Employer Plan is or is expected to be in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA); (iv) no termination of a Single Employer Plan has occurred, and no Lien in favor of the PBGC or a Plan has arisen, during the five-year period prior to the date on which this representation is made or deemed made; (v) the present value of all accrued benefits under each Single Employer Plan (based on those assumptions used to fund such Plans) did not, as of the last annual valuation date prior to the date on which this representation is made or deemed made, exceed the value of the assets of such Plan allocable to such accrued benefits; (vi) no Loan Party nor any Commonly Controlled Entity has had a complete or partial withdrawal from any Multiemployer Plan that has resulted or could reasonably be expected to result in liability under ERISA, and no Loan Party nor any Commonly Controlled Entity would become subject to any liability under ERISA if any such Loan Party or Commonly Controlled Entity were to withdraw completely from all Multiemployer Plans as of the valuation date most closely preceding the date on which this representation is made or deemed made; (vii) no Multiemployer Plan is in Reorganization or Insolvent or is expected to be in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA); and (viii) no Foreign Plan Event has occurred.

4.14. Investment Company Act; Other Regulations. No Loan Party is an “investment company,” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended. No Loan Party is subject to regulation under any Requirement of Law (other than Regulation X of the Board) which limits its ability to incur Indebtedness.

4.15. Subsidiaries. (a) The Subsidiaries listed on Schedule 4.15(a) constitute all the Subsidiaries of the Borrower as of the Effective Date. Schedule 4.15(a) sets forth as of the Effective Date the name and jurisdiction of incorporation of each Subsidiary and, as to each such Subsidiary, the percentage of each class of Capital Stock owned by any Loan Party.

(b) There are no outstanding subscriptions, options, warrants, calls, rights or other agreements or commitments (other than stock options granted to employees or directors and directors’ qualifying shares) of any nature relating to any Capital Stock of any Loan Party (other than the Parent) or any Subsidiary of any Loan Party except as set forth on Schedule 4.15(b).

4.16. Use of Proceeds. All or any portion of proceeds of the loans and commitments provided hereunder shall refinance the Existing Credit Agreement on the Effective Date and pay fees, expenses and other amounts incurred in connection with the foregoing. The proceeds of the Loans made on or after the Effective Date shall be used to finance the working capital needs, and for general corporate purposes, of the Borrower and its Subsidiaries, including distributions that are otherwise permitted hereunder.

4.17. Environmental Matters. Other than exceptions to any of the following that could not, individually or in the aggregate, reasonably be expected to result in a Material Environmental Loss:

(a) the Borrower and its Subsidiaries: (i) are, and within the period of all applicable statutes of limitation have been, in compliance with all applicable Environmental Laws; (ii) hold all Environmental Permits (each of which is in full force and effect) required for any of their current or intended operations or for any property owned, leased, or otherwise operated by any of them; (iii) are, and within the period of all applicable statutes of limitation have been, in compliance with all of their Environmental Permits.

(b) Materials of Environmental Concern have not been released at, on, under, in, or about any real property now or formerly owned, leased or operated by the Borrower or any of its Subsidiaries, or at any other location (including, without limitation, any location to which Materials of Environmental Concern have been sent for re-use or recycling or for treatment, storage, or disposal) which could reasonably be expected to (i) give rise to liability of the Borrower or any of its Subsidiaries under any applicable Environmental Law, or (ii) interfere with the Borrower’s or any of its Subsidiaries’ continued operations, or (iii) impair the fair saleable value of any real property owned or leased by the Borrower or any of its Subsidiaries.

(c) There is no judicial, administrative, or arbitral proceeding (including any notice of violation or alleged violation) under or relating to any Environmental Law to which the Borrower or any of its Subsidiaries is, or to the knowledge of the Borrower or any of its Subsidiaries will be, named as a party that is pending or, to the knowledge of the Borrower or any of its Subsidiaries, threatened.

(d) Neither the Borrower nor any of its Subsidiaries has received any written request for information, or been notified that it is a potentially responsible party under or relating to the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, as amended, or any similar Environmental Law, or with respect to any Materials of Environmental Concern.

(e) Neither the Borrower nor any of its Subsidiaries has entered into or agreed to any consent decree, order, or settlement or other agreement, or is subject to any judgment, decree, or order or other agreement, in any judicial, administrative, arbitral, or other forum for dispute resolution, relating to compliance with or liability under any Environmental Law.

(f) Neither the Borrower nor any of its Subsidiaries has assumed or retained by contract any liabilities of any kind, fixed or contingent, known or unknown, under any Environmental Law or with respect to any Material of Environmental Concern.

4.18. Accuracy of Information, etc. No statement or information contained in this Agreement, any other Loan Document or any other written document, certificate or statement furnished to the Administrative Agent or the Lenders or any of them, by or on behalf of any Loan Party for use in connection with the transactions contemplated by this Agreement or the other Loan Documents, contained as of the date such statement, information, document or certificate was so furnished, any untrue statement of a material fact or omitted to state a material fact necessary in order to make the statements contained herein or therein not misleading. The projections and pro forma financial information contained in the materials referenced above are based upon good faith estimates and assumptions believed by management of the Borrower to be reasonable at the time made, it being recognized by the Lenders that such financial information as it relates to future events is not to be viewed as fact and that actual results during the period or periods covered by such financial information may differ from the projected results set forth therein by a material amount. There is no fact actually known to any Loan Party that could reasonably be expected to have a Material Adverse Effect that has not been expressly disclosed herein, in the other Loan Documents or in any other documents, certificates and statements furnished to the Administrative Agent and the Lenders for use in connection with the transactions contemplated hereby and by the other Loan Documents.

4.19. Security Documents. The Guarantee and Collateral Agreement is effective to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a legal, valid and enforceable security interest in the Collateral described therein and proceeds thereof. In the case of the Pledged Stock described in the Guarantee and Collateral Agreement, upon stock certificates representing such Pledged Stock having been delivered to the Administrative Agent and in the case of the other Collateral described in the Guarantee and Collateral Agreement, upon financing statements in appropriate form having been filed in the offices specified on Schedule 4.19 and upon such other filings as are specified on Schedule 3 to the Guarantee and Collateral Agreement having been duly completed, the Guarantee and Collateral Agreement shall constitute a fully perfected Lien on, and security interest in, all right, title and interest of the Loan Parties in such Collateral and the proceeds thereof, as security for the Obligations (as defined in the Guarantee and Collateral Agreement) to the extent a Lien on such Collateral can be perfected by the filing of a financing statement, by other filings specified on Schedule 3 to the Guarantee and Collateral Agreement or, in the case of Pledged Stock, control, in each case prior and superior in right to any other Person (except, in the case of Collateral other than Pledged Stock, Liens permitted by Section 7.3). Notwithstanding the foregoing, it is understood that neither mortgages nor fixture filings shall be made in respect of Tower or office locations.

4.20. Solvency. The Borrower and its Subsidiaries, on a consolidated basis, and after giving effect to the incurrence of all Indebtedness and obligations being incurred in connection herewith will be and will continue to be, Solvent.

4.21. Real Property Leases. The present and contemplated use of the real property owned or leased by the Borrower or any of its Subsidiaries for the operation of Towers is in compliance in all material respects with all applicable zoning ordinances and regulations and other laws and regulations where failure so to comply would result, or create reasonable risk of resulting, in a Material Adverse Effect. Each lease pursuant to which the Borrower or any of its Subsidiaries, as lessee, acquired rights in real property upon which any Tower is situated is in full force and effect, the Borrower or such Subsidiary has all rights of the lessee thereunder, there has been no default in the performance of any of its terms or conditions by the Borrower or any such Subsidiary nor (to the best of the Borrower’s knowledge) any other party thereto, and no claims of default have been asserted with respect thereto, in each case except as would not result, or would not create a reasonable risk of resulting, in a Material Adverse Effect.

4.22. FCC and FAA Matters; State Regulatory Compliance. (a) The Borrower (i) has duly and timely filed all material reports, registrations and other material filings, if any, which are required to be filed by it or any of its Subsidiaries under the Communications Act or any other applicable law, rule or regulation of any Governmental Authority, including the FCC and the FAA, the non-filing of which would not result, or be reasonably likely to result, in a Material Adverse Effect and (ii) is in compliance with all such laws, rules, regulations and ordinances, including those promulgated by the FCC and the FAA, to the extent the non-compliance with which would result, or be reasonably likely to result, in a Material Adverse Effect. All information provided by or on behalf of the Borrower or any Affiliate in any material filing, if any, with the FCC and the FAA relating to the business of the Borrower and its Subsidiaries was, to the knowledge of such Person at the time of filing, complete and correct in all material respects when made, and the FCC and the FAA have been notified of any substantial or significant changes in such information as may be required in accordance with applicable Requirements of Law.

(b) The Borrower and its Subsidiaries have all permits, certificates, licenses, tariff approvals and other authorizations from all state and federal Governmental Authorities required to conduct their current business except for such permits, certificates, licenses, tariff approvals and other authorizations as could not, in the aggregate, reasonably be expected to have a Material Adverse Effect.

(c) The Borrower has no knowledge of any investigation, notice of apparent liability, violation, forfeiture or other order or complaint issued by or before any state or federal Governmental Authority, or of any other proceedings of or before any state or federal Governmental Authority, which could reasonably be expected to have a Material Adverse Effect.

4.23. Anti-Corruption Laws and Sanctions(a) . As of the Effective Date, the Borrower has implemented and maintains in effect policies and procedures designed to ensure compliance by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws, and the Borrower, and its Subsidiaries are in compliance with Anti-Corruption Laws and Sanctions in all material respects, and to the knowledge of the Borrower and its Subsidiaries their respective directors, officers, employees and agents are also in compliance with Anti-Corruption Laws and Sanctions in all material respects as pertains to their conduct for or on behalf of the Borrower or its Subsidiaries. As of the Effective Date, none of the Borrower, any Subsidiary or to the knowledge of the Borrower or such Subsidiary any of their respective directors, officers, or employees is a Sanctioned Person. The Borrower will not, directly or, to its knowledge, indirectly, use the proceeds of the Loans or any Letter of Credit, or lend, contribute, or otherwise make available such proceeds or Letter of Credit to any subsidiary or joint venture partner, or other Person in violation of Anti-Corruption Laws. The Borrower will not directly or, to its knowledge, indirectly, use the proceeds of the Loans or any Letter of Credit, or lend, contribute or otherwise make available such proceeds to any other Person (i) to fund activities or business of or with any Sanctioned Person or in or with any Sanctioned Country, or (ii) in any other manner that will, to the Borrower’s knowledge, result in a violation by any person of Sanctions.

SECTION 5. CONDITIONS PRECEDENT

5.1. Conditions to Effectiveness. The occurrence of the Effective Date, and the agreement of each Lender to extensions of credit requested to be made by it hereunder, are subject to the satisfaction (or waiver) of the following conditions precedent:

(a) Loan Documents. The Administrative Agent shall have received (i) this Agreement, executed and delivered by a duly authorized officer of the Borrower and (ii) the Guarantee and Collateral Agreement, executed and delivered by a duly authorized officer of the Parent, Holdings, SBA Senior Finance, the Borrower and each Subsidiary Guarantor.

(b) Financial Statements. The Lenders shall have received the latest consolidated financial statements required by Section 6.1, and there shall not have been in the reasonable judgment of the Lenders any material adverse change in the consolidated financial condition of the Parent, the Borrower, the Subsidiaries and the Securitization Subsidiaries from that reflected in such consolidated financial statements described in Section 4.1.

(c) Approvals. All governmental and third party approvals necessary or, in the discretion of the Administrative Agent, advisable in connection with the continuing operations of the Borrower and its Subsidiaries and the transactions contemplated hereby shall have been obtained and be in full force and effect, except for such approvals as could not reasonably be expected to have a Material Adverse Effect.

(d) Fees and Payoff. (i) All fees required to be paid, and all expenses for which invoices have been presented (including reasonable fees, disbursements and other charges of counsel to the Agents), at least 3 Business Days’ before the Effective Date, (ii) all interest, costs, fees and expenses required to be paid by the Borrower pursuant to the Existing Credit Agreement, and (iii) all amounts owing to Existing Revolving Credit Lenders and Existing Term Lenders required to be repaid pursuant to Section 2.2(b)(ii) and Section 2.2(b)(iii) (provided, that the Existing Letters of Credit shall be permitted to remain outstanding and shall be deemed issued under this Agreement on the Effective Date), respectively, shall, in each case have been paid in full or shall have been authorized to be deducted from the proceeds of the initial extensions of credit under this Agreement.

(e) [Reserved].

(f) Closing Certificate; Certified Certificate of Incorporation; Good Standing. The Administrative Agent shall have received (i) a certificate of each Loan Party, dated the Effective Date, substantially in the form of Exhibit C, with insertions and attachments for the certificate of incorporation of each Loan Party that is a corporation certified by the relevant authority of the jurisdiction of organization of such Loan Party and the certificate of formation and limited liability company agreement of each Loan Party that is a limited liability company, and (ii) a good standing certificate for each Loan Party from its jurisdiction of organization.

(g) Legal Opinions. The Administrative Agent shall have received the following executed legal opinions in customary form:

(i) the legal opinion of Kirkland & Ellis LLP, counsel to the Loan Parties and their Subsidiaries, substantially in the form of Exhibit E–1; and

(ii) the legal opinion of Greenberg Traurig, P.A., counsel to the Florida Loan Parties, substantially in the form of Exhibit E–2.

(h) Pledged Stock; Stock Power; Pledged Notes. The Administrative Agent shall have received (i) the certificates representing the shares of Capital Stock pledged pursuant to the Guarantee and Collateral Agreement together with an undated stock power for each such certificate executed in blank by a duly authorized officer of the pledgor thereof and (ii) each promissory note pledged to the Administrative Agent pursuant to the Guarantee and Collateral Agreement endorsed (without recourse) in blank (or accompanied by an executed transfer form in blank satisfactory to the Administrative Agent) by the pledgor thereof.

(i) Filings, Registrations and Recordings. Each document (including, without limitation, any Uniform Commercial Code financing statement) required by the Security Documents to be filed, registered or recorded in order to create in favor of the Administrative Agent, for the benefit of the Secured Parties, a perfected Lien on the Collateral described therein, prior and superior in right to any other Person (other than with respect to Liens expressly permitted by Section 7.3), shall be in proper form for filing, registration or recordation.

(j) [Reserved].

(k) PATRIOT Act. To the extent requested at least 5 days prior to closing, the Lenders shall have received, sufficiently in advance of closing, all documentation and other information required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA PATRIOT Act.

(l) Solvency Certificate. The Administrative Agent shall have received a solvency certificate of the chief financial officer or treasurer of the Borrower (or other senior executive officer of the Borrower satisfactory to the Administrative Agent) in form reasonably satisfactory to the Administrative Agent certifying as to the solvency of the Borrower and its Subsidiaries, taken on a consolidated basis, considered as a whole after giving effect to the transactions contemplated hereby.

5.2. [Reserved].

5.3. Conditions to Each Extension of Credit. The agreement of each Lender to make any extension of credit requested to be made by it on any date (including, without limitation, its initial extension of credit) is subject to the satisfaction of the following conditions precedent:

(a) Representations and Warranties. Each of the representations and warranties made by any Loan Party in or pursuant to the Loan Documents shall be true and correct in all material respects on and as of such date as if made on and as of such date except for such representations and warranties expressly stated to be made as of a specific earlier date, in which case such representations and warranties shall be true and correct as of such earlier date.

(b) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to the extensions of credit requested to be made on such date.

Each borrowing by and issuance of a Letter of Credit on behalf of the Borrower hereunder shall constitute a representation and warranty by the Borrower as of the date of such extension of credit that the conditions contained in this Section 5.3 have been satisfied.

5.4. Foreign Subsidiary Borrowers. (a) In the case of the first requested borrowing by each Foreign Subsidiary Borrower, such Foreign Subsidiary Borrower shall deliver to the Administrative Agent (i)(A) on or prior to such date a certificate of such Foreign Subsidiary Borrower substantially in the form of Exhibit C, with insertions and attachments for the certificate of incorporation, formation or other applicable form of organizational document (or other comparable document under applicable law) of such Foreign Subsidiary Borrower, and (B) a good standing certificate (or other comparable document under applicable law) for such Foreign Subsidiary Borrower from its jurisdiction of organization, in form and substance satisfactory to the Administrative Agent, (ii) five (5) Business Days prior to such date any additional information requested in connection with subsection 5.1(k) and (iii) an executed legal opinion from counsel to such Foreign Subsidiary Borrower in its jurisdiction of organization and their Subsidiaries, in customary form.

(b) In addition to the other conditions set forth in this Section 5, each extension of credit to a Foreign Subsidiary Borrower shall be deemed to be an Investment by the Borrower in such Foreign Subsidiary Borrower on the date of such extension of credit and shall be subject to the further condition that the Borrower shall be in compliance with the covenants set forth in Section 7.7(f), on a pro forma basis after giving effect to such extension of credit and the use of proceeds thereof.

SECTION 6. AFFIRMATIVE COVENANTS

The Borrower hereby agrees that, so long as the Revolving Credit Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall and shall cause each of its Subsidiaries to:

6.1. Financial Statements. Furnish to the Administrative Agent (and the Administrative Agent shall furnish to each Lender):

(a) as soon as available, but in any event within 90 days after the end of each fiscal year of the Parent and the Borrower (commencing with the fiscal year ending December 31, 2023), a copy of the audited consolidated balance sheets of the Parent and its consolidated Subsidiaries and the Borrower and its consolidated Subsidiaries and the unaudited consolidating balance sheets of the Parent and its consolidated Subsidiaries and the Borrower and its consolidated Subsidiaries, in each case as of the end of such year and the related audited consolidated and unaudited consolidating statements of income and related audited consolidated statements of cash flows for such year, setting forth in the case of the Parent in comparative form the figures for the previous year, reported on, in the case of such audited financial statements, without a “going concern” or like qualification or exception, or qualification arising out of the scope of the audit, by Ernst & Young LLP or other independent certified public accountants of nationally recognized standing (other than a “going concern” qualification or exception resulting solely from (x) the impending maturity of the Obligations within one year from the time such opinion is delivered or (y) any prospective breach of any financial covenant, including Section 7.1); and

(b) as soon as available, but in any event not later than 45 days after the end of each fiscal quarter (but, in the case of the fourth fiscal quarter of each fiscal year, not later than 90 days after the end of each such fiscal quarter) of the Parent and the Borrower, (i) the unaudited consolidated and consolidating balance sheets of the Parent and its consolidated Subsidiaries and the Borrower and its consolidated Subsidiaries, in each case as of the end of such quarter, (ii) the related unaudited consolidated statements of income for such quarter and the portion of the fiscal year through the end of such quarter, (iii) the related unaudited consolidating statements of income for the portion of the fiscal year through the end of such quarter and (iv) related unaudited consolidated statements of cash flows for the portion of the fiscal year through the end of such quarter, setting forth in each case, in comparative form the figures for the previous year, certified by a Responsible Officer as being fairly stated in all material respects (subject to normal year end audit adjustments);

all such financial statements shall be complete and correct in all material respects and shall be prepared in reasonable detail and in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by such accountants or officer, as the case may be, and disclosed therein).

6.2. Certificates; Other Information. Furnish to the Administrative Agent (and the Administrative Agent shall furnish to each Lender) or, in the case of clause (f), to the relevant Lender:

(a) [reserved];

(b) concurrently with the delivery of any financial statements pursuant to Section 6.1 (other than with respect to quarterly financial statements relating to the fourth fiscal quarter pursuant to Section 6.1(b)), (i) a certificate of a Responsible Officer stating that, to the best of each such Responsible Officer’s knowledge, each Loan Party during such period has observed or performed all of its covenants and other agreements, and satisfied every condition, contained in this Agreement and the other Loan Documents to which it is a party to be observed, performed or satisfied by it, and that such Responsible Officer has obtained no knowledge of any Default or Event of Default except as specified in such certificate, (ii) a Compliance Certificate containing all information and calculations (which information and calculations shall be contained in schedules or annexes to such Compliance Certificate which can be removed or redacted in accordance with the last sentence of this Section 6.2) necessary for determining compliance by the Borrower and its Subsidiaries with the provisions of this Agreement referred to therein as of the last day of the fiscal quarter or fiscal year of the Borrower, as the case may be, including a detailed report of Restricted Payments made by the Borrower to SBA Senior Finance and a description of SBA Senior Finance’s, Holdings’ or the Parent’s use thereof, as applicable and (iii) concurrently with the delivery of the quarterly financial statements for the fourth fiscal quarter pursuant to Section 6.1(b), a certificate of a Responsible Officer containing all information and calculations necessary for determining the applicable Pricing Ratio;

(c) concurrently with the audited financial statements delivered pursuant to Section 6.1(a), and in any event no later than 90 days after the end of each fiscal year of the Borrower, an annual budget in level of detail, form and substance reasonably satisfactory to the Administrative Agent (collectively, the “Projections”), which Projections shall in each case be accompanied by a certificate of a Responsible Officer stating that such Projections are based on reasonable estimates, information and assumptions and that such Responsible Officer has no reason to believe that such Projections are incorrect or misleading in any material respect;

(d) within five days after the same are sent, copies of all financial statements and reports that the Borrower sends to the holders of any class of its debt securities or public equity securities and, within five days after the same are filed, copies of all financial statements and reports that the Borrower, Holdings and the Parent may make to, or file with, the SEC or notice of such filing; provided, that in the case of Holdings and the Parent, any of the items described in Section 6.1 or this Section 6.2(d) may be delivered electronically and shall be deemed delivered on the earlier of (i) the date the documents are made available on the Parent’s public website or (ii) the date on which such documents are publicly available on EDGAR;

(e) promptly following receipt thereof, copies of any documents described in Sections 101(k) or 101(l) of ERISA that any Loan Party or any Commonly Controlled Entity has requested with respect to any Multiemployer Plan; provided, that if the Loan Parties or any Commonly Controlled Entity has not requested such documents or notices from the administrator or sponsor of the applicable Multiemployer Plan, then, upon reasonable request of the Administrative Agent, the Loan Parties and/or the Commonly Controlled Entities shall promptly make a request for such documents or notices from such administrator or sponsor and the Borrower shall provide copies of such documents and notices promptly after receipt thereof; and

(f) promptly, such additional financial and other information as the Administrative Agent, or any Lender through the Administrative Agent, may from time to time reasonably request.

The Borrower hereby acknowledges that (a) the Agents will make available to the Lenders materials and/or information provided by or on behalf of the Loan Parties hereunder (collectively, the “Borrower Materials”) by posting the Borrower Materials on IntraLinks/IntraAgency or another similar electronic system (the “Platform”) and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Borrower, its Subsidiaries or their securities) (each, a “Public Lender”). If any Borrower Materials are designated by the Loan Parties as “PRIVATE”, such Borrower Materials will not be made available to that portion of the Platform designated “Public Lender” or “Public Investor,” which is intended to contain only information that is either publicly available or not material information (though it may be sensitive and proprietary) with respect to Borrower, its Subsidiaries or their securities for purposes of United States Federal and State securities laws. The Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PRIVATE” or “CONFIDENTIAL” as not containing any material non-public information with respect to the Borrower, its Subsidiaries or their securities for purposes of United States Federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute confidential information, they shall be treated as set forth in Section 10.14) other than projections (including the Projections), budgets or Compliance Certificates, which shall be deemed “PRIVATE” and “CONFIDENTIAL” unless otherwise designated by the Borrower; provided that versions of the Compliance Certificates that have had the calculations with respect to the Borrower’s compliance with the covenants contained herein removed or redacted in each case in a manner reasonably approved by the Borrower shall not be deemed “PRIVATE” or “CONFIDENTIAL” and may be shared with Public Lenders upon request and subject to such approval.

6.3. Payment of Obligations. Pay, discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be, all its material obligations of whatever nature, except where the amount or validity thereof is currently being contested in good faith by appropriate proceedings and reserves in conformity with GAAP with respect thereto have been provided on the books of the Borrower or its Subsidiaries, as the case may be.

6.4. Conduct of Business and Maintenance of Existence, etc. (a)(i) Preserve, renew and keep in full force and effect its corporate existence (in the case of the Borrower, in a United States jurisdiction) and (ii) take all reasonable action to maintain all rights, privileges and franchises necessary or desirable in the normal conduct of its business, except, in each case, as otherwise permitted by Section 7.4 and except, in the case of clause (ii) above, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and (b) comply with all Contractual Obligations and Requirements of Law except to the extent that failure to comply therewith could not, in the aggregate, reasonably be expected to have a Material Adverse Effect. The Borrower will maintain in effect and enforce policies and procedures designed to ensure compliance in all material respects by the Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws.

6.5. Maintenance of Property; Insurance. (a) Keep all Property and systems useful and necessary in its business in good working order and condition, ordinary wear and tear excepted.

(b) Maintain with financially sound and reputable insurance companies insurance with respect to its Property and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts (after giving effect to any self-insurance reasonable and customary for similarly situated Persons engaged in the same or similar business) and with deductible levels as are customarily carried under similar circumstances by such other Persons and ensure that the Administrative Agent is named as an additional insured and/or loss payee under such liability and property insurance as reasonably requested by the Administrative Agent.

6.6. Inspection of Property; Books and Records; Discussions. (a) Keep proper books of records and account in which full, true and correct entries in conformity with GAAP and all Requirements of Law shall be made of all dealings and transactions in relation to its business and activities and (b) permit representatives of any Lender to visit and inspect any of its properties and examine and make abstracts from any of its books and records at any reasonable time and as often as may reasonably be desired (such visits and inspections to be coordinated by the Lenders to the extent reasonably practicable) and to discuss the business, operations, properties and financial and other condition of the Borrower and its Subsidiaries with officers of the Borrower and its Subsidiaries and with its independent certified public accountants; provided that if no Default or Event of Default has occurred, only (x) the Administrative Agent on behalf of the Lenders or (y) representatives of any Agent may exercise the rights of the Administrative Agent and the Lenders under this Section 6.6(b), such visits shall be limited to once per fiscal quarter and such discussions shall be limited to once per week.

6.7. Notices. Promptly give notice to the Administrative Agent and each Lender of:

(a) the occurrence of any Default or Event of Default;

(b) any (i) default or event of default (A) under any Contractual Obligation of the Parent or any of its Subsidiaries beyond any period of grace provided in such Contractual Obligation or (B) [reserved] or (ii) litigation, investigation or proceeding which may exist at any time between the Parent or any of its Subsidiaries and any Governmental Authority, that in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

(c) any litigation or proceeding affecting the Parent or any of its Subsidiaries (including (x) the Securitization Manager and, if any, the subsidiary acting in a capacity analogous to the Securitization Manager pursuant to any Additional Securitization Arrangements and (y) the Specified Unrestricted Foreign Entities) in which the amount involved is $150,000,000 or more and not covered by insurance or in which injunctive or similar relief is sought (other than injunctive relief related to a land development approval for a Tower);

(d) the following events, as soon as possible and in any event within 30 days after the Borrower knows or has reason to know of the occurrence of any of the following that, alone or in the aggregate, would reasonably be expected to result in a Material Adverse Effect: (i) the occurrence of any Reportable Event with respect to any Single Employer Plan, a failure to make any required contribution to a Single Employer Plan, a failure by any Single Employer Plan to satisfy the minimum funding standards (within the meaning of Section 412 or 430 of the Code or Section 302 of ERISA), including any “accumulated funding deficiency,” whether or not waived, any determination that a Single Employer Plan is or is expected to be in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), the creation of any Lien against any Loan Party or any Commonly Controlled Entity in favor of the PBGC or a Single Employer Plan or any withdrawal from, or the termination, Reorganization or Insolvency of, any Multiemployer Plan, or determination that any Multiemployer Plan is or is expected to be in “endangered” or “critical” status (within the meaning of Section 432 of the Code or Section 305 of ERISA), (ii) the institution of proceedings or the taking of any other action by the PBGC or any Loan Party or any Commonly Controlled Entity or any Multiemployer Plan with respect to the withdrawal from, or the termination, Reorganization, Insolvency, or “endangered” or “critical” status, of, any Single Employer Plan, or (iii) the occurrence of any Foreign Plan Event;

(e) the following events, as soon as possible and in any event within ten days after the Borrower knows or has reason to know thereof: (i) any development, event, or condition that, individually or in the aggregate with other related developments, events or conditions, could reasonably be expected to result in the Borrower and its Subsidiaries sustaining a Material Environmental Loss; (ii) any notice that any governmental authority may deny any application for an Environmental Permit sought by, or revoke or refuse to renew any Environmental Permit held by, the Borrower or any of its Subsidiaries, the denial, revocation or refusal to renew of which could reasonably be expected to result in the Borrower and its Subsidiaries sustaining a Material Environmental Loss; and (iii) any Governmental Authority has identified the Borrower or any of its Subsidiaries as a potentially responsible party under any Environmental Law for the cleanup of Materials of Environmental Concern at any location, whether or not owned, leased or operated by the Borrower or its Subsidiaries, which identification as a potentially responsible party could reasonably be expected to result in the Borrower and its Subsidiaries sustaining a Material Environmental Loss; and

(f) any development or event that has had or could reasonably be expected to have a Material Adverse Effect.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer setting forth details of the occurrence referred to therein and stating what action the Parent, Holdings, SBA Senior Finance, the Borrower or the relevant Subsidiary proposes to take with respect thereto.

6.8. Environmental Laws. Except as would not reasonably be expected to result in the Borrower and its Subsidiaries sustaining a Material Adverse Effect:

(a) Comply with, and use commercially reasonable efforts to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws, and obtain and comply with and maintain any and all Environmental Permits required for any of their current or intended operations or for any property owned, leased or otherwise operated by any of them, and use commercially reasonable efforts to ensure that all tenants and subtenants obtain and comply with and maintain, any and all Environmental Permits required of them by any applicable Environmental Laws.

(b) Conduct and complete all investigations, studies, sampling and testing, and all remedial, removal and other actions required under Environmental Laws and the SBA Environmental Analysis Policy and promptly comply with all orders and directives of all Governmental Authorities regarding Environmental Laws.

(c) Generate, use, treat, store, release, dispose of, and otherwise manage Materials of Environmental Concern in a manner that would not reasonably be expected to result in liability to the Borrower or any of its Subsidiaries or to affect any real property owned or leased by any of them; and take reasonable efforts to prevent any other Person from generating, using, treating, storing, releasing, disposing of, or otherwise managing Materials of Environmental Concern in a manner that could reasonably be expected to result in liability to, or affect any real property owned or operated by, the Borrower or any of its Subsidiaries.

6.9. Additional Collateral, etc. (a) With respect to any personal Property acquired after the Effective Date by the Parent or any of its Subsidiaries (other than (w) any leasehold, easement or fee interest in real property, (x) any Property subject to a Lien expressly permitted by Section 7.3(g), (y) Property acquired by an Excluded Subsidiary and (z) Property acquired directly by the Parent, Holdings or SBA Senior Finance other than the Capital Stock of a Person of which any of Holdings, SBA Senior Finance or the Borrower is a Subsidiary) as to which the Administrative Agent, for the benefit of the Secured Parties, does not have a perfected Lien, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement or such other documents as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a security interest in such Property and (ii) take all actions necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in such Property, including without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement.

(b) With respect to any new Subsidiary (other than an Excluded Subsidiary) created or acquired after the Effective Date (which, for the purposes of this paragraph, shall include any existing Subsidiary that ceases to be an Excluded Subsidiary or Securitization Subsidiary) by the Borrower or any of its Subsidiaries, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Subsidiary that is owned by the Borrower or any of its Subsidiaries, (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Subsidiary, as the case may be, and (iii) cause such new Subsidiary (A) to become a party to the Guarantee and Collateral Agreement and (B) to take such actions necessary or advisable to grant to the Administrative Agent for the benefit of the Secured Parties a perfected first priority security interest in the Collateral described in the Guarantee and Collateral Agreement with respect to such new Subsidiary, including, without limitation, the filing of Uniform Commercial Code financing statements in such jurisdictions as may be required by the Guarantee and Collateral Agreement.

(c) With respect to any new Excluded Subsidiary created or acquired after the Effective Date by the Borrower or any of its Subsidiaries, promptly (i) execute and deliver to the Administrative Agent such amendments to the Guarantee and Collateral Agreement as the Administrative Agent deems necessary or advisable in order to grant to the Administrative Agent, for the benefit of the Secured Parties, a perfected first priority security interest in the Capital Stock of such new Excluded Subsidiary that is owned by the Borrower or any of its Subsidiaries (provided that in no event shall more than 65% of the total outstanding Capital Stock of any such new Excluded Subsidiary be required to be so pledged), and (ii) deliver to the Administrative Agent the certificates representing such Capital Stock, together with undated stock powers, in blank, executed and delivered by a duly authorized officer of the Borrower or such Excluded Subsidiary, as the case may be. For the avoidance of doubt, no local perfection measures shall be taken in any foreign jurisdiction.

6.10. Further Assurances. From time to time execute and deliver, or cause to be executed and delivered, such additional instruments, certificates or documents, and take all such actions, as the Administrative Agent may reasonably request, for the purposes of implementing or effectuating the provisions of this Agreement and the other Loan Documents, or of more fully perfecting or renewing the rights of the Administrative Agent and the Lenders with respect to the Collateral (or with respect to any additions thereto or replacements or proceeds thereof or with respect to any other property or assets hereafter acquired by the Parent or any Subsidiary which may be deemed to be part of the Collateral) pursuant hereto or thereto. Upon the exercise by the Administrative Agent or any Lender of any power, right, privilege or remedy pursuant to this Agreement or the other Loan Documents which requires any consent, approval, recording, qualification or authorization of any Governmental Authority, the Borrower will execute and deliver, or will cause the execution and delivery of, all applications, certifications, instruments and other documents and papers that the Administrative Agent or such Lender may be required to obtain from the Parent or any of its Subsidiaries for such governmental consent, approval, recording, qualification or authorization.

SECTION 7. NEGATIVE COVENANTS

The Borrower hereby agrees that, so long as the Revolving Credit Commitments remain in effect, any Letter of Credit remains outstanding or any Loan or other amount is owing to any Lender or the Administrative Agent hereunder, the Borrower shall not, and shall not permit any of its Subsidiaries to, directly or indirectly:

7.1. Financial Condition Covenants.

(a) Consolidated Net Debt to Annualized Borrower EBITDA Ratio. Permit on any date during the term of this Agreement, the ratio of (i) Consolidated Net Debt on such date to (ii) Annualized Borrower EBITDA for the fiscal quarter of the Borrower most recently ended on or prior to such date to exceed 6.50 to 1.00.

(b) Annualized Borrower EBITDA to Annualized Cash Interest Expense Ratio. Permit the ratio of (i) Annualized Borrower EBITDA for any fiscal quarter of the Borrower to (ii) Annualized Cash Interest Expense for such fiscal quarter to be less than 2.00 to 1.00.

7.2. Limitation on Indebtedness. Create, incur, assume or suffer to exist any Indebtedness, except:

(a) Indebtedness of any Loan Party pursuant to any Loan Document, including any Incremental Equivalent Debt;

(b) (i) Indebtedness of the Borrower or a Wholly Owned Subsidiary Guarantor to any other Loan Party and (ii) Indebtedness of any Subsidiary of Parent that is not a Loan Party to any other Subsidiary of Parent that is not a Loan Party;

(c) intercompany Indebtedness to the extent permitted by Section 7.7(e);

(d) Indebtedness outstanding on the Effective Date and listed on Schedule 7.2(d) and any refinancings, refundings, renewals or extensions thereof (without any increase in the principal amount thereof or any shortening of the maturity of any principal amount thereof);

(e) Guarantee Obligations made in the ordinary course of business by the Borrower or any of its Subsidiaries of obligations of the Borrower or any Subsidiary; provided, that a Loan Party may not guaranty Indebtedness of a Subsidiary that is not a Loan Party unless such Loan Party could have incurred such Indebtedness or such Guarantee Obligation is subordinated to the Obligations on substantially the terms of Schedule 7.2(e);

(f) [reserved];

(g) Indebtedness owed to credit card companies which are used to pay operating expenses associated with Towers and the Services Business and letters of credit to secure such Indebtedness in each case incurred in the ordinary course of business;

(h) Indebtedness of any Subsidiary assumed in connection with any acquisition; provided, that such Indebtedness is not incurred and the terms thereof not amended, modified or supplemented (other than to permit such acquisition and except for such amendments, modifications or supplements that are not, when taken as a whole, adverse to the Lenders) in contemplation of such acquisition; provided, further, that both immediately prior and after giving pro forma effect to such acquisition, the ratio of Consolidated Net Debt to Annualized Borrower EBITDA, calculated on a pro forma basis after giving effect to such acquisition and (x) removing the financial results that would otherwise be included in such calculations in respect of any Property Disposed of after such date and on or prior to the date of making such acquisition and (y) including the financial results that would otherwise be excluded in such calculations in respect of any Property acquired after such date and on or prior to the date of making such acquisition, would not exceed 6.50 to 1.00 (both before and after giving effect to such acquisition and without netting any proceeds thereof for purposes of calculating Consolidated Net Debt);

(i) cash management obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements in each case incurred in the ordinary course of business in connection with cash management activities;

(j) Indebtedness of the Borrower or any Subsidiary to the Borrower or any other Subsidiary to the extent constituting an Investment permitted by Section 7.7;

(k) other Indebtedness (which may, subject to Section 7.3(n) below, at the Borrower’s election be (i) secured by liens on the Collateral on a pari passu basis to the Loans hereunder, (ii) secured by liens on Collateral on a junior basis to the Loans hereunder or (iii) unsecured) of the Borrower or any Subsidiary so long as both immediately prior and after giving pro forma effect to the incurrence thereof, the ratio of Consolidated Net Debt to Annualized Borrower EBITDA, calculated on a pro forma basis after giving effect to such incurrence and (x) removing the financial results that would otherwise be included in such calculations in respect of any Property Disposed of after such date and on or prior to the date of such incurrence and (y) including the financial results that would otherwise be excluded in such calculations in respect of any Property acquired after such date and on or prior to the date of such incurrence, would not exceed 6.50 to 1.00 (both before and after giving effect to such incurrence and without netting any proceeds thereof for purposes of calculating Consolidated Net Debt); provided, that the aggregate amount of Indebtedness incurred in reliance on this clause (k) by Subsidiaries that are not Loan Parties may not exceed, at the time of the incurrence thereof, the greater of $360,000,000 and 40% of Annualized Borrower EBITDA determined for the most recent fiscal quarter ended for which financial statements have been or are required to be delivered pursuant to Section 6.1 (it being understood that unaudited financial statements for the fourth fiscal quarter shall be disregarded for purposes hereof); and

provided, however, that none of the Subsidiaries owning, leasing, operating or managing Towers may incur any of the Indebtedness permitted under clause (e) above (other than pursuant to reimbursement obligations in respect of payment or performance or removal bond surety arrangements in the ordinary course of business) or clause (k) above (other than pursuant to any deferred purchase consideration in the form of earn-outs which is contingent).

For purposes of determining compliance with this Section 7.2, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Indebtedness described in clauses (a) through (k) above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such item of Indebtedness (or any portion thereof) in any manner that complies with this Section 7.2; provided that Indebtedness of any Loan Party under the Loan Documents may only be incurred and outstanding under Section 7.2(a).

7.3. Limitation on Liens. Create, incur, assume or suffer to exist any Lien upon any of its Property, whether now owned or hereafter acquired, except for:

(a) Liens for taxes not yet due or which are being contested in good faith by appropriate proceedings, provided that adequate reserves with respect thereto are maintained on the books of the Borrower or its Subsidiaries, as the case may be, in conformity with GAAP;

(b) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s or other like Liens arising in the ordinary course of business which are not overdue for a period of more than 60 days or that are being contested in good faith by appropriate proceedings;

(c) pledges or deposits in connection with workers’ compensation, unemployment insurance and other social security legislation;

(d) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business, and deposits to secure obligations under contracts to purchase towers or other related assets;

(e) easements, rights-of-way, restrictions and other similar encumbrances incurred in the ordinary course of business that, in the aggregate, are not substantial in amount and which do not in any case materially detract from the value of the Property subject thereto or materially interfere with the ordinary conduct of the business of the Borrower or any of its Subsidiaries;

(f) Liens in existence on the Effective Date listed on Schedule 7.3(f), securing Indebtedness permitted by Section 7.2(d), provided that no such Lien is spread to cover any additional Property after the Effective Date and that the amount of Indebtedness secured thereby is not increased;

(g) [reserved];

(h) Liens created pursuant to the Security Documents;

(i) any interest or title of a lessor under any lease entered into by the Borrower or any Subsidiary in the ordinary course of its business and covering only the assets so leased (including landlord’s Liens on any property placed on the property subject to such lease);

(j) Liens on cash deposits to secure Indebtedness permitted by Section 7.2(g);

(k) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Subsidiary, in each case after the date hereof securing Indebtedness permitted by Section 7.2(h); provided, that such Lien was not created in contemplation of such acquisition or such Person becoming a Subsidiary; provided, further, that such Lien does not extend to or cover any other assets or property of the Borrower or any other Subsidiary;

(l) Liens securing judgments not constituting an Event of Default under Section 8(h);

(m) Liens (i) of a collection bank arising under Section 4-208 of the Uniform Commercial Code on items in the course of collection and (ii) in favor of a banking institution arising as a matter of law encumbering deposits (including the right of set-off);

(n) Liens securing (i) any Incremental Equivalent Debt and (ii) any Indebtedness incurred under Section 7.2(k); provided that if such Indebtedness is secured, it shall be subject to an Acceptable Intercreditor Agreement;

(o) Liens securing Indebtedness permitted by Section 7.2(l) to finance the acquisition or construction of fixed or capital assets, provided that (1) such Liens shall be created within 90 days after the acquisition of such fixed or capital assets and (2) such Liens do not at any time encumber any Property other than the Property financed by such Indebtedness; and

(p) Liens on assets of Subsidiaries that are not Loan Parties securing debt of such Subsidiaries that are not Loan Parties.

7.4. Limitation on Fundamental Changes. Enter into any merger, consolidation or amalgamation, or liquidate, wind up or dissolve itself (or suffer any liquidation or dissolution), or Dispose of all or substantially all of its Property or business, except that:

(a) (i) any Subsidiary of the Borrower may be merged or consolidated with or into the Borrower (provided that the Borrower shall be the continuing or surviving corporation) or with or into any Subsidiary Guarantor (provided that the Subsidiary Guarantor shall be the continuing or surviving corporation) and (ii) any Subsidiary of the Borrower that is not a Loan Party may be merged or consolidated with or into any other Subsidiary that is not a Loan Party;

(b) any Subsidiary of the Borrower may Dispose of any or all of its assets (i) (A) to the Borrower or any Subsidiary Guarantor (upon voluntary liquidation or otherwise) or (B) in the case of any Subsidiary that is not a Loan Party, to any other Subsidiary that is not a Loan Party, or (ii) pursuant to a Disposition permitted by Section 7.5; and

(c) any Subsidiary of the Borrower may be dissolved upon transfer of all of such Subsidiary’s assets to a Subsidiary Guarantor or the Borrower or, in the case of a Subsidiary that is not a Loan Party, to any other Subsidiary that is not a Loan Party.

7.5. Limitation on Disposition of Property. Dispose of any of its Property (including, without limitation, receivables and leasehold interests), whether now owned or hereafter acquired, or, in the case of any Subsidiary, issue or sell any shares of such Subsidiary’s Capital Stock to any Person, except:

(a) the Disposition (other than to the Parent, Holdings or SBA Senior Finance) in the ordinary course of business of obsolete or worn out property, or surplus real property not needed in the Borrower’s business;

(b) the sale of inventory in the ordinary course of business (including, without limitation, the leasing of space on Towers) and the sale of accounts receivable in the ordinary course of business which, in the reasonable discretion of the Borrower, should be sold to a collection agency in connection with the compromise or collection thereof not to exceed $50,000,000 in the aggregate for any fiscal year of the Borrower;

(c) Dispositions permitted by Section 7.4 and Dispositions of Cash Equivalents;

(d) (i) the sale or issuance of any Subsidiary’s Capital Stock to the Borrower or any Subsidiary Guarantor and (ii) the sale or issuance of any non-Loan Party Subsidiary’s Capital Stock to any other Subsidiary that is not a Loan Party;

(e) the Disposition (other than to the Parent, Holdings or SBA Senior Finance) of other assets having a fair market value (as determined in good faith by the Borrower) not to exceed the greater of $100,000,000 and 11% of Annualized Borrower EBITDA determined for the most recent fiscal quarter ended for which financial statements have been or are required to be delivered pursuant to Section 6.1 (it being understood that unaudited financial statements for the fourth fiscal quarter shall be disregarded for purposes hereof) in the aggregate for any fiscal year of the Borrower;

(f) the Disposition (other than to the Parent, Holdings or SBA Senior Finance) of Towers in exchange for Towers with Tower Cash Flow at least equal in amount to the Tower Cash Flow of such Disposed Towers;

(g) any Disposition (other than to the Parent, Holdings, SBA Senior Finance or any of their respective Subsidiaries (other than the Borrower and its Subsidiaries)), provided, (x) in each case, that the requirements of Section 2.7(a) are complied with in connection therewith and (y) in the case of any such Disposition, at least 75% of the consideration payable for such Disposition is paid in cash on the date of such Disposition; provided that the amount of any Designated Non Cash Consideration received by the Borrower or any Subsidiary in such Disposition having an aggregate fair market value (as determined in good faith by the Borrower), taken together with all other Designated Non Cash Consideration received pursuant to this clause (g) that is at that time outstanding, not to exceed the greater of $675,000,000 and 75% of Annualized Borrower EBITDA determined for the most recent fiscal quarter ended for which financial statements have been or are required to be delivered pursuant to Section 6.1 (it being understood that unaudited financial statements for the fourth fiscal quarter shall be disregarded for purposes hereof) at the time of the receipt of such Designated Non Cash Consideration, with the fair market value of each item of Designated Non Cash Consideration being measured at the time received and without giving effect to subsequent changes in value;

(h) Dispositions of (i) Towers that are not Qualified Towers, (ii) work-in-progress related to cancelled sites and (iii) assets related to the Services Business;

(i) (i) the Disposition of Towers or Tower sites by the Borrower or any of its Subsidiaries to the Borrower or a Subsidiary Guarantor and (ii) the Disposition of Towers or Tower sites by any Subsidiary that is not a Loan Party to any other Subsidiary that is not a Loan Party;

(j) the scheduled Dispositions set forth on Schedule 7.5;

(k) the Disposition of any Specified Unrestricted Foreign Entity; and

(l) other Dispositions, including of Towers or Tower sites, by the Borrower or any of its Subsidiaries; provided, that the ratio of Consolidated Net Debt to Annualized Borrower EBITDA, calculated on a pro forma basis, after giving effect to such Dispositions, would not exceed 5.50 to 1.00.

7.6. Limitation on Restricted Payments. Declare or pay any dividend (other than dividends payable solely in common stock of the Person making such dividend) on, or make any payment on account of, or set apart assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of, any Capital Stock of the Borrower or any Subsidiary, whether now or hereafter outstanding, or make any other distribution in respect thereof, either directly or indirectly, whether in cash or property or in obligations of the Borrower or any Subsidiary, or enter into any derivatives or other transaction with any financial institution, commodities or stock exchange or clearinghouse (a “Derivatives Counterparty”) obligating the Borrower or any Subsidiary to make payments to such Derivatives Counterparty as a result of any change in market value of any such Capital Stock (collectively, “Restricted Payments”), except to the extent permitted by Section 7.13, or except that so long as no Default or Event of Default exists immediately before and after giving effect thereto:

(a) (i) any Subsidiary may make Restricted Payments to the Borrower or any Subsidiary Guarantor and (ii) any Subsidiary that is not a Loan Party may make Restricted Payments to any other Subsidiary that is not a Loan Party;

(b) the Borrower may make Restricted Payments to SBA Senior Finance, which may pay a dividend to Holdings, which may pay a dividend to the Parent, to enable SBA Senior Finance, the Parent or Holdings to pay mandatory cash interest on Indebtedness of SBA Senior Finance, the Parent or Holdings, in accordance with the terms of such Indebtedness;

(c) the Borrower may pay dividends to SBA Senior Finance, (i) to permit SBA Senior Finance to either pay reasonable corporate overhead expenses actually incurred in the ordinary course of business that are directly related to the business of the Borrower and its Subsidiaries or pay a dividend to Holdings or the Parent to pay such expenses, (ii) in an amount equal to the lesser of (A) the amount of the Parent’s, Holding’s and SBA Senior Finance’s actual cash tax liability and (B) the amount of taxes which are attributable to the Borrower and its Subsidiaries as part of the consolidated group that includes the Parent, Holdings and SBA Senior Finance and (iii) in an aggregate amount not to exceed $3,000,000 to permit the Parent to redeem the Preferred Stock Purchase Rights in accordance with their terms and to make payments in lieu of issuing fractional shares of Capital Stock of the Parent in connection with the exercise of the Preferred Stock Purchase Rights; provided that, in each case, no Default or Event of Default shall have occurred and be continuing on the date of such dividend or after giving effect to such dividend; and

(d) the Borrower may make Restricted Payments to SBA Senior Finance, Holdings or the Parent if at the time of making any such Restricted Payment and after giving effect thereto the ratio of Consolidated Net Debt to Annualized Borrower EBITDA, calculated on a pro forma basis giving effect to such Restricted Payment and (x) removing the financial results that would otherwise be included in such calculations in respect of any Property Disposed of after such date and on or prior to the date of making such Restricted Payment and (y) including the financial results that would otherwise be excluded in such calculations in respect of any Property acquired after such date and on or prior to the date of making such Restricted Payment, would not exceed 6.50 to 1.00 (both before and after giving effect to such Restricted Payment).

For purposes of determining compliance with this Section 7.6, in the event that a Restricted Payment meets the criteria of more than one of the categories of Restricted Payments described in clauses (a) through (d) above, the Borrower shall, in its sole discretion, classify and reclassify or later divide, classify or reclassify such Restricted Payment (or any portion thereof) in any manner that complies with this Section 7.6.

7.7. Limitation on Investments. Make any advance, loan, extension of credit (by way of guaranty or otherwise) or capital contribution to, or purchase any Capital Stock, bonds, notes, debentures or other debt securities of, or any assets constituting an ongoing business from, or make any other investment in, any other Person (all of the foregoing, “Investments”), except:

(a) extensions of trade credit in the ordinary course of business;

(b) Investments in Cash Equivalents;

(c) Investments arising in connection with the incurrence of Indebtedness permitted by Section 7.2(b) and (e);

(d) loans and advances to employees of the Borrower or any Subsidiaries of the Borrower in the ordinary course of business (including, without limitation, for travel, entertainment and relocation expenses and excluding advances made to employees in the form of federal income tax withholding payments paid by the Borrower or any of its Subsidiaries) in an aggregate amount for the Borrower and Subsidiaries of the Borrower not to exceed $10,000,000 at any one time outstanding;

(e) Investments (other than those relating to the incurrence of Indebtedness permitted by Section 7.7(c)) by the Borrower or any of its Subsidiaries in the Borrower or any other Subsidiary of Parent (including the Specified Unrestricted Foreign Entities) that is in the ordinary course of business of the Borrower and its Subsidiaries, other than the transfer of domestic towers, tower leases and related rights from any Loan Party to any Subsidiary that is not a Loan Party (including the Specified Unrestricted Foreign Entities); provided that the aggregate amount of Investments incurred in reliance on this clause (e) in Specified Unrestricted Foreign Entities and other Subsidiaries of Parent (other than any Loan Party) not subject to the covenants in Section 7 of this Agreement may not exceed, at the time of the incurrence thereof, 50% of Annualized Borrower EBITDA determined for the most recent fiscal quarter ended for which financial statements have been or are required to be delivered pursuant to Section 6.1 (it being understood that unaudited financial statements for the fourth fiscal quarter shall be disregarded for purposes hereof); and

(f) Other Investments if at the time of making any such Investment and after giving effect thereto the ratio of Consolidated Net Debt to Annualized Borrower EBITDA, calculated on a pro forma basis giving effect to such Investment and (x) removing the financial results that would otherwise be included in such calculations in respect of any Property Disposed of after such date and on or prior to the date of making such Investment and (y) including the financial results that would otherwise be excluded in such calculations in respect of any Property acquired after such date and on or prior to the date of making such Investment, would not exceed 6.50 to 1.00 (both before and after giving effect to such Investment).

7.8. [Reserved].

7.9. Limitation on Transactions with Affiliates. Enter into any transaction, including, without limitation, any purchase, sale, lease or exchange of Property, the rendering of any service or the payment of any management, advisory or similar fees, with any Affiliate (other than the Borrower or any Subsidiary Guarantor) in excess of the greater of $45,000,000 and 5% of Annualized Borrower EBITDA determined for the most recent fiscal quarter ended for which financial statements have been or are required to be delivered pursuant to Section 6.1 (it being understood that unaudited financial statements for the fourth fiscal quarter shall be disregarded for purposes hereof) whether in a single transaction or a series of related transactions other than: (a) transactions that are (i) otherwise permitted under this Agreement, (ii) in the ordinary course of business of the Borrower or such Subsidiary, as the case may be, and (iii) upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary, as the case may be, than it would obtain in a comparable arm’s length transaction with a Person that is not an Affiliate and (b) the provision of (and payment for) shared services, including general administrative and corporate level services to the extent allocated on a fair and reasonable basis.

7.10. Limitation on Negative Pledge Clauses. Enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of the Borrower or any of its Subsidiaries to create, incur, assume or suffer to exist any Lien upon any of its Property or revenues, whether now owned or hereafter acquired, to secure the Obligations or, in the case of any guarantor, its obligations under the Guarantee and Collateral Agreement, other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or Capital Lease Obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) and (c) any agreements binding on a Person at the time such Person becomes a Subsidiary of the Borrower, so long as such agreements were not entered into or amended, supplemented or otherwise modified (other than to permit such Lien and except for such amendments, modifications or supplements that are not, when taken as a whole, adverse to the Lenders) in contemplation of such Person becoming a Subsidiary of the Borrower.

7.11. Limitation on Lines of Business. Enter into any business, either directly or through any Subsidiary, except for those businesses in which the Borrower and its Subsidiaries are engaged on the date of this Agreement or that are reasonably related thereto.

7.12. [Reserved].

7.13. REIT Status of Parent. The Borrower shall be permitted to declare and pay dividends and distributions, or make other Restricted Payments, to Parent in an amount not to exceed such amount as is necessary for Parent to maintain its status as a REIT under the Code so long as (i) no Event of Default under Section 8(a) or (f) shall have occurred and be continuing or would result therefrom, (ii) other sources of cash or proceeds are not available to make such distribution, (iii) the Revolving Credit Commitments have not been terminated or the Loans have not been made due and payable in accordance with Section 8, and (iv) the Administrative Agent shall have received a certificate of a Responsible Officer in form reasonably satisfactory to the Administrative Agent certifying to the matters set forth in clauses (i) and (ii) above.

SECTION 8. EVENTS OF DEFAULT

If any of the following events shall occur and be continuing:

(a) The Borrower shall fail to pay any principal of any Term Loan, Revolving Credit Loan or Reimbursement Obligation when due in accordance with the terms hereof; or the Borrower shall fail to pay any interest on any Term Loan, Revolving Credit Loan or Reimbursement Obligations, or any other amount payable hereunder or under any other Loan Document, within five days after any such interest or other amount becomes due in accordance with the terms hereof; or

(b) Any representation or warranty made or deemed made by any Loan Party herein or in any other Loan Document or that is contained in any certificate, document or financial or other statement furnished by it at any time under or in connection with this Agreement or any such other Loan Document shall prove to have been inaccurate in any material respect on or as of the date made or deemed made; or

(c) Any Loan Party shall default in the observance or performance of any agreement contained in Section 4.16, clause (i) or (ii) of Section 6.4(a) (with respect to the Borrower only), Section 6.7(a), Section 6.7(b)(i) or Section 7 of this Agreement; or

(d) Any Loan Party shall default in the observance or performance of any other agreement contained in this Agreement or any other Loan Document (other than as provided in paragraphs (a) through (c) of this Section) and in each case, such default shall continue unremedied for a period of 30 days; or

(e) The Parent or any of its Subsidiaries (including (x) the Securitization Manager and, if any, the subsidiary acting in a capacity analogous to the Securitization Manager pursuant to any Additional Securitization Arrangements and (y) the Specified Unrestricted Foreign Entities) shall (i) default in making any payment of any principal of any Indebtedness (including, without limitation, any Guarantee Obligation, but excluding the Loans) on the scheduled or original due date with respect thereto; or (ii) default in making any payment of any interest on any such Indebtedness beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created; or (iii) default in the observance or performance of any other agreement or condition relating to any such Indebtedness (other than any Tower Seller Debt) or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or beneficiary of such Indebtedness (or a trustee or agent on behalf of such holder or beneficiary) to cause, with the giving of notice if required, such Indebtedness to become due prior to its stated maturity or (in the case of any such Indebtedness constituting a Guarantee Obligation) to become payable; provided, that a default, event or condition described in clause (i), (ii) or (iii) of this paragraph (e) shall not at any time constitute an Event of Default unless, at such time, one or more defaults, events or conditions of the type described in clauses (i), (ii) and (iii) of this paragraph (e) shall have occurred and be continuing with respect to Indebtedness the outstanding principal amount of which exceeds in the aggregate $150,000,000; or

(f) (i) The Parent or any of its Subsidiaries shall commence any case, proceeding or other action (A) under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to it or its debts, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or the Parent or any of its Subsidiaries shall make a general assignment for the benefit of its creditors; or (ii) there shall be commenced against the Parent or any of its Subsidiaries any case, proceeding or other action of a nature referred to in clause (i) above that (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of 60 days; or (iii) there shall be commenced against the Parent or any of its Subsidiaries any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets that results in the entry of an order for any such relief that shall not have been vacated, discharged, or stayed or bonded pending appeal within 60 days from the entry thereof; or (iv) the Parent or any of its Subsidiaries shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) the Parent or any of its Subsidiaries shall generally not, or shall be unable to, or shall admit in writing its inability to, pay its debts as they become due; or

(g) (i) Any Person shall engage in any “prohibited transaction” (as defined in Section 406 of ERISA or Section 4975 of the Code) involving any Plan, (ii) the failure to make by its due date a required installment under Section 430(j) of the Code with respect to any Single Employer Plan, (iii) the failure by any Loan Party or any Commonly Controlled Entity to make any required contribution to any Multiemployer Plan, (iv) any Single Employer Plan shall fail to satisfy the minimum funding standards (as defined in Section 412 or 430 of the Code or Section 302 of ERISA), including any “accumulated funding deficiency,” whether or not waived, applicable to it, (v) the determination that any Single Employer Plan is or is expected to be in “at risk” status (within the meaning of Section 430 of the Code or Section 303 of ERISA), or any Lien in favor of the PBGC or a Single Employer Plan shall arise on the assets of any Loan Party or any Commonly Controlled Entity, (vi) a Reportable Event shall occur with respect to, or proceedings shall commence to have a trustee appointed, or a trustee shall be appointed, to administer or to terminate, any Single Employer Plan, which Reportable Event or commencement of proceedings or appointment of a trustee is, in the reasonable opinion of the Required Lenders, likely to result in the termination of such Single Employer Plan for purposes of Title IV of ERISA, (vii) any Single Employer Plan shall terminate for purposes of Title IV of ERISA, (viii) any Loan Party or any Commonly Controlled Entity shall, or in the reasonable opinion of the Required Lenders is likely to, incur any liability in connection with a withdrawal from, or the Insolvency or Reorganization of, or the endangered or critical status (within the meaning of Section 432 of the Code or Section 305 of ERISA) of, a Multiemployer Plan, (ix) any other event or condition shall occur or exist with respect to a Plan or a Single Employer Plan or (x) a Foreign Plan Event shall occur; and in each case in clauses (i) through (x) above, such event or condition, together with all other such events or conditions, if any, would reasonably be expected to have a Material Adverse Effect; or

(h) One or more judgments or decrees shall be entered against the Parent or any of its Subsidiaries involving for the Parent and its Subsidiaries taken as a whole a liability (not paid or fully covered by insurance as to which the relevant insurance company has acknowledged coverage) of $150,000,000 or more, and all such judgments or decrees shall not have been vacated, discharged, stayed or bonded pending appeal within 30 days from the entry thereof; or

(i) Any of the Security Documents shall cease, for any reason, to be in full force and effect, or any Loan Party or any Affiliate of any Loan Party shall so assert, or any Lien created by any of the Security Documents shall cease to be enforceable and of the same effect and priority purported to be created thereby; or

(j) [Reserved]; or

(k) (i) Any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), shall become, or obtain rights (whether by means or warrants, options or otherwise) to become, the “beneficial owner” (as defined in Rules 13(d)-3 and 13(d)-5 under the Exchange Act), directly or indirectly, of more than 50% of the economic or voting interests of outstanding common stock of the Parent; (ii) the Parent shall cease to own and control, of record and beneficially, directly, 100% of each class of outstanding Capital Stock of Holdings free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement); (iii) Holdings shall cease to own and control, of record and beneficially, directly or indirectly (through Subsidiaries that are Guarantors under (and as defined in) the Guarantee and Collateral Agreement), 100% of each class of outstanding Capital Stock of SBA Senior Finance free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement); (iv) SBA Senior Finance shall cease to own and control, of record and beneficially, directly or indirectly (through Subsidiaries that are Guarantors under (and as defined in) the Guarantee and Collateral Agreement), 100% of each class of outstanding Capital Stock of the Borrower free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement); or (v) the Borrower shall cease to own and control, of record and beneficially, directly or indirectly (through Subsidiaries that are Guarantors under (and as defined in) the Guarantee and Collateral Agreement), 100% of each class of outstanding Capital Stock of SBA Network Management, Inc. free and clear of all Liens (except Liens created by the Guarantee and Collateral Agreement); or

(l) Any Person other than the Borrower, a Subsidiary of the Borrower or SBA Network Management, Inc. shall become the Securitization Manager or, if any, the Person acting in a capacity analogous to the Securitization Manager pursuant to any Additional Securitization Arrangements;

then, and in any such event, (A) if such event is an Event of Default specified in clause (i) or (ii) of paragraph (f) above with respect to the Borrower, automatically the Revolving Credit Commitments shall immediately terminate and the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) shall immediately become due and payable, and (B) if such event is any other Event of Default, either or both of the following actions may be taken: (i) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower declare the Revolving Credit Commitments to be terminated forthwith, whereupon the Revolving Credit Commitments shall immediately terminate; and (ii) with the consent of the Required Lenders, the Administrative Agent may, or upon the request of the Required Lenders, the Administrative Agent shall, by notice to the Borrower, declare the Loans hereunder (with accrued interest thereon) and all other amounts owing under this Agreement and the other Loan Documents (including, without limitation, all amounts of L/C Obligations, whether or not the beneficiaries of the then outstanding Letters of Credit shall have presented the documents required thereunder) to be due and payable forthwith, whereupon the same shall immediately become due and payable. With respect to all Letters of Credit with respect to which presentment for honor shall not have occurred at the time of an acceleration pursuant to this paragraph, the Borrower shall at such time deposit in a cash collateral account opened by the Administrative Agent an amount equal to the aggregate then undrawn and unexpired amount of such Letters of Credit. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent, in consultation with the Borrower, in cash or Cash Equivalents and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Amounts held in such cash collateral account shall be applied by the Administrative Agent to the payment of drawings under such Letters of Credit, and the unused portion thereof after all such Letters of Credit shall have expired or been fully drawn upon, if any, shall be applied to repay other obligations of the Borrower hereunder and under the other Loan Documents. After all such Letters of Credit shall have expired or been fully drawn upon, all Reimbursement Obligations shall have been satisfied and all other obligations of the Borrower hereunder and under the other Loan Documents shall have been paid in full, the balance, if any, in such cash collateral account shall be returned to the Borrower (or such other Person as may be lawfully entitled thereto).

SECTION 9. THE AGENTS

9.1. Appointment. Each Lender hereby irrevocably designates and appoints the Agents as the agents of such Lender under this Agreement and the other Loan Documents, and each such Lender irrevocably authorizes each Agent, in such capacity, to take such action on its behalf under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to such Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement, no Agent shall have any duties or responsibilities, except those expressly set forth herein, or any fiduciary relationship with any Lender, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against any Agent.

9.2. Delegation of Duties. Each Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. No Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

9.3. Exculpatory Provisions. Neither any Agent nor any of its officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates shall be (i) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except to the extent that any of the foregoing are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from its or such Person’s own gross negligence or willful misconduct) or (ii) responsible in any manner to any of the Lenders for any recitals, statements, representations or warranties made by any Loan

Party or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agents under or in connection with, this Agreement or any other Loan Document or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of any Loan Party to perform its obligations hereunder or thereunder. The Agents shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of any Loan Party.

9.4. Reliance by Agents. Each Agent shall be entitled to rely, and shall be fully protected in relying, upon any instrument, writing, resolution, notice, consent, certificate, affidavit, letter, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to any of the Loan Parties), independent accountants and other experts selected by such Agent. The Agents may deem and treat the payee of any Note as the owner thereof for all purposes unless such Note shall have been transferred in accordance with Section 10.6 and all actions required by such Section in connection with such transfer shall have been taken. Each Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement) as it deems appropriate or it shall first be indemnified to its satisfaction by the Lenders against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Each Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement), and such request and any action taken or failure to act pursuant thereto shall be binding upon all the Lenders and all future holders of the Loans.

9.5. Notice of Default. No Agent shall be deemed to have knowledge or notice of the occurrence of any Default or Event of Default hereunder unless such Agent shall have received notice from a Lender, Holdings or the Borrower referring to this Agreement, describing such Default or Event of Default and stating that such notice is a “notice of default.” In the event that the Administrative Agent shall receive such a notice, the Administrative Agent shall give notice thereof to the Lenders. The Administrative Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Required Lenders (or, if so specified by this Agreement, all Lenders or any other instructing group of Lenders specified by this Agreement); provided that unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders.

9.6. Non-Reliance on Agents and Other Lenders. Each Lender expressly acknowledges that neither any of the Agents nor any of their respective officers, directors, employees, agents, attorneys-in-fact or Affiliates have made any representations or warranties to it and that no act by any Agent hereafter taken, including any review of the affairs of a Loan Party or any Affiliate of a Loan Party, shall be deemed to constitute any representation or warranty by any Agent to any Lender. Each Lender represents to the Agents that it has, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates and made its own decision to make its Loans hereunder and enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon any Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, financial and other condition and creditworthiness of the Loan Parties and their Affiliates. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Administrative Agent hereunder, no Agent shall have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial or otherwise), prospects or creditworthiness of any Loan Party or any Affiliate of a Loan Party that may come into the possession of such Agent or any of its officers, directors, employees, agents, advisors, attorneys-in-fact or Affiliates. Each Lender and Issuing Lender expressly acknowledges that (i) the Loan Documents set forth the terms of a commercial lending facility and (ii) in participating as a Lender or Issuing Lender, as applicable, it is engaged in making, acquiring or holding commercial loans and in providing other facilities set forth herein as may be applicable to such Lender or Issuing Lender, in each case in the ordinary course of business, and not for the purpose of investing in the general performance or operations of the Borrower, or for the purpose of purchasing, acquiring or holding any other type of financial instrument such as a security (and each Lender and each Issuing Lender agrees not to assert a claim in contravention of the foregoing, such as a claim under the federal or state securities law).

9.7. Indemnification. The Lenders agree to indemnify each Agent and its officers, directors, employees, Affiliates, agents, advisors and controlling persons (each, an “Agent Indemnitee”) (to the extent not reimbursed by a Loan Party and without limiting the obligation of each Loan Party to do so), ratably according to their respective Aggregate Exposure Percentages in effect on the date on which indemnification is sought under this Section (or, if indemnification is sought after the date upon which the Revolving Credit Commitments shall have terminated and the Loans shall have been paid in full, ratably in accordance with such Aggregate Exposure Percentages immediately prior to such date), for, and to save each Agent harmless from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time (including, without limitation, at any time following the payment of the Loans) be imposed on, incurred by or asserted against such Agent Indemnitee in any way relating to or arising out of, the Revolving Credit Commitments, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by such Agent Indemnitee under or in connection with any of the foregoing; provided that no Lender shall be liable for the payment of any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements that are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from such Agent Indemnitee’s gross negligence or willful misconduct. The agreements in this Section shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

9.8. Agent in Its Individual Capacity. Each Agent and its Affiliates may make loans to, accept deposits from and generally engage in any kind of business with any Loan Party as though such Agent were not an Agent. With respect to its Loans made or renewed by it and with respect to any Letter of Credit issued or participated in by it, each Agent shall have the same rights and powers under this Agreement and the other Loan Documents as any Lender and may exercise the same as though it were not an Agent, and the terms “Lender” and “Lenders” shall include each Agent in its individual capacity.

9.9. Successor Administrative Agent. The Administrative Agent may resign as Administrative Agent upon fifteen days’ notice to the Lenders and the Borrower. If the Administrative Agent shall resign as Administrative Agent under this Agreement and the other Loan Documents, then the Required Lenders shall appoint from among the Lenders a successor agent for the Lenders, which successor agent shall (unless an Event of Default under Section 8(a) or Section 8(f) with respect to the Borrower shall have occurred and be continuing) be subject to approval by the Borrower (which approval shall not be unreasonably withheld or delayed), whereupon such successor agent shall succeed to the rights, powers and duties of the Administrative Agent, and the term “Administrative Agent” shall mean such successor agent effective upon such appointment and approval, and the former Administrative Agent’s rights, powers and duties as Administrative Agent shall be terminated, without any other or further act or deed on the part of such former Administrative Agent or any of the parties to this Agreement or any holders of the Loans. If no successor agent has accepted appointment as Administrative Agent by the date that is fifteen days following a retiring Administrative Agent’s notice of resignation, the retiring Administrative Agent’s resignation shall nevertheless thereupon become effective, and the Lenders shall assume and perform all of the duties of the Administrative Agent hereunder until such time, if any, as the Required Lenders appoint a successor agent as provided for above. After any retiring Administrative Agent’s resignation as Administrative Agent, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Administrative Agent under this Agreement and the other Loan Documents.

9.10. Authorization to Release Liens. The Administrative Agent is hereby irrevocably authorized by each of the Lenders to release any Lien covering any Property of the Borrower or any of its Subsidiaries that is the subject of a Disposition which is permitted by this Agreement or which has been consented to in accordance with Section 10.1 and to release any obligations under any Loan Document of any Person being Disposed of in such Disposition or which has been consented to in accordance with Section 10.1.

9.11. Agents. None of the Joint Lead Arrangers or the Bookrunners, or any syndication agents, documentation agents, lead arrangers or bookrunners or other holders of titles conferred, in each case in respect of any Loan Document, in their respective capacities as such, shall have any duties or responsibilities, or shall incur any liability, under this Agreement and the other Loan Documents.

9.12. Erroneous Payments.

(a) If the Administrative Agent notifies a Lender, Issuing Lender or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Lender or Secured Party such Lender or Issuing Lender (any such Lender, Issuing Lender, Secured Party or other recipient, a “Payment Recipient”) that the Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds received by such Payment Recipient from the Administrative Agent or any of its Affiliates were erroneously transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Lender, Issuing Lender, Secured Party or other Payment Recipient on its behalf) (any such funds, whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an “Erroneous Payment”) and demands the return of such Erroneous Payment (or a portion thereof), such Erroneous Payment shall at all times remain the property of the Administrative Agent and shall be segregated by the Payment Recipient and held in trust for the benefit of the Administrative Agent, and such Lender, Issuing Lender or Secured Party shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter, return to the Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.

(b) Without limiting immediately preceding clause (a), each Lender, Issuing Lender or Secured Party, or any Person who has received funds on behalf of a Lender, Issuing Lender or Secured Party such Lender or Issuing Lender, hereby further agrees that if it receives a payment, prepayment or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise) from the Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the Administrative Agent (or any of its Affiliates), or (z) that such Lender, Issuing Lender or Secured Party, or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part) in each case:

(i) (A) in the case of immediately preceding clauses (x) or (y), an error shall be presumed to have been made (absent written confirmation from the Administrative Agent to the contrary) or (B) an error has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and

(ii) such Lender, Issuing Lender or Secured Party shall (and shall cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of such error) notify the Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the Administrative Agent pursuant to this Section 9.12(b).

(c) Each Lender, Issuing Lender or Secured Party hereby authorizes the Administrative Agent to set off, net and apply any and all amounts at any time owing to such Lender, Issuing Lender or Secured Party under any Loan Document, or otherwise payable or distributable by the Administrative Agent to such Lender, Issuing Lender or Secured Party from any source, against any amount due to the Administrative Agent under immediately preceding clause (a) or under the indemnification provisions of this Agreement.

(d) In the event that an Erroneous Payment (or portion thereof) is not recovered by the Administrative Agent for any reason, after demand therefor by the Administrative Agent in accordance with immediately preceding clause (a), from any Lender or Issuing Lender that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the Administrative Agent’s notice to such Lender or Issuing Lender at any time, (i) such Lender or Issuing Lender shall be deemed to have assigned its Loans (but not its Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the Administrative Agent may specify) (such assignment of the Loans (but not Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) at par plus any accrued and unpaid interest (with the assignment fee to be waived by the Administrative Agent in such instance), and is hereby (together with the Borrower) deemed to execute and deliver an Assignment and Acceptance (or, to the extent applicable, an agreement incorporating an Assignment and Acceptance by reference pursuant to a Platform as to which the Administrative Agent and such parties are participants) with respect to such Erroneous Payment Deficiency Assignment, and such Lender or Issuing Lender shall deliver any Notes evidencing such Loans to the Borrower or the Administrative Agent, (ii) the Administrative Agent as the assignee Lender shall be deemed to acquire the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the Administrative Agent as the assignee Lender shall become a Lender or Issuing Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment and the assigning Lender or assigning Issuing Lender shall cease to be a Lender or Issuing Lender, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Commitments which shall survive as to such assigning Lender or assigning Issuing Lender and (iv) the Administrative Agent may reflect in the Register its ownership interest in the Loans subject to the Erroneous Payment Deficiency Assignment. The Administrative Agent may, in its discretion, sell any Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Lender or Issuing Lender shall be reduced by the net proceeds of the sale of such Loan (or portion thereof), and the Administrative Agent shall retain all other rights, remedies and claims against such Lender or Issuing Lender (and/or against any recipient that receives funds on its respective behalf). For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Commitments of any Lender or Issuing Lender and such Commitments shall remain available in accordance with the terms of this Agreement. In addition, each party hereto agrees that, except to the extent that the Administrative Agent has sold a Loan

(or portion thereof) acquired pursuant to an Erroneous Payment Deficiency Assignment, and irrespective of whether the Administrative Agent may be equitably subrogated, the Administrative Agent shall be contractually subrogated to all the rights and interests of the applicable Lender, Issuing Lender or Secured Party under the Loan Documents with respect to each Erroneous Payment Return Deficiency (the “Erroneous Payment Subrogation Rights”).

(e) The parties hereto agree that an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower or any other Loan Party, except, in each case, to the extent such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the Administrative Agent from the Borrower or any other Loan Party for the purpose of making such Erroneous Payment.

(f) To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the Administrative Agent for the return of any Erroneous Payment received, including without limitation waiver of any defense based on “discharge for value” or any similar doctrine

(g) Each party’s obligations, agreements and waivers under this Section 9.12 shall survive the resignation or replacement of the Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Lender or Issuing Lender, the termination of the Commitments and/or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any Loan Document.

(h) Notwithstanding anything to the contrary herein or in any other Loan Document, this Section 9.12, in respect of any Erroneous Payment, will not, directly or indirectly, increase or otherwise alter the Loan Parties’ nor any of its Affiliates’ obligations or liabilities under the Loan Documents (other than having consented to the assignment referenced in Section 9.12(d) above).

SECTION 10. MISCELLANEOUS

10.1. Amendments and Waivers. Neither this Agreement or any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 10.1. The Required Lenders and each Loan Party party to the relevant Loan Document may, or (with the written consent of the Required Lenders) the Administrative Agent and each Loan Party party to the relevant Loan Document may, from time to time, (a) enter into written amendments, supplements or modifications hereto and to the other Loan Documents (including amendments and restatements hereof or thereof) for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Loan Parties hereunder or thereunder or (b) waive, on such terms and conditions as may be specified in the instrument of waiver, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall:

(i) forgive or reduce the principal amount or extend the final scheduled date of maturity of any Term Loan, Revolving Credit Loan or Reimbursement Obligation, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Revolving Credit Commitment of any Lender, in each case without the consent of each Lender directly affected thereby;

(ii) amend, modify or waive any provision of this Section or reduce the percentage specified in the definition of Required Lenders, consent to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release all or substantially all of the Subsidiary Guarantors from their guarantee obligations under the Guarantee and Collateral Agreement, or subordinate any of the Indebtedness under this Agreement, in each case without the consent of all Lenders;

(iii) amend, modify or waive any provision of Section 2.13 without the consent of each Lender directly affected thereby;

(iv) amend, modify or waive any provision of Section 9 or any other provision of any Loan Document affecting the rights or responsibilities of the Administrative Agent, without the consent of the Administrative Agent;

(v) amend, modify or waive any provision of Section 3 without the consent of the Issuing Lender;

(vi) impose restrictions on assignments and participations that are more restrictive than, or additional to, those set forth in Section 10.6, without the consent of all Lenders;

(vii) amend, modify or waive any provision of Section 2.21 without the consent of the Administrative Agent and the Issuing Lender;

(viii) amend, modify or waive any condition precedent set forth in Section 5.3 and any related definitions (as used therein) without the written consent of the Majority Revolving Facility Lenders; or

(ix) reduce the percentage specified in the definition of Majority Revolving Facility Lenders without the consent of all Revolving Credit Lenders.

Any such waiver and any such amendment, supplement or modification shall apply equally to each of the Lenders and shall be binding upon the Loan Parties, the Lenders, the Agents and all future holders of the Loans. In the case of any waiver, the Loan Parties, the Lenders and the Agents shall be restored to their former position and rights hereunder and under the other Loan Documents, and any Default or Event of Default waived shall be deemed to be cured and not continuing; but no such waiver shall extend to any subsequent or other Default or Event of Default, or impair any right consequent thereon. Any such waiver, amendment, supplement or modification shall be effected by a written instrument signed by the parties required to sign pursuant to the foregoing provisions of this Section; provided, that delivery of an executed signature page of any such instrument by facsimile or other electronic transmission shall be effective as delivery of a manually executed counterpart thereof.

Notwithstanding the foregoing, (1) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower and the Administrative Agent to cure any ambiguity, omission, mistake, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from (x) the Required Lenders stating that the Required Lenders object to such amendment or (y) if affected by such amendment, the Issuing Lender stating that it objects to such amendment and (2) no agreement referred to in the immediately preceding sentence shall waive any condition set forth in Section 5.3 without the written consent of the Required Lenders (it being understood and agreed that any amendment or waiver of, or any consent with respect to, any provision of this Agreement (other than any waiver expressly relating to Section 5.3) or any other Loan Document, including any amendment of an affirmative or negative covenant set forth herein or in any other Loan Document or any waiver of a Default or an Event of Default, shall not be deemed to be a waiver of any condition set forth in Section 5.3).

10.2. Notices. All notices, requests and demands to or upon the respective parties hereto to be effective shall be in writing (including by electronic mail), and, unless otherwise expressly provided herein, shall be deemed to have been duly given or made when delivered, or three Business Days after being deposited in the mail, postage prepaid, or, in the case of electronic mail, when received, addressed (a) in the case of the Borrower and the Administrative Agent, as follows and (b) in the case of the Lenders, as set forth in an administrative questionnaire delivered to the Administrative Agent or, in the case of a Lender which becomes a party to this Agreement pursuant to an Assignment and Acceptance, in such Assignment and Acceptance or (c) in the case of any party, to such other address as such party may hereafter notify to the other parties hereto:

The Borrower:	SBA Senior Finance II LLC 8051 Congress Avenue Boca Raton, Florida 33487 Attention: Joshua M. Koenig Email: JKoenig@sbasite.com Telephone: 561-226-9552

The Administrative Agent:

Toronto Dominion (Texas) LLC

TD North Tower, 26th Floor

77 King St. West

Toronto, Ontario M5K 1A2

Canada

Attention: Loan Syndications – Agency

Fax: (416) 982-5535

Email: tdsagencyadmin@tdsecurities.com

with a copy to TD Securities (USA) LLC 1 Vanderbilt Avenue New York, New York 10017 USA Attention: Ronald Davis Email: tdsusa-agency@tdsecurities.com

Issuing Lender:	As notified by such Issuing Lender to the Administrative Agent and the Borrower

provided that any notice, request or demand to or upon the Administrative Agent, the Issuing Lender or any Lender shall not be effective until received.

Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Section 2 unless otherwise agreed by the Administrative Agent and the applicable Lender. The Administrative Agent or the Borrower may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

10.3. No Waiver; Cumulative Remedies. No failure to exercise and no delay in exercising, on the part of any Agent or any Lender, any right, remedy, power or privilege hereunder or under the other Loan Documents shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

10.4. Survival of Representations and Warranties. All representations and warranties made herein, in the other Loan Documents and in any document, certificate or statement delivered pursuant hereto or in connection herewith shall survive the execution and delivery of this Agreement and the making of the Loans and other extensions of credit hereunder.

10.5. Payment of Expenses. The Borrower agrees (a) to pay or reimburse the Agents for all their reasonable out-of-pocket costs and expenses incurred in connection with the syndication of the Revolving Credit Facility and the development, preparation and execution of, and any amendment, supplement or modification to, this Agreement and the other Loan Documents and any other documents prepared in connection herewith or therewith, and the consummation and administration of the transactions contemplated hereby and thereby, including, without limitation, the reasonable fees and disbursements and other charges of one counsel to the Administrative Agent in each applicable jurisdiction and the charges of Intralinks, (b) to pay or reimburse each Lender and the Agents for all their costs and expenses incurred in connection with the enforcement or preservation of any rights under this Agreement, the other Loan Documents and any other documents prepared in connection herewith or therewith, including, without limitation, the fees and disbursements of one counsel to each Lender and the Agents taken as a whole, (c) to pay, indemnify, or reimburse each Lender and the Agents for, and hold each Lender and the Agents harmless from, (x) any and all recording and filing fees and any and all liabilities with respect to, or resulting from any delay in paying, stamp, excise and other taxes, if any, which may be payable or determined to be payable in connection with the execution and delivery of, or consummation or administration of any of the transactions contemplated by, or any amendment, supplement or modification of, or any waiver or consent under or in respect of, this Agreement, the other Loan Documents and any such other documents and (y) any and all currency exchange out-of-pocket costs, fees and expenses sustained in connection with any conversion of Obligations, fees, payments or any other amounts payable hereunder to such Revolving Credit Lender or Agent, as applicable, from any currency other than Dollars to Dollars, and (d) to pay, indemnify, or reimburse each Lender, the Agents, their respective Affiliates, and their respective officers, directors, trustees, employees, advisors, agents and controlling persons (each, an “Indemnitee”) for, and hold each Indemnitee harmless from and against any and all other liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever with respect to the execution, delivery, enforcement, performance and administration of this Agreement, the other Loan Documents and any such other documents, including, without limitation, any of the foregoing relating to the use of proceeds of the Loans or the violation of, noncompliance with or liability under, any Environmental Law applicable to the operations of Parent, any of its Subsidiaries (including (x) the Securitization Manager and, if any, the subsidiary acting in a capacity analogous to the Securitization Manager pursuant to any Additional Securitization Arrangements and (y) the Specified Unrestricted Foreign Entities) or any property at any time owned, leased, or in any way used by Parent, any Subsidiary of Parent (including (x) the Securitization Manager and, if any, the subsidiary acting in a capacity analogous to the Securitization Manager pursuant to any Additional Securitization Arrangements and (y) the Specified Unrestricted Foreign Entities) or any other entity for which Parent or any of its Subsidiaries (including the Securitization Manager and, if any, the subsidiary acting in a capacity analogous to (x) the Securitization Manager pursuant to any Additional Securitization Arrangements and (y) the Specified Unrestricted Foreign Entities) is alleged to be responsible, and the fees and disbursements and other charges of legal counsel (but limited to the attorneys’ fees of one outside counsel to all Indemnitees taken as a whole and one local counsel to all Indemnitees taken as a whole in each relevant jurisdiction (which may include a single counsel acting in multiple jurisdictions) (and, solely in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict of interest has informed the Borrower in writing of such conflict and thereafter retains its own counsel, one additional counsel in each relevant jurisdiction to each group of Indemnitees similarly situated taken as a whole, and, in all cases excluding, for the avoidance of doubt, the allocated costs of internal counsel)) in connection with claims, actions or proceedings by any Indemnitee against any Loan Party hereunder (all the foregoing in clause (d), collectively, the “Indemnified Liabilities”), provided, that the Borrower shall have no obligation hereunder to any Indemnitee with respect to Indemnified Liabilities to the extent such Indemnified Liabilities (i) are found by a final and nonappealable decision of a court of competent jurisdiction to have resulted from (x) the bad faith, gross negligence or willful misconduct of such Indemnitee or (y) a material breach by such Indemnitee of its obligations under this Agreement or the other Loan Documents, (ii) arise from any dispute solely among Indemnitees other than any claims against any Indemnitee in its capacity or in fulfilling its role as an Agent, a Joint Lead Arranger, a Bookrunner or any similar role under this Agreement and the other Loan Documents and other than any claims involving any act or omission on the part of the Borrower or its Subsidiaries or (iii) arise from any Erroneous Payment. No Indemnitee shall be liable for any damages arising from the use by unauthorized persons of information or other materials sent through electronic, telecommunications or other information transmission systems that are intercepted by such persons, and neither the Borrower, any other Loan Party nor any Indemnitee shall be liable for any special, indirect, consequential or punitive damages in connection with the credit facilities established hereunder or the transactions related hereto; provided that, this sentence shall not relieve the Borrower of any obligation it may have to indemnify an Indemnitee against special, indirect, consequential or punitive damages asserted against such Indemnitee. Without limiting the foregoing, and to the extent permitted by applicable law, the Borrower agrees not to assert and to cause its Subsidiaries (including (x) the Securitization Manager and, if any, the subsidiary acting in a capacity analogous to the Securitization Manager pursuant to any Additional Securitization Arrangements and (y) the Specified Unrestricted Foreign Entities) not to assert, and hereby waives and agrees to cause its Subsidiaries (including (x) the Securitization Manager and, if any, the subsidiary acting in a capacity analogous to the Securitization Manager pursuant to any Additional Securitization Arrangements and (y) the Specified Unrestricted Foreign Entities) so to waive, all rights for contribution or any other rights of recovery with respect to all claims, demands, penalties, fines, liabilities, settlements, damages, costs and expenses of whatever kind or nature, under or related to Environmental Laws, that any of them might have by statute or otherwise against any Indemnitee. All amounts due under this Section shall be payable not later than 30 days after written demand therefor. Statements payable by the Borrower pursuant to this Section shall be submitted to the Borrower as set forth in Section 10.2, or to such other Person or address as may be hereafter designated by the Borrower in a written notice to the Administrative Agent. The agreements in this Section shall survive repayment of the Loans and all other amounts payable hereunder.

10.6. Successors and Assigns; Participations and Assignments. (a) This Agreement shall be binding upon and inure to the benefit of the Borrower, the Lenders, the Agents, all future holders of the Loans and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of the Agents and each Lender.

(b) Any Lender may, without the consent of the Borrower, in accordance with applicable law, at any time sell to one or more banks, financial institutions or other entities (each, a “Participant”) participating interests in any Loan owing to such Lender, any Revolving Credit Commitment of such Lender or any other interest of such Lender hereunder and under the other Loan Documents. In the event of any such sale by a Lender of a participating interest to a Participant, such Lender’s obligations under this Agreement to the other parties to this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, such Lender shall remain the holder of any such Loan for all purposes under this Agreement and the other Loan Documents, and the Borrower and the Agents shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents. In no event shall any Participant under any such participation have any right to approve any amendment or waiver of any provision of any Loan Document, or any consent to any departure by any Loan Party therefrom, except to the extent that such amendment, waiver or consent would require the consent of all Lenders pursuant to Section 10.1. The Borrower agrees that if amounts outstanding under this Agreement and the Loans are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence of an Event of Default, each Participant shall, to the maximum extent permitted by applicable law, be deemed to have the right of setoff in respect of its participating interest in amounts owing under this Agreement to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement, provided that, in purchasing such participating interest, such Participant shall be deemed to have agreed to share with the Lenders the proceeds thereof as provided in Section 10.7(a) as fully as if such Participant were a Lender hereunder. The Borrower also agrees that each Participant shall be entitled to the benefits of, and subject to the limitations of, Sections 2.14, 2.15 and 2.16 with respect to its participation in the Revolving Credit Commitments and the Loans outstanding from time to time and such other interest as if such Participant were a Lender; provided that, in the case of Section 2.15, such Participant shall have complied with the requirements of said Section as if it were a Lender and provided, further, that no Participant shall be entitled to receive any greater amount pursuant to any such Section than the transferor Lender would have been entitled to receive in respect of the amount of the participation transferred by such transferor Lender to such Participant had no such transfer occurred. Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Revolving Credit Commitments, Loans, Letters of Credit or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Revolving Credit Commitment, Loan, Letter of Credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, and such Lender, each Loan Party and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(c) Any Lender (an “Assignor”) may, in accordance with applicable law and upon written notice to the Administrative Agent, at any time and from time to time assign to any Lender or any Affiliate, Related Fund or Control Investment Affiliate thereof or, with the consent of the Administrative Agent, the Issuing Lender (other than with respect to assignments of Term Loans) and, other than upon the occurrence and during the continuance of a Default or Event of Default, the Borrower (which, in each case, shall not be unreasonably withheld or delayed); provided that the Borrower shall be deemed to have consented to any such assignment and delegation of Term Loans unless it shall object thereto by notice to the Administrative Agent within ten (10) Business Days after having received notice thereof, to an additional bank, financial institution or, notwithstanding any provision of Section 2.20 to the contrary, other entity (in each case, other than a natural person) (an “Assignee”) all or any part of its rights and obligations under this Agreement pursuant to an Assignment and Acceptance, substantially in the form of Exhibit D, executed by such Assignee and such Assignor (and, where the consent of the Administrative Agent, the Issuing Lender or the Borrower is required pursuant to the foregoing provisions, by such other Persons) and delivered to the Administrative Agent for its acceptance and recording in the Register; provided that no such assignment to an Assignee (other than any Lender, Related Fund or any Affiliate of a Lender or Related Fund) shall be in an aggregate principal amount of less than $2,000,000 (or, in the case of any Term Loans, $1,000,000 and, in the case of Revolving Credit Loans denominated in an Alternative Currency, the smallest amount of such Alternative

Currency that has a Dollar Equivalent in excess of $2,000,000) (other than in the case of an assignment of all of a Lender’s interests under this Agreement), unless otherwise agreed by the Borrower and the Administrative Agent; provided further that, after giving effect to such assignment, the aggregate principal amount of such Assignor’s Revolving Credit Commitment or Revolving Credit Loans or Term Loans shall be at least $2,000,000 (or, in the case of Revolving Credit Loans denominated in an Alternative Currency, the smallest amount of such Alternative Currency that has a Dollar Equivalent in excess of $2,000,000) (other than in the case of an assignment to a Related Fund or to an Affiliate of such Assignor or of all of a Lender’s interests under this Agreement), unless otherwise agreed by the Borrower and the Administrative Agent. Upon such execution, delivery, acceptance and recording, from and after the effective date determined pursuant to such Assignment and Acceptance, (x) the Assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder with Revolving Credit Commitments and/or Revolving Credit Loans and/or Term Loans as set forth therein, and (y) the Assignor thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all of an Assignor’s rights and obligations under this Agreement, such Assignor shall cease to be a party hereto, except as to Section 2.14, 2.15 and 10.5); provided however, if the Borrower or any Affiliate thereof shall be an Assignee, the Loans acquired by such Assignee shall, immediately upon such acquisition and without any further act or deed by such Assignee, the Borrower, the Administrative Agent or any other Person, be deemed cancelled and, with respect to an assignment of Term Loans to such Assignee pursuant to this Section 10.6(c), the provisions of Section 2.13 shall not apply. For purposes of the minimum assignment amounts set forth in this paragraph, multiple assignments by two or more Related Funds shall be aggregated. For the purposes of the minimum Revolving Credit Commitment and Loans to be held by any Assignor after giving effect to any assignment, such amounts shall be aggregated in respect of each Lender and its Affiliates or Related Fund, if any.

(d) The Administrative Agent shall, on behalf of the Borrower, maintain at its address referred to in Section 10.2 a copy of each Assignment and Acceptance delivered to it and a register (the “Register”) for the recordation of the names and addresses of the Lenders and the Revolving Credit Commitment of, and principal amount (and stated interest) of the Revolving Credit Loans and/or Term Loans owing to, each Lender from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Borrower, each Agent and the Lenders shall treat each Person whose name is recorded in the Register as the owner of the Loans and any Notes evidencing such Loans recorded therein for all purposes of this Agreement. Any assignment of any Loan, whether or not evidenced by a Note, shall be effective only upon appropriate entries with respect thereto being made in the Register (and each Note shall expressly so provide). Any assignment or transfer of all or part of a Loan evidenced by a Note shall be registered on the Register only upon surrender for registration of assignment or transfer of the Note evidencing such Loan, accompanied by a duly executed Assignment and Acceptance; thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated Assignee, and the old Notes shall be returned by the Administrative Agent to the Borrower marked “canceled.” The Register shall be available for inspection by the Borrower or any Lender at any reasonable time and from time to time upon reasonable prior notice.

(e) Upon its receipt of an Assignment and Acceptance executed by an Assignor and an Assignee (and, in any case where the consent of any other Person is required by Section 10.6(c), by each such other Person) together with payment to the Administrative Agent of a registration and processing fee of $3,500 (treating multiple, simultaneous assignments by or to two or more Related Funds as a single assignment) (except that no such registration and processing fee shall be payable (y) in connection with an assignment by or to any Agent or (z) in the case of an Assignee which is already a Lender or is an Affiliate or Related Fund of a Lender or a Person under common management with a Lender), the Administrative Agent shall (i) promptly accept such Assignment and Acceptance and (ii) on the effective date determined pursuant thereto record the information contained therein in the Register and give notice of such acceptance and recordation to the Borrower. On or prior to such effective date, the Borrower (and, the applicable Foreign Subsidiary Borrower, if any), at the Borrower’s own expense, upon request, shall execute and deliver to the Administrative Agent (in exchange for the Note of the assigning Lender) a new Note to the order of such Assignee in an amount equal to the Revolving Credit Commitment and/or Term Loan assumed or acquired by it pursuant to such Assignment and Acceptance and, if the Assignor has retained a Revolving Credit Commitment and/or Term Loan, upon request, a new Note to the order of the Assignor in an amount equal to the Revolving Credit Commitment retained by it hereunder. Such new Note or Notes shall be dated the Effective Date and shall otherwise be in the form of the Note or Notes replaced thereby.

(f) For avoidance of doubt, the parties to this Agreement acknowledge that the provisions of this Section concerning assignments of Loans and Notes relate only to absolute assignments and that such provisions do not prohibit assignments creating security interests in Loans and Notes, including, without limitation, any pledge or assignment by a Lender of any Loan or Note to any Federal Reserve Bank or other central bank in accordance with applicable law.

(g) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”), identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Loan that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Loan and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Loan, the Granting Lender shall be obligated to make such Loan pursuant to the terms hereof. The making of a Revolving Credit Loan by an SPC hereunder shall utilize the Revolving Credit Commitment of the Granting Lender to the same extent, and as if, such Revolving Credit Loan were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other indebtedness of any SPC, it will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any state thereof. In addition, notwithstanding anything to the contrary in this Section 10.6(g), any SPC may (A) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Loans to the Granting Lender, or with the prior written consent of the Borrower and the Administrative Agent (which consent shall not be unreasonably withheld) to any financial institutions providing liquidity and/or credit support to or for the account of such

SPC to support the funding or maintenance of Loans, and (B) disclose on a confidential basis any non-public information relating to its Loans to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC; provided that non-public information with respect to the Borrower may be disclosed only with the Borrower’s consent which will not be unreasonably withheld. This paragraph (g) may not be amended without the written consent of any SPC with Loans outstanding at the time of such proposed amendment.

(h) Notwithstanding anything else to the contrary contained in this Agreement, any Lender may assign and delegate all or a portion of its Term Loans to any Purchasing Borrower Party in accordance with this paragraph (which assignment and delegation will not constitute a prepayment of Loans for any purposes of this Agreement and the other Loan Documents); provided that:

(i) no Event of Default has occurred and is continuing or would result therefrom;

(ii) each Auction Purchase Offer shall be made to all Term Lenders of each applicable Class ratably and shall be conducted in accordance with the procedures, terms and conditions set forth in this paragraph and the definition of Auction;

(iii) the assigning Lender and Purchasing Borrower Party purchasing such Lender’s Term Loans, as applicable, shall execute and deliver to the Administrative Agent an Affiliated Lender Assignment and Assumption in lieu of an Assignment and Acceptance;

(iv) for the avoidance of doubt, the Lenders shall not be permitted to assign or delegate Revolving Credit Commitments or Revolving Credit Loans to a Purchasing Borrower Party;

(v) any Term Loans assigned and delegated to any Purchasing Borrower Party shall be automatically and permanently cancelled upon the effectiveness of such assignment and delegation and will thereafter no longer be outstanding for any purpose hereunder (it being understood and agreed that except as expressly set forth in any such definition, any gains or losses by any Purchasing Borrower Party upon purchase or acquisition and cancellation of such Term Loans shall not be taken into account in the calculation of Consolidated Net Income and Consolidated Adjusted EBITDA);

(vi) the Purchasing Borrower Party shall not have any MNPI that has not been disclosed to the assigning Lender (other than any such Lender that does not wish to receive MNPI) on or prior to the date of any initiation of an Auction by such Purchasing Borrower Party; and

(vii) unless otherwise agreed by all Revolving Credit Lenders, no Purchasing Borrower Party may use the proceeds from Revolving Credit Loans to purchase any Term Loans.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, no Purchasing Borrower Party holding any Term Loans shall have any right to (i) attend (including by telephone) any meeting or discussions (or portion thereof) among the Administrative Agent and/or the Lenders to which representatives of the Borrower and the Subsidiaries are not invited, (ii) receive any information or material prepared by the Administrative Agent, any other Agent or any Lender or any communication by or among the Administrative Agent, the Joint Lead Arrangers and/or the Lenders, except to the extent such information or materials have been made available to the Borrower, any Subsidiary or their respective representatives (and in any case, other than the right to receive notices of prepayments and other administrative notices in respect of its Loans required to be delivered to Lenders pursuant to Section 2) or (iii) make or bring (or participate in, other than as a passive participant in or recipient of its pro rata benefits of) any claim, in its capacity as a Lender, against any of the Administrative Agent, the Issuing Lender or any other Lender with respect to any duties or obligations or alleged duties or obligations of the Administrative Agent, the Issuing Lender or any Lender under this Agreement or any other Loan Document.

Furthermore, notwithstanding anything in Section 10.6 or the definition of the term “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders or any other requisite Class vote required by this Agreement have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of this Agreement or any other Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to this Agreement or any other Loan Document or (iii) directed or required the Administrative Agent, the Issuing Lender or any Lender to undertake any action (or refrain from taking any action) with respect to or under this Agreement or any other Loan Document, all Term Loans held by any Purchasing Borrower Party holding any Term Loans shall be deemed to be not outstanding for all purposes of calculating whether the Required Lenders or the requisite vote of any Class of Lenders have taken any actions.

10.7. Adjustments; Set-off. (a) Except to the extent that this Agreement provides for payments to be allocated to a particular Lender, if any Lender (a “Benefitted Lender”) shall at any time receive any payment of all or part of the Obligations owing to it, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Section 8(f), or otherwise), in a greater proportion than any such payment to or collateral received by any other Lender, if any, in respect of such other Lender’s Obligations, such Benefitted Lender shall purchase for cash from the other Lenders a participating interest in such portion of each such other Lender’s Obligations, or shall provide such other Lenders with the benefits of any such collateral, as shall be necessary to cause such Benefitted Lender to share the excess payment or benefits of such collateral ratably with each of the Lenders; provided, however, that if all or any portion of such excess payment or benefits is thereafter recovered from such Benefitted Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest; provided further, that to the extent prohibited by applicable law as described in the definition of “Excluded Swap Obligation”, no amounts received from, or set off with respect to, any Subsidiary Guarantor shall be applied to any Excluded Swap Obligations of such Subsidiary Guarantor.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to the Borrower, any such notice being expressly waived by the Borrower to the extent permitted by applicable law, upon any amount becoming due and payable by the Borrower hereunder (whether at the stated maturity, by acceleration or otherwise), to set off and appropriate and apply against such amount any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by such Lender or any branch or agency thereof to or for the credit or the account of the Borrower. Each Lender agrees promptly to notify the Borrower and the Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.8. Counterparts. This Agreement may be executed by one or more of the parties to this Agreement on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument. Delivery of an executed counterpart of a signature page of (x) this Agreement, (y) any other Loan Document and/or (z) any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Agreement, any other Loan Document and/or the transactions contemplated hereby and/or thereby (each an “Ancillary Document”) that is an Electronic Signature transmitted by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page shall be effective as delivery of a manually executed counterpart of this Agreement, such other Loan Document or such Ancillary Document, as applicable. The words “execution,” “signed,” “signature,” “delivery,” and words of like import in or relating to this Agreement, any other Loan Document and/or any Ancillary Document shall be deemed to include Electronic Signatures, deliveries or the keeping of records in any electronic form (including deliveries by emailed pdf. or any other electronic means that reproduces an image of an actual executed signature page), each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be.

10.9. Severability. Any provision of this Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

10.10. Integration. This Agreement and the other Loan Documents represent the entire agreement of the Borrower, the Agents and the Lenders with respect to the subject matter hereof and thereof, and there are no promises, undertakings, representations or warranties by the Agents or any Lender relative to subject matter hereof not expressly set forth or referred to herein or in the other Loan Documents.

10.11. GOVERNING LAW. THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED AND INTERPRETED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK.

10.12. Submission To Jurisdiction; Waivers. Each of the parties hereto hereby irrevocably and unconditionally:

(a) submits for itself and its Property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the exclusive jurisdiction of the United States of America for the Southern District of New York sitting in the Borough of Manhattan (or if such court lacks subject matter jurisdiction, the Supreme Court of the State of New York sitting in the Borough of Manhattan), and appellate courts from any thereof;

(b) consents that any such action or proceeding may be brought in such courts and waives any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient court and agrees not to plead or claim the same;

(c) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the applicable Person at its address set forth in Section 10.2 or at such other address of which the Administrative Agent shall have been notified pursuant thereto;

(d) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law; and

(e) waives, to the maximum extent not prohibited by law, any right it may have to claim or recover in any legal action or proceeding referred to in this Section any special, exemplary, punitive or consequential damages.

10.13. Acknowledgments. The Borrower hereby acknowledges that:

(a) it has been advised by counsel in the negotiation, execution and delivery of this Agreement and the other Loan Documents;

(b) neither the Agents nor any Lender has any fiduciary relationship with or duty to the Borrower arising out of or in connection with this Agreement or any of the other Loan Documents, and the relationship between the Agents and the Lenders, on one hand, and the Borrowers, on the other hand, in connection herewith or therewith is solely that of debtor and creditor;

(c) no joint venture is created hereby or by the other Loan Documents or otherwise exists by virtue of the transactions contemplated hereby among the Agents and the Lenders or among the Borrower and the Lenders;

(d) the credit facilities provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s-length commercial transaction between the Borrower and the other Loan Parties, on the one hand, and the Agents, the Lenders and the other Secured Parties on the other hand, and the Borrower and the other Loan Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); and

(e) the Agents and their Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, the other Loan Parties and their respective Affiliates, shareholders, creditors or employees or any other Person, and neither the Administrative Agent nor any other Agent has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship.

10.14. Confidentiality; Public Disclosure. (a) Each of the Agents and the Lenders agrees to keep confidential all non-public information provided to it by any Loan Party pursuant to this Agreement that is designated by such Loan Party as confidential; provided that nothing herein shall prevent any Agent or any Lender from disclosing any such information (i) to any Agent, any other Lender or any Affiliate of any thereof, (ii) to any Participant or Assignee or any other assignee hereto pursuant to Section 10.6(f) (each, a “Transferee”) or prospective Transferee that agrees to comply with the provisions of this Section or substantially equivalent provisions, (iii) to any of its or its Affiliates’ employees, directors, agents, attorneys, accountants and other professional advisors, (iv) to any financial institution that is a direct or indirect contractual counterparty in swap agreements or such contractual counterparty’s professional advisor (so long as such contractual counterparty or professional advisor to such contractual counterparty agrees to be bound by the provisions of this Section), (v) upon the request or demand of any Governmental Authority having jurisdiction over it, (vi) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (vii) in connection with any litigation or similar proceeding, (viii) that has been publicly disclosed other than in breach of this Section, (ix) to the National Association of Insurance Commissioners or any similar organization or any nationally recognized rating agency that requires access to information about a Lender’s investment portfolio in connection with ratings issued with respect to such Lender or (x) in connection with the exercise of any remedy hereunder or under any other Loan Document.

(b) None of the Loan Parties shall issue any press release or other public disclosure (other than any filing required to be made with the SEC) using the name of any of the Lenders or any Affiliate of a Lender in connection with this transaction without both (i) providing any such Lender with at least two Business Days’ prior notice and (ii) obtaining the Lender’s or such Lender’s Affiliate’s prior written consent. Nothing in the immediately preceding sentence shall prevent any disclosure of the name of any Lender or of any Affiliate of such Lender to the extent (and only to the extent) required by any Requirement of Law, provided that, the person or entity making such disclosure shall nonetheless consult with the affected Lender or the relevant Affiliate of such Lender prior to issuing such press release or other public disclosure.

(c) Notwithstanding the foregoing, the Lenders and their Affiliates shall have the right to (i) list and exhibit the Borrower’s name and logo, as provided by the Borrower from time to time, and describe the transaction that is the subject of this Agreement in their marketing materials and (ii) post such information, including, without limitation, a customary “tombstone,” on their web site.

10.15. Release of Collateral Security and Guarantee Obligations. (a) Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon request of the Borrower in connection with any Disposition of Property permitted by the Loan Documents or consented to in accordance with Section 10.1, the Administrative Agent shall

(without notice to, or vote or consent of, any Lender, any Affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in any Collateral being Disposed of in such Disposition and to release any guarantee obligations under any Loan Document of any Person being Disposed of in such Disposition are complied with in connection therewith, to the extent necessary to permit consummation of such Disposition or substitutions in accordance with the Loan Documents.

(b) Notwithstanding anything to the contrary contained herein or any other Loan Document, when all Obligations (other than obligations in respect of any Specified Hedge Agreement) have been paid in full, all Revolving Credit Commitments have terminated or expired and no Letter of Credit shall be outstanding, upon request of the Borrower, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, any Affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in all Collateral, and to release all guarantee obligations under any Loan Document, whether or not on the date of such release there may be outstanding Obligations in respect of Specified Hedge Agreements. Any such release of guarantee obligations shall be deemed subject to the provision that such guarantee obligations shall be reinstated if after such release any portion of any payment in respect of the Obligations guaranteed thereby shall be rescinded or must otherwise be restored or returned upon the insolvency, bankruptcy, dissolution, liquidation or reorganization of the Borrower or any Subsidiary Guarantor or any Foreign Subsidiary Borrower, or upon or as a result of the appointment of a receiver, intervenor or conservator of, or trustee or similar officer for, the Borrower or any Subsidiary Guarantor or any Foreign Subsidiary Borrower or any substantial part of its property, or otherwise, all as though such payment had not been made.

(c) Notwithstanding anything to the contrary contained herein or any other Loan Document, effective as of the Effective Date, the Administrative Agent shall (without notice to, or vote or consent of, any Lender, any Affiliate of any Lender that is a party to any Specified Hedge Agreement) take such actions as shall be required to release its security interest in all Collateral of the entities set forth on Schedule 7.5, and to release all guarantee obligations of the entities set forth on Schedule 7.5 under any Loan Document.

10.16. Accounting Changes. In the event that any “Accounting Change” (as defined below) shall occur and such change results in a change in the method of calculation of financial covenants, standards or terms in this Agreement, then the Borrower and the Administrative Agent agree to enter into negotiations in order to amend such provisions of this Agreement so as to equitably reflect such Accounting Changes with the desired result that the criteria for evaluating the Borrower’s financial condition shall be the same after such Accounting Changes as if such Accounting Changes had not been made. Until such time as such an amendment shall have been executed and delivered by the Borrower, the Administrative Agent and the Required Lenders, all financial covenants, standards and terms in this Agreement shall continue to be calculated or construed as if such Accounting Changes had not occurred. “Accounting Changes” refers to changes in accounting principles required by the promulgation of any rule, regulation, pronouncement or opinion by the Financial Accounting Standards Board of the American Institute of Certified Public Accountants or, if applicable, the SEC.

10.17. [Reserved].

10.18. WAIVERS OF JURY TRIAL. THE BORROWER, THE AGENTS AND THE LENDERS HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVE TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AND FOR ANY COUNTERCLAIM THEREIN.

10.19. Effect of Amendment and Restatement. Upon the Effective Date, this Agreement shall amend, and restate as amended, the Existing Credit Agreement, but shall not constitute a novation thereof. The Existing Credit Agreement as amended and restated hereby shall be deemed to be a continuing agreement among the parties, and all documents, instruments and agreements delivered pursuant to or in connection with the Existing Credit Agreement not amended and restated in connection with the entry of the parties into this Agreement shall remain in full force and effect, each in accordance with its terms, as of the date of delivery or such other date as contemplated by such document, instrument or agreement to the same extent as if the modifications to the Existing Credit Agreement contained herein were set forth in an amendment to the Existing Credit Agreement in a customary form, unless such document, instrument or agreement has otherwise been terminated or has expired in accordance with or pursuant to the terms of this Agreement, the Existing Credit Agreement or such document, instrument or agreement or as otherwise agreed by the required parties hereto or thereto.

10.20. Judgment Currency. (a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum due hereunder or under any other Loan Document in one currency into another currency, the rate of exchange used shall be that which, in accordance with normal, reasonable banking procedures, the Administrative Agent could purchase the first currency with such other currency in New York on the Business Day preceding that on which final judgment is given.

(b) The Obligations of the Loan Parties in respect of any sum due to the Administrative Agent or any Lender hereunder or under any other Loan Document shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than that in which such sum is denominated in accordance with this Agreement (the “Agreement Currency”), be discharged only to the extent that on the Business Day following receipt by the Administrative Agent of any sum adjudged to be so due in the Judgment Currency, the Administrative Agent may, in accordance with normal, reasonable banking procedures, purchase the Agreement Currency with the Judgment Currency. If the amount of the Agreement Currency so purchased is less than the sum originally due, in the Agreement Currency, the Borrower agrees, to the fullest extent that it may effectively do so, as a separate obligation and notwithstanding any such judgment, to indemnify the Administrative Agent or the Person to whom such Obligation was owing against such loss. If the amount in the Agreement Currency so purchased is greater than the sum originally due, the Administrative Agent agrees to return the amount of any excess to the Borrower (or to any other Person who may be entitled thereto under applicable law).

10.21. Foreign Subsidiary Borrowers. (a) If at any time the Borrower intends to designate a Foreign Subsidiary as a Foreign Subsidiary Borrower the Borrower shall, upon not less than 15 Business Days’ prior notice, deliver to the Administrative Agent a designation letter duly executed by the Borrower and such respective Foreign Subsidiary which shall designate such Foreign Subsidiary as a Foreign Subsidiary Borrower for purposes of this Agreement.

The Administrative Agent shall promptly notify each Revolving Credit Lender of each such designation by the Borrower and the identity of the respective Foreign Subsidiary. If the Borrower shall so designate a Foreign Subsidiary Borrower, any Revolving Credit Lender may, with notice to the Administrative Agent and the Borrower, fulfill its Revolving Credit Commitment by causing an Affiliate of such Revolving Credit Lender to act as the Revolving Credit Lender in respect of such Foreign Subsidiary Borrower.

(b) As soon as practicable after receiving notice from the Administrative Agent of the Borrower’s intent to designate a Foreign Subsidiary as a Foreign Subsidiary Borrower, and in any event at least 10 Business Days prior to the delivery of the definitive documentation set forth in Section 5.4, any Revolving Credit Lender that may not legally lend to, establish credit for the account of and/or do any business whatsoever with such designated Foreign Subsidiary Borrower directly or through an Affiliate of such Revolving Credit Lender as provided in the immediately preceding paragraph (a “Protesting Bank”) shall so notify the Borrower and the Administrative Agent in writing. With respect to each Protesting Bank, the Borrower shall, effective on or before the date that such designated Foreign Subsidiary Borrower shall have the right to borrow hereunder, (A) notify the Administrative Agent and such Protesting Bank of the replacement of such Protesting Bank to assume the Revolving Credit Commitments and the obligations of such Protesting Bank; provided, that such assumption shall be consummated in accordance with the terms and conditions of Section 2.18, (B) notify the Administrative Agent and such Protesting Bank that the Revolving Credit Commitments of such Protesting Bank shall be terminated; provided that such Protesting Bank shall have received payment of an amount equal to the outstanding principal of its Revolving Credit Loans and participations in Letters of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), or (C) cancel its request to designate such Foreign Subsidiary as a Foreign Subsidiary Borrower hereunder.

(c) Without limiting Section 10.2, each Foreign Subsidiary Borrower hereby irrevocably designates, appoints, authorizes and empowers the Borrower (the “Process Agent”), as its agent to receive on behalf of itself and its property, service of copies of the summons and complaint and any other process delivered pursuant to Section 10.2 which may be served in any suit, action or proceeding brought in accordance with Sections 10.11 and 10.12. Such service may be made by delivering a copy of such process to such Foreign Subsidiary Borrower in care of the Process Agent in accordance with Section 10.2, and each Foreign Subsidiary Borrower hereby authorizes and directs the Process Agent to accept such service on its behalf. The appointment of the Process Agent shall be irrevocable until the appointment of a successor Process Agent. Each Foreign Subsidiary Borrower further agrees to promptly appoint a successor Process Agent in the United States (which shall accept such appointment in form and substance satisfactory to the Administrative Agent) prior to the termination for any reason of the appointment of the initial Process Agent. Nothing contained herein shall affect the right of any party hereto to serve process in any manner permitted by law, or limit any right that any party hereto may have to bring proceedings against any other party hereto in the courts of any jurisdiction or to enforce in any lawful manner a judgment obtained in one jurisdiction in any other jurisdiction. So long as the Borrower is the agent of the Foreign Subsidiary Borrowers for services of process, the Borrower must maintain a place of business in the United States for service of process and shall promptly notify the Administrative Agent of any change in the address of such location.

(d) To the extent any Foreign Subsidiary Borrower has or from time to time may acquire any immunity from any legal action, suit or proceeding, from jurisdiction of any court or from set-off or any legal process (whether service or notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) with respect to itself or any of its property, such Foreign Subsidiary Borrower hereby irrevocably waives and agrees not to plead or claim such immunity in respect of its obligations under this Agreement and the other Loan Documents.

10.22. Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a) the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b) the effects of any Bail-In Action on any such liability, including, if applicable:

(i) a reduction in full or in part or cancellation of any such liability;

(ii) a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent entity, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii) the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

10.23. Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person becomes a Lender party hereto, and (y) covenants, from the date such Person becomes a Lender party hereto, to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each other Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of 29 CFR § 2510.3-101, as modified by Section 3(42) of ERISA) of one or more Benefit Plans in connection with the Loans, the Letters of Credit or the Commitments,

(ii) the transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Loans, the Letters of Credit, the Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84-14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Administrative Agent, in its sole discretion, and such Lender.

(b) In addition, unless sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or such Lender has not provided another representation, warranty and covenant as provided in sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person becomes a Lender party hereto, and (y) covenants, from the date such Person becomes a Lender party hereto, to the date such Person ceases being a Lender party hereto, for the benefit of, the Administrative Agent and each other Agent and their respective Affiliates, and not, for the avoidance of doubt, to or for the benefit of the Borrower or any other Loan Party that none of the Administrative Agent, nor any other Agent nor any of their respective Affiliates is a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Loans, the Letters of Credit, the Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Administrative Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

(c) The Administrative Agent and each other Agent hereby informs the Lenders that each such Person is not undertaking to provide impartial investment advice, or to give advice in a fiduciary capacity, in connection with the transactions contemplated hereby, and that such Person has a financial interest in the transactions contemplated hereby in that such Person or an Affiliate thereof (i) may receive interest or other payments with respect to the Loans, the Letters of Credit, the Commitments and this Agreement, (ii) may recognize a gain if it extended the Loans, the Letters of Credit or the Commitments for an amount less than the amount being paid for an interest in the Loans, the Letters of Credit or the Commitments by such Lender or (iii) may receive fees or other payments in connection with the transactions contemplated hereby, the Loan Documents or otherwise, including structuring fees, commitment fees, arrangement fees, facility fees, upfront fees, underwriting fees, ticking fees, agency fees, administrative agent or collateral agent fees, utilization fees, minimum usage fees, letter of credit fees, fronting fees, deal-away or alternate transaction fees, amendment fees, processing fees, term out premiums, banker’s acceptance fees, breakage or other early termination fees or fees similar to the foregoing.

10.24. Acknowledgement Regarding Any Supported QFCs. To the extent that the Loan Documents provide support, through a guarantee or otherwise, for Hedge Agreements or any other agreement or instrument that is a QFC (such support “QFC Credit Support” and each such QFC a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, Default Rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

10.25. Amendment and Restatement. On the Effective Date, (i) any new Revolving Credit Lender, and any Existing Revolving Credit Lender whose Aggregate Exposure Percentage with respect to its Revolving Credit Commitments has increased, shall pay to the Administrative Agent such amounts as are necessary to fund its new or increased Aggregate Exposure Percentage with respect to its Revolving Credit Commitments of all Existing Revolving Credit Loans, and (ii) the Administrative Agent will use the proceeds thereof to pay all Existing Revolving Credit Lenders whose Aggregate Exposure Percentage is decreasing such amounts as are necessary so that each Revolving Credit Lender’s share of all Revolving Credit Loans will be equal to its adjusted Aggregate Exposure Percentage with respect to Revolving Credit Loans.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their proper and duly authorized officers as of the day and year first above written.

SBA SENIOR FINANCE II LLC

By:	/s/ David Sams
Name: David Sams
Title: Vice President

[Signature Page to Credit Agreement]

TORONTO DOMINION (TEXAS) LLC, as Administrative Agent

By:	/s/ Ronald Davis
Name: Ronald Davis
Title: Authorized Signatory

[Signature Page to Credit Agreement]

The Toronto-Dominion Bank, New York Branch, as a Lender

By:	/s/ Justin Robinson
Name: Justin Robinson
Title: Authorized Signatory

The Toronto-Dominion Bank, New York Branch, as Issuing Lender

By:	/s/ Justin Robinson
Name: Justin Robinson
Title: Authorized Signatory

[Signature Page to Credit Agreement]

Mizuho Bank, Ltd., as a Lender

By:	/s/ Tracy Rahn
Name: Tracy Rahn
Title: Executive Director

BARCLAYS BANK PLC, as a Lender

By:	/s/ Sean Duggan
Name: Sean Duggan
Title: Director

Citibank N.A., as a Lender

By:	/s/ Keith Lukasavich
Name: Keith Lukasavich
Title: Vice President & Managing Director

GOLDMAN SACHS BANK USA

By:	/s/ Thomas Manning
Name: Thomas Manning
Title: Authorized Signatory

GOLDMAN SACHS LENDING PARTNERS

By:	/s/ Thomas Manning
Name: Thomas Manning
Title: Authorized Signatory

JPMORGAN CHASE BANK, N.A., as a Lender

By:	/s/ Melanie George
Name: Melanie George
Title: Vice President

[Signature Page to Credit Agreement]

Wells Fargo Bank, NA., as a Lender

By:	/s/ Gambo Audu
Name: Gambo Audu
Title: Vice President

[Signature Page to Credit Agreement]

Schedule 1.3

[On file with the Administrative Agent]

SCHEDULE 2.1

COMMITMENTS

Term Commitments

Lender	Term Commitment
Lenders on file with the Administrative Agent.
TOTAL	$2,300,000,000

Revolving Credit Commitments

Lender	Revolving Credit Commitment
The Toronto-Dominion Bank, New York Branch	$250,000,000
Mizuho Bank, Ltd.	$250,000,000
Barclays Bank PLC	$250,000,000
Citibank N.A.	$250,000,000
Goldman Sachs Bank USA	$150,000,000
Goldman Sachs Lending Partners	$100,000,000
JPMorgan Chase Bank, N.A.	$250,000,000
Wells Fargo Bank, NA	$250,000,000
TOTAL	$1,750,000,000

Exhibit M

FORM OF PRICING CERTIFICATE

Pursuant to Section 1.3 of the Third Amended and Restated Credit Agreement, dated as of January 25, 2024 (as amended, supplemented or otherwise modified from time to time prior to the date hereof, the “Credit Agreement”), among SBA Senior Finance II LLC, as the borrower, the several banks and other financial institutions or entities from time to time parties thereto and Toronto Dominion (Texas) LLC, as the administrative agent, the undersigned hereby delivers this Pricing Certificate. Capitalized terms used but not defined in this Pricing Certificate shall have the meanings ascribed to such terms in the Credit Agreement. The undersigned hereby certifies (in their official, and not individual, capacity) that:

1. The Applicable Margin currently applicable to Revolving Credit Loans and the Commitment Fee Rate, before giving effect any Sustainability Margin Adjustment or Sustainability Commitment Fee Adjustment, are as follows:

Pricing Level	Pricing Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans	Applicable Margin for Commitment Fee Rate
[ __ ]	[ __ ]	[ __ ]%	[ __ ]%	[ __ ]%

2. The following adjustments have been made to the Converted Towers Target and the Converted Towers Threshold and the REC Target and REC Threshold pursuant to Section 1.3(h) of the Credit Agreement for each of the following calendar years:

Calendar Year Ending	KPI Metric 1 Adjustment	KPI Metric 2 Adjustment
2024	([___]) Towers	([___]) RECs
2025	(0) Towers	(0) RECs
2026	(0) Towers	(0) RECs
2027	(0) Towers	(0) RECs
2028	(0) Towers	(0) RECs

The cumulative adjustments to the Converted Towers Target and the Converted Towers Threshold for this calendar year pursuant to Section 1.3(h) of the Credit Agreement are [___].

The cumulative adjustments to the REC Target and the REC Threshold for this calendar year are pursuant to Section 1.3(h) of the Credit Agreement are [___].

3. The number of Converted Towers as of the last day of the calendar year most recently ended was [    ]. The number of RECs as of the last day of the calendar year most recently ended was [    ].

4. The Sustainability Margin Adjustment and the Sustainability Commitment Fee Adjustment, as derived from the Sustainability Table, to be effective on the next Sustainability Pricing Adjustment Date following the date of this Pricing Certificate, are as follows:

Sustainability Margin Adjustment:	[ __	]%
Sustainability Commitment Fee Adjustment:	[ __	]%

5. After giving effect to the Sustainability Margin Adjustment and the Sustainability Commitment Fee Adjustment, the Applicable Margin applicable to Revolving Credit Loans and the Commitment Fee Rate to be effective on the next Sustainability Pricing Adjustment Date following the date of this Pricing Certificate are as follows:

Pricing Level	Pricing Ratio	Applicable Margin for Eurodollar Loans	Applicable Margin for Base Rate Loans	Applicable Margin for Commitment Fee Rate

[ __ ]	[ __ ]	[ __ ]%	[ __ ]%	[ __ ]%

6. The undersigned is not aware of any Pricing Certificate Inaccuracy or other material modification that should be made to the attached computations in order for them to be presented in all material respects in conformity with the applicable standards for such computations required by the Credit Agreement.

SBA SENIOR FINANCE II LLC

By:
Name:
Title: